     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000

                                                    REGISTRATION NO. 333-
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRONT RANGE CAPITAL CORPORATION                      FRONT RANGE CAPITAL TRUST I
                 (Name of Small Business Issuer in its Charter)

      COLORADO               6712            84-0970160          DELAWARE             6712            51-6517364
      (State of       (Primary Standard   (I.R.S. Employer      (State of      (Primary Standard   (I.R.S. Employer
  incorporation or        Industrial       Identification    incorporation or      Industrial       Identification
    organization)       Classification        Number)         organization)      Classification        Number)
                             Code                                                     Code
                           Number)                                                  Number)

                  1020 CENTURY DRIVE                                     1020 CENTURY DRIVE
                      SUITE 202                                              SUITE 202
              LOUISVILLE, COLORADO 80027                             LOUISVILLE, COLORADO 80027
                    (303) 926-0300                                         (303) 926-0300
      (Address and telephone number of principal             (Address and telephone number of principal
  executive offices and principal place of business)     executive offices and principal place of business)
                ---------------------                                  ---------------------

                               ROBERT L. BEAUPREZ
                           CHAIRMAN OF THE BOARD AND
                                   PRESIDENT
                               1020 CENTURY DRIVE
                                   SUITE 202
                           LOUISVILLE, COLORADO 80027
           (Name, address and telephone number of agent for service)
                             ---------------------

                                   Copies to:

              WILLIAM T. LUEDKE IV, ESQ.                               HERBERT H. DAVIS, ESQ.
            BRACEWELL & PATTERSON, L.L.P.                          ROTHGERBER JOHNSON & LYONS LLP
           2900 SOUTH TOWER PENNZOIL PLACE                          1200 17TH STREET, SUITE 3000
              HOUSTON, TEXAS 77002-2781                             DENVER, COLORADO 80202-5839
                    (713) 223-2900                                         (303) 623-9000

                             ---------------------
     APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                                  PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE        PROPOSED MAXIMUM          AGGREGATE              AMOUNT OF
         TO BE REGISTERED               REGISTERED          OFFERING PRICE         OFFERING PRICE      REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------
  % Trust Preferred Securities of         600,000               $25.00              $15,000,000               $3,960
  Front Range Capital Trust I......
----------------------------------------------------------------------------------------------------------------------------
  % Junior Subordinated Debentures          (2)
  of Front Range Capital
  Corporation......................
----------------------------------------------------------------------------------------------------------------------------
Guarantee of Trust Preferred                (3)
  Securities.......................
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) The registration fee is calculated in accordance with Rule 457(a), (i) and
    (n).

(2) The Debentures will be purchased by Front Range Capital Trust I with the proceeds from the sale of the Trust Preferred Securities of Front Range Capital Trust I upon its dissolution.

(3) This Registration Statement is deemed to cover the Debentures of Front Range Capital Corporation, the rights of holders of Debentures of Front Range Capital Corporation under the Indenture, and the rights of holders of the Trust Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Front Range Capital Corporation.
                             ---------------------
     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer to sell is not permitted.

                   SUBJECT TO COMPLETION DATED JUNE 23, 2000

                       600,000 TRUST PREFERRED SECURITIES

                          FRONT RANGE CAPITAL TRUST I
                      % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
              FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY

                        FRONT RANGE CAPITAL CORPORATION

     The trust preferred securities represent undivided beneficial interests in the assets of Front Range Capital Trust I. The trust will invest the proceeds of
this offering of trust preferred securities in the   % junior subordinated
debentures of Front Range Capital Corporation.

     For each of the trust preferred securities that you own, you are entitled
to receive cumulative cash distributions at an annual rate of   % on March 31,
June 30, September 30 and December 31 of each year, beginning September 30, 2000, from payments on the debentures. Payment of distributions may be deferred at any time for up to 20 consecutive quarters. The trust preferred securities are effectively subordinated to all senior and subordinated indebtedness of Front Range Capital Corporation and its subsidiaries. The debentures mature and
the trust preferred securities must be redeemed on             , 2030. The trust
may redeem the trust preferred securities, at a redemption price of $25 per trust preferred security plus accumulated and unpaid distributions, at any time
on or after             , 2005, or earlier under certain circumstances.

     We will apply for listing of the trust preferred securities on the American
Stock Exchange under the trading symbol "          ."

      WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7, WHERE WE DESCRIBE SPECIFIC RISKS RELATED TO AN INVESTMENT IN THE TRUST PREFERRED SECURITIES AND RISKS RELATING TO FRONT RANGE CAPITAL CORPORATION, ALONG WITH THE REMAINDER OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     THE TRUST PREFERRED SECURITIES AND THE DEBENTURES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                              PER TRUST
                                                          PREFERRED SECURITY      TOTAL
                                                          ------------------   -----------
Public offering price...................................        $25.00         $15,000,000
Underwriting fees to be paid by Front Range Capital
  Corporation...........................................        $0.875         $   525,000
Proceeds to the trust...................................        $25.00         $15,000,000

     The underwriters have entered into a firm commitment underwriting agreement with Front Range Capital Corporation and Front Range Capital Trust I, which means that all of the trust preferred securities will be purchased by the underwriters, if any are.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                HOEFER & ARNETT
                                  INCORPORATED
                                           , 2000

                    [INSERT MAP OF BANKING CENTER LOCATIONS]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Summary Consolidated Financial Data.........................    5
Risk Factors................................................    7
Forward-Looking Information.................................   13
Use of Proceeds.............................................   14
Accounting Treatment........................................   15
Capitalization..............................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   35
Management..................................................   38
Interests of Management and Others in Certain
  Transactions..............................................   42
Beneficial Ownership of Common Stock by Management and
  Principal Stockholders....................................   43
Supervision and Regulation..................................   44
Description of the Trust....................................   51
Description of the Trust Preferred Securities...............   52
Description of the Debentures...............................   63
Book-Entry Issuance.........................................   71
Description of the Guarantee................................   72
Relationship Among the Trust Preferred Securities, the
  Debentures and the Guarantee..............................   75
Federal Income Tax Consequences.............................   76
ERISA Considerations........................................   79
Underwriting................................................   80
Legal Matters...............................................   81
Experts.....................................................   81
Where You Can Find Information..............................   81
Index to Financial Statements...............................  F-1

     You should rely only on the information contained in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and our underwriters are not, making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

                                    SUMMARY

     The items in the following summary are described in more detail later in this prospectus. Therefore, you should also read the more detailed information appearing elsewhere in this prospectus and in our financial statements, together with the notes thereto.

                        FRONT RANGE CAPITAL CORPORATION

     We are a bank holding company headquartered in Louisville, Colorado, which is located in the Denver-Boulder metropolitan area. Through our subsidiary, Heritage Bank, we conduct business from 11 full-service banking branches located throughout the greater Denver-Boulder metropolitan area, giving us a substantial presence in the communities along Colorado's primary business corridor. We are not currently a publicly traded company, although as a part of this offering, we will apply to list the trust preferred securities for trading on the American
Stock Exchange under the symbol "          ."

     We operate under a community banking philosophy. We seek to develop broad customer relationships based on responsive, individualized service provided by our experienced officers and staff. We offer our customers, including local residents and small to medium-sized businesses, a variety of traditional loan and deposit products from our attractive, convenient locations.

     We began operations in 1985 when we acquired the predecessor of Heritage Bank, which was chartered in 1973. As part of our strategy to capitalize on the economic and population growth in the Denver-Boulder market, we have opened and expanded a number of new banking branches in our market, including six new branches over the past two years. As a result of our internal growth, our assets have increased from $5.6 million at the end of 1990 to $186.6 million at March 31, 2000. During that same time period, our deposits have increased from $4.9 million to $149.6 million.

     In addition to significant growth, our operating performance has been characterized by a strong net interest margin, improving earnings and sound asset quality. Despite the cost of overhead associated with our growth, net income increased by 165.0% from year-end 1998 to year-end 1999. Our net interest margins for the three months ended March 31, 2000 and the year ended December 31, 1999 were 6.04% and 6.30%, respectively. At the same time, we have maintained sound asset quality as represented by our 0.10% ratio of nonperforming assets to total loans and other real estate owned at March 31, 2000.

     We believe that our strong community ties, reputation for service, expanding presence and experienced personnel allow us to combine responsive community banking with quality products and services, and give us a competitive advantage in our market area with excellent opportunities for future growth and business development.

     Our executive offices are located at 1020 Century Drive, Suite 202, Louisville, Colorado 80027. Our telephone number is (303) 926-0300.

BUSINESS STRATEGY

     Our business strategy primarily consists of our continued focus on the following:

     - Emphasizing community banking relationships and a strong customer service culture;

     - Expanding market share and increasing efficiency through internal growth;

     - Enhancing the use of technology to provide competitive products and service; and

     - Maintaining strong asset quality.

                          FRONT RANGE CAPITAL TRUST I

     The trust, which is the issuer of the trust preferred securities, is a Delaware business trust. Upon issuance of the trust preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding trust preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists for the sole purposes of:

     - issuing the trust preferred securities to the public for cash;

     - issuing the common securities to us;

     - investing the proceeds from the sale of the trust preferred and common
       securities in an equivalent amount of   % junior subordinated debentures
       due             , 2030 issued by us; and

     - engaging in other activities that are incidental to those listed above.

     The trust's address is 1020 Century Drive, Suite 202, Louisville, Colorado 80027. Its telephone number is (303) 926-0300.

                                  THE OFFERING

Trust preferred securities
  issuer...................  Front Range Capital Trust I

Securities that are being
  offered..................  The trust is offering 600,000 trust preferred securities, which represent undivided beneficial interests in the assets of the trust. Those assets will consist solely of the debentures and interest paid on the debentures. The trust will sell the trust preferred securities to the public for cash. The trust will use that cash to buy debentures from us.

Offering price.............  $25 per trust preferred security.

Payment of distributions...  If you purchase the trust preferred securities, you are entitled to receive cumulative cash
                             distributions at an   % annual rate. Distributions
                             will accumulate from the date the trust issues the trust preferred securities and will be paid quarterly on March 31, June 30, September 30 and December 31 of each year beginning September 30, 2000. The record date for distributions on the trust preferred securities will be the business day prior to the distribution date. Please note that the trust may defer the payment of cash distributions, as more fully described below.

We have the option to defer
  the interest payments....  The trust will rely solely on payments made by us on the debentures to pay distributions on the trust preferred securities. So long as no event of default under the indenture, executed by us and the indenture trustee, has occurred and is continuing, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive
                             quarters, but not beyond           , 2030. If we
                             defer interest payments on the debentures:

                             - the trust will also defer distributions on the
                               trust preferred securities;

                             - distributions you are entitled to will
                               accumulate; and

                             - these accumulated distributions will accumulate
                               additional distributions at an annual rate of   %
                               compounded quarterly.

                             At the end of any deferral period, we will pay to the trust all accrued and unpaid amounts on the debentures. The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if
  distributions on the
  trust preferred
  securities are
  deferred.................  If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for United States federal income tax purposes in advance of receiving these amounts for as long as the debentures remain outstanding, even if you are a cash basis taxpayer.

Maturity...................  The debentures will mature and the trust preferred
                             securities must be redeemed on             , 2030.
                             We have the option, however, to shorten the maturity date to a date not earlier than
                                         , 2005. We will not shorten the
                             maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), if required.

Redemption of the trust
  preferred securities is
  possible.................  The trust must redeem the trust preferred securities when the debentures are paid at maturity or upon any earlier redemption of the debentures. We may redeem all or part of the debentures on or
                             after             , 2005. In addition, we may
                             redeem, at any time, all of the debentures if:

                             - the interest we pay on the debentures is no
                               longer deductible by us for federal tax purposes or the trust becomes subject to federal income tax;

                             - there is a change in the Investment Company Act
                               of 1940 that requires the trust to register under that law; or

                             - there is a change in the capital adequacy
                               guidelines of the Federal Reserve that prevents or inhibits our ability to count a portion of the trust preferred securities as Tier 1 capital.

                             Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if required. If the trust preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per trust preferred security plus any accumulated and unpaid distributions up to the date of redemption.

How the securities will
  rank in right of payment.  Our obligations under the trust preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                             - The trust will pay distributions on the trust
                               preferred securities and the common securities pro rata. However, if we default with respect to the debentures, then no distributions on the common securities will be paid until all accumulated and unpaid distributions on the trust preferred securities have been paid;

                             - our obligations under the debentures and the
                               guarantee will rank junior in priority to our existing and future senior and other subordinated indebtedness; and

                             - because we are a holding company, the debentures
                               and the guarantee will effectively be
                               subordinated to all existing and future
                               liabilities of our subsidiaries.

We may distribute the
  debentures directly to
  you......................  We may, at any time, dissolve the trust and distribute the debentures to you in exchange for your trust preferred securities, subject to the prior approval of the Federal Reserve, if required. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

Our guarantee of payment...  We guarantee that the trust will use its assets to pay the distributions on the trust preferred securities. However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. In this event, your remedy is to initiate a legal proceeding directly against us for enforcement of payments under the debentures.

Voting rights of the trust
  preferred securities.....  Except in limited circumstances, holders of the trust preferred securities will have no voting rights.

American Stock Exchange
  symbol...................  "          "

Book-entry.................  The trust preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for the trust preferred securities.

Use of proceeds............  We plan to use the net proceeds from the sale of the trust preferred securities for debt repayment, general corporate purposes (including investments in the bank to support growth and to finance possible new branch openings) and for working capital.

                                  RISK FACTORS

     Before purchasing the trust preferred securities offered by this prospectus, you should carefully consider the "Risk Factors" beginning on page 7.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     We are providing the following financial information to aid you in your financial analysis of us and our ability to pay the principal and interest on the debentures. This information is only a summary and you should read it in conjunction with our consolidated financial statements and notes thereto, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                       AS OF AND FOR THE THREE       AS OF AND FOR THE YEAR ENDED
                                       MONTHS ENDED MARCH 31,                DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          2000         1999         1999         1998         1997
                                       ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income....................  $    3,951   $    2,889   $   13,228   $    9,512   $    7,246
  Interest expense...................       1,641        1,105        5,088        3,783        2,815
                                       ----------   ----------   ----------   ----------   ----------
     Net interest income.............       2,310        1,784        8,140        5,729        4,431
  Provision for loan losses..........          72          121          402          421          318
                                       ----------   ----------   ----------   ----------   ----------
     Net interest income after
       provision for loan losses.....       2,238        1,663        7,738        5,308        4,113
  Noninterest income.................         270          207          969          811          477
  Noninterest expense................       2,044        1,604        6,772        5,450        3,520
                                       ----------   ----------   ----------   ----------   ----------
     Income before income taxes......         464          266        1,935          669        1,070
  Income tax expense.................         142           77          573          155          405
                                       ----------   ----------   ----------   ----------   ----------
     Net income......................  $      322   $      189   $    1,362   $      514   $      665
                                       ==========   ==========   ==========   ==========   ==========
COMMON SHARE DATA:
  Earnings per common share
     (basic).........................  $     0.24   $     0.14   $     1.03   $     0.42   $     0.06
  Earnings per common share
     (diluted).......................        0.24         0.14         1.02         0.42         0.06
  Book value per common share........        5.88         5.22         5.62         5.18         0.39
  Tangible book value per common
     share...........................        5.78         5.12         5.52         5.07         0.38
  Cash dividends per common share....        0.00         0.00         0.00         0.00         0.00
  Weighted average common shares
     outstanding (basic).............   1,327,744    1,325,744    1,326,906    1,225,391    1,178,619
  Weighted average common shares
     outstanding (diluted)...........   1,338,244    1,336,244    1,337,406    1,235,891    1,189,119
  End of period common shares
     outstanding.....................   1,327,744    1,325,744    1,327,744    1,325,744    1,186,477
BALANCE SHEET DATA (AT PERIOD END):
  Total assets.......................  $  186,608   $  140,204   $  172,690   $  131,745   $   90,739
  Investment securities..............      25,451       24,580       22,193       23,236       12,184
  Loans, net of unearned income......     138,724      101,818      130,708       91,793       59,284
  Allowance for loan losses..........       1,484        1,207        1,411        1,097          754
  Deposits...........................     149,640      118,166      141,926      114,933       84,138
  Federal funds purchased............       5,775        3,500        9,200           --           --
  Borrowed funds.....................      21,922       10,275       12,627        8,937        1,122
  Stockholders' equity...............       7,809        6,925        7,462        6,861        4,636

                                       AS OF AND FOR THE THREE       AS OF AND FOR THE YEAR ENDED
                                       MONTHS ENDED MARCH 31,                DECEMBER 31,
                                       -----------------------   ------------------------------------
                                          2000         1999         1999         1998         1997
                                       ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PERFORMANCE RATIOS:
  Return on average assets...........        0.73%        0.57%        0.92%        0.49%        0.87%
  Return on average stockholders'
     equity..........................       17.57        11.55        22.22        10.24        15.90
  Net interest margin................        6.04         6.08         6.30         6.16         6.59
  Operating efficiency ratio(1)......       79.22        80.56        74.34        83.33        71.72
  Stockholders' equity to total
     assets..........................        4.18         4.94         4.32         5.21         5.11
  Loan to deposit ratio..............       91.71        85.57        91.10        78.91        69.56
ASSET QUALITY RATIOS(2):
  Nonperforming assets to total
     assets(3).......................        0.08%        0.03%        0.10%        0.83%        0.65%
  Nonperforming loans to total
     loans(4)........................        0.02         0.05         0.05         0.93         0.96
  Net loan charge-offs to average
     total loans.....................        0.00         0.03         0.08         0.11         0.46
  Allowance for loan losses to total
     loans...........................        1.07         1.18         1.08         1.20         1.27
  Allowance for loan losses to
     nonperforming loans.............    6,183.33     2,463.27     2,391.53       128.76       132.51
CAPITAL RATIOS (AT PERIOD END)(5):
  Leverage ratio.....................        4.73%        4.65%        4.87%        7.06%        5.49%
  Tier 1 risk-based capital ratio....        5.28         5.55         5.47         8.22         6.29
  Total risk-based capital ratio.....        6.22         6.63         6.43         9.28         7.36

---------------

(1) Calculated by dividing total noninterest expenses, excluding intangible asset amortization, by net interest income plus noninterest income.

(2) At period end, except for net loan charge-offs to average total loans, which is for periods ended on such dates.

(3) Nonperforming assets consist of nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate owned.

(4) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(5) The leverage and risk-based capital ratios are defined in "Supervision and Regulation."

                                  RISK FACTORS

     An investment in the trust preferred securities involves a number of risks. You should carefully read and consider the following factors in evaluating us, our business and the trust, in addition to the other information in this prospectus, before you purchase the trust preferred securities offered by this prospectus.

     Because the trust will rely on the payments it receives on the debentures to fund all payments on the trust preferred securities, and because the trust may distribute the debentures in exchange for the trust preferred securities, you are making an investment decision that relates to the debentures as well as the trust preferred securities. You should carefully review the information in this prospectus about the trust preferred securities, the debentures and the guarantee.

                    RISKS RELATED TO AN INVESTMENT IN THESE
                           TRUST PREFERRED SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS ON THE DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS AND THE GUARANTEE WILL NOT APPLY.

     The trust will depend solely on our payments on the debentures to pay distributions and the liquidation amount on the trust preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the trust preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the trust preferred securities. Instead, you or the property trustee will have to initiate a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures. See "Description of the Guarantee."

IF OUR SUBSIDIARY BANK IS UNABLE TO PAY SUFFICIENT DIVIDENDS TO US, THEN WE LIKELY WILL BE UNABLE TO MAKE PAYMENTS ON THE DEBENTURES, THEREBY LEAVING INSUFFICIENT FUNDS FOR THE TRUST TO MAKE PAYMENTS TO YOU ON THE TRUST PREFERRED SECURITIES.

     We are a holding company and substantially all of our assets are held by our subsidiary bank. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the holding company and dividends from the bank. Dividend payments from the bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the bank. The ability of the bank to pay dividends is also subject to its profitability, financial condition and capital expenditures and other cash flow requirements. We cannot assure you that the bank will be able to pay dividends in the future.

THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN OUR OTHER INDEBTEDNESS, AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO CLAIMS AGAINST THE BANK.

     Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness and senior to our capital stock. At March 31, 2000, we had approximately $3.7 million of senior and subordinated indebtedness. Although we intend to use a portion of the proceeds we receive from the sale of the trust preferred securities to pay off this debt, we expect from time to time to incur additional indebtedness. The issuance of the debentures and the trust preferred securities does not limit our ability to incur additional indebtedness, including indebtedness that ranks senior or equal in priority of payment to the debentures or the guarantee.

     Because we are a holding company, the creditors and depositors of the bank will also have priority over you in any distribution of assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of the bank, and you should look only to our assets for payments on the trust preferred securities and the debentures. See "Description of the Debentures -- Subordination."

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS, WHICH WOULD CAUSE DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES TO BE DEFERRED ALTHOUGH YOU WOULD STILL HAVE TO DECLARE THESE AMOUNTS AS INCOME FOR TAX PURPOSES.

     We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the trust preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

     You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the trust preferred securities before the end of any deferral period. During a deferral period, your tax basis in the trust preferred securities will increase by the amount of accumulated but unpaid distributions. If you sell the trust preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. Accordingly, deferral of distributions could result in ordinary income, a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

     We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the trust preferred securities is likely to fall. The trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the trust preferred securities. Due to our right to defer interest payments, the market price of the trust preferred securities may be more volatile than the market prices of other securities without the deferral feature. See "Description of the Trust Preferred Securities -- Distributions -- Extension Period."

WE MAY REDEEM THE DEBENTURES BEFORE             , 2030.

     Under the following circumstances, and subject to Federal Reserve approval, if required, we may redeem the debentures before their stated maturity:

     - in whole or in part, at any time on or after                       ,
       2005; or

     - in whole, but not in part, within 90 days after certain occurrences at any time during the life of the trust. These occurrences include adverse tax, Investment Company Act or bank regulatory developments.

     You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem trust preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the trust preferred securities. See "Description of the Trust Preferred
Securities -- Redemption or Exchange."

YOU ARE MAKING AN INVESTMENT DECISION ABOUT THE DEBENTURES AS WELL AS ABOUT THE TRUST PREFERRED SECURITIES.

     Subject to the terms of the trust agreement, the trustees may distribute the debentures to the trust preferred securities holders in exchange for their trust preferred securities. Because you may receive debentures, you are also, in effect, making an investment decision with regard to the debentures. You should carefully review all of the information regarding the debentures contained in this prospectus.

     We cannot predict the market prices for the debentures that may be distributed. Accordingly, the debentures that you receive upon a distribution, or the trust preferred securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the trust preferred securities. Although we have agreed to use our best efforts to list the debentures on a national securities exchange or comparable automated quotation system if this occurs, there can be no assurance that the debentures will be approved for listing or that a liquid trading market for the debentures will exist, develop or be sustained after the offering. This could also have a negative impact on their trading price. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers of the trust preferred securities at any given time, which presence is dependent upon the individual decisions of investors over which neither us, the underwriters nor any market maker has any control. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Termination."

     Under current federal income tax law and interpretations, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. If there is a change in law or in legal interpretation, the distribution could be a taxable event to holders of the trust preferred securities. See "Federal Income Tax Consequences."

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT.

     The indenture governing the debentures and the trust agreement governing the trust and the trust preferred securities do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, do not protect holders of the debentures or the trust preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of our subsidiaries to incur additional indebtedness. Therefore, you should not consider the provisions of these documents as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

THERE IS NO CURRENT PUBLIC MARKET FOR THE TRUST PREFERRED SECURITIES, AND THEIR MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

     There is currently no public market for the trust preferred securities. Although we will apply for listing of the trust preferred securities on the American Stock Exchange, there is no guarantee that an active or liquid trading market will develop or that such listing will continue. If an active trading market does not develop, the market price and liquidity of the trust preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the trust preferred securities will equal or exceed the price you pay for the trust preferred securities.

     Future trading prices of the trust preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future financial condition and results of operations, the market for similar securities and general economic and market conditions. The initial public offering price of the trust preferred securities has been set at the liquidation amount of the trust preferred securities and may be greater than the market price following the offering.

     The market price for the trust preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period in which we defer interest payments on the debentures. If this were the case, the trust preferred securities or the debentures would not trade at a price that accurately reflects the value of accrued but unpaid interest on the debentures.

YOU MAY HAVE TO RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

     You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you may have to rely on enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us to enforce our obligation to make payment under the debentures. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

AS A HOLDER OF TRUST PREFERRED SECURITIES YOU HAVE LIMITED VOTING RIGHTS.

     Holders of trust preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the trust preferred securities may replace the property trustee and the Delaware trustee.

NEITHER THE TRUST PREFERRED SECURITIES NOR THE DEBENTURES ARE FDIC INSURED.

     Neither the Federal Deposit Insurance Corporation nor any other governmental agency has insured the trust preferred securities or the debentures.

                       RISKS RELATED TO AN INVESTMENT IN
                        FRONT RANGE CAPITAL CORPORATION

IF WE ARE UNABLE TO MANAGE OUR SIGNIFICANT GROWTH, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We have pursued an aggressive internal growth strategy centered on the establishment of new branches in new and existing markets. The success of our strategy will depend on our ability to adequately and profitably manage this growth by:

     - generating an increasing volume of loans and deposits at acceptable risk levels and on acceptable terms;

     - attracting and retaining qualified management and staff;

     - providing adequate technology and support systems;

     - maintaining adequate internal audit, loan review and compliance functions; and

     - controlling costs and increasing efficiency.

     The success of our growth strategy may also be adversely affected by general economic conditions and changes in laws or regulations or other regulatory developments over which we have no control. There can be no assurance that we will be successful in managing our growth profitably.

WE MAY NEED ADDITIONAL FINANCING.

     Our ability to support and continue our growth may depend on our ability to obtain additional debt and equity financing. Other than as described in this prospectus, we have no commitments for additional borrowings or sales of equity capital. Factors which could affect our access to capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of our business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial, competitive and other factors that are beyond our control. Regulatory borrowing restrictions which may apply to us and to the bank may also affect our ability to obtain additional financing. Our ability to repay outstanding indebtedness at maturity may depend on our ability to refinance such indebtedness, which could be adversely affected if we do not have access to capital markets for the sale of additional debt or equity securities.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our earnings are significantly dependent on our net interest income. Net interest income is the difference between the interest income we earn on loans, investments and other interest-earning assets and the interest expense we pay on deposits and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on our net interest income. Our assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. As a result, an increase or decrease in market interest rates could have an adverse impact on our net interest margin and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition -- Interest Rate Sensitivity and Liquidity."

LOSS OF OUR EXECUTIVE OFFICERS OR OTHER KEY EMPLOYEES COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success is dependent upon the continued service and skills of Robert L. Beauprez, our Chairman of the Board and President, Claudia A. Beauprez, our Secretary and Treasurer, Alice M. Bier, our Chief Financial Officer, William A. Mitchell, our Vice President, Larry W. Gibson, the bank's Senior Vice President and other senior officers, such as the bank's branch presidents. Our success depends in large part on the retention of present key management personnel and upon the ability to hire and retain additional qualified personnel in the future. The loss of services of any of these key personnel could have a negative impact on our business because of their skills, years of industry experience, relationships in the communities we serve and the difficulty of promptly finding qualified replacement personnel. Since we do not have employment agreements with any of our key personnel, there can be no assurance that they will continue to be employed with us in the future. See "Management."

WE OPERATE IN A HIGHLY COMPETITIVE MARKET.

     There is significant competition in the Denver-Boulder metropolitan area for banking customers and our profitability depends primarily upon our ability to compete in our market areas. We experience competition from commercial banks, savings banks, savings and loans associations, credit unions, finance companies, mutual funds, investment banking firms and certain other nonfinancial entities, including retail stores which have their own credit programs and governmental organizations which may offer more favorable financing than we can. Some of our competitors have greater financial strength, marketing capability and name recognition than we do, and operate on a statewide or nationwide basis.

     The recently enacted Gramm-Leach-Bliley Act, effective March 11, 2000, eliminates the barriers to affiliations among banks, securities firms, insurance companies and financial service providers. As a result, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions, enabling them to offer a broader range of products and services than we can. In addition, technology and mass marketing have permitted larger companies to market loans and other products and services more aggressively to our business customers. Such advantages may enable our competitors to realize greater economies of scale and operating efficiencies than we can. Further, some of our nonbank competitors are not subject to the same extensive regulations that govern us and the bank.

     Federal legislation enacted in August 1998 eased membership limits on credit unions, which previously were permitted to serve only members that shared a single, common bond. One effect of this legislation is the potential increase in the ability of credit unions to compete with community banks, such as the bank, for both deposits and loans. We can provide no assurance that we will be able to compete effectively against such competition.

OUR BUSINESS IS CONCENTRATED IN COLORADO AND A DOWNTURN IN THE COLORADO ECONOMY MAY ADVERSELY AFFECT OUR BUSINESS.

     Substantially all of our business is located in Colorado, particularly in the Denver-Boulder metropolitan area, and as a result, our financial condition, results of operations and cash flows may be affected by changes in the economic condition of that area. Since the late 1980s, the Colorado economy has diversified from a substantially energy-based industry into a broader industry base, including the technology industry. As a result, a downturn in the energy industry is not expected to have the same impact that it did in the 1980s.

     Nevertheless, a prolonged period of economic recession, relocation of companies currently headquartered in Colorado or other adverse economic conditions in Colorado could result in an increase in nonpayment of loans and a decrease in collateral value, causing operating losses, impairing liquidity and eroding capital. Conditions in the Colorado economy could deteriorate in the future, and such a deterioration could have a material adverse effect on our financial condition or results of operations. A substantial portion of our loans are secured by liens on real estate. A downturn in the Colorado economy would likely have an adverse affect on the value of real estate as collateral, which in turn could cause us to experience significant loan losses.

IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT ADEQUATE TO COVER ACTUAL LOSSES OUR EARNINGS COULD DECREASE.

     We believe that our allowance for loan losses is maintained at a level adequate to absorb any inherent losses in our loan portfolio. Management's estimates used in determining the allowance are based on our historical loan loss experience, the amount of nonperforming loans and related collateral, volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of our loan portfolio through our internal loan review process and other relevant factors. These estimates are inherently subjective and their accuracy depends on the outcome of future events. Ultimate losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including the aforementioned changes in interest rates, that are generally beyond our control, our actual loan losses could increase significantly. As a result, such losses could exceed our current allowance estimates. We can provide no assurance that our allowance is sufficient to cover actual loan losses should such losses be realized.

     In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review our allowance for loan losses. Such regulatory agencies may require us to increase our provision for loan losses or to recognize further loan charge-offs, based upon judgments different from those of management. Any increase in our allowance required by these regulatory agencies could have a negative effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Financial Condition -- Allowance for Loan Losses."

WE WILL NEED TO CONTINUE TO UPDATE OUR TECHNOLOGY TO MAINTAIN OUR COMPETITIVE ADVANTAGE.

     The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to serving customers better, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Some of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology-driven products and services or be successful in marketing such products and services to our customers.

WE OPERATE IN A HIGHLY REGULATED ENVIRONMENT.

     We and the bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. As a bank holding company, we are subject to regulation and supervision by the Federal Reserve. As a Colorado banking corporation and a member of the Federal Reserve, the bank is subject to regulation and supervision by the Colorado Division of Banking and the Federal Reserve. In addition, as a result of the insurance the bank has on its deposits, the FDIC has regulatory authority over the bank.

     Federal and Colorado laws and regulations govern numerous matters, including:

     - adequate capital and financial condition;

     - permissible types, amounts and terms of extensions of credit and investments;

     - permissible nonbanking activities; and

     - restrictions on dividend payments.

     The federal and state regulators have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. We and the bank undergo periodic examinations by one or more regulatory agencies. Following such examinations, we may be required, among other things, to change our asset valuations or the amounts of required loss allowances or to restrict our operations. Such actions would result from the regulators' judgments based on information available to them at the time of their examination. In addition, we are required to serve as a source of financial strength to the bank, which could result in a decrease of available funds for dividends to our stockholders and cash flow to securities ranking senior to our common stock. The bank's operations are also subject to a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which we and the bank may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect our business. See "Supervision and Regulation."

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS FOR GENERAL CORPORATE PURPOSES WHICH MAY NOT RESULT IN THE MAXIMUM RETURN OR BE IN YOUR BEST INTERESTS.

     We will receive approximately $     in net proceeds from the sale of
debentures, after deducting estimated underwriting commissions and offering expenses. After repayment of our existing indebtedness, our management will have broad discretion to allocate the net proceeds to uses it believes are appropriate, such as working capital to support our growth. The amount and timing of any allocation will depend on a number of factors, including our capital requirements and those of the bank. Such uses could have a direct effect on our ability to make payments on the debentures. In addition, we will be the beneficial owner of all the common stock of the trust and therefore will have substantial control over management of the trust. See "Use of Proceeds."

OUR MANAGEMENT OWNS A CONTROLLING INTEREST IN OUR COMPANY.

     Our executive officers and directors beneficially own approximately 48.1% of our issued and outstanding common stock. Accordingly, these executive officers and directors are able to influence, to a significant extent, the outcome of all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our directors, the determination of our corporate and management policies and other significant transactions.

                          FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis contained in this prospectus that are not historical facts are forward-looking statements. Forward-looking statements describe our future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond our control. In addition to each of the factors listed in the "Risk Factors" section of this prospectus, the important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

     - changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

     - changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

     - changes in local economic and business conditions which adversely affect our customers and their ability to transact profitable business with us, including the ability of our borrowers to repay their loans according to their terms or a change in the value of the related collateral;

     - increased competition for deposits and loans adversely affecting rates and terms;

     - increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

     - the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

     - changes in the availability of funds resulting in increased costs or reduced liquidity;

     - increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

     - our ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

     - the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

     - the bank's inability to pay sufficient dividends to us;

     - our ability to obtain appropriate additional financing if necessary for our growth or operations; and

     - changes in statutes and government regulations or their interpretations applicable to bank holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates.

     We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events discussed in any forward-looking statements in this prospectus might not occur.

                                USE OF PROCEEDS

     The trust will invest all the proceeds from the sale of the trust preferred securities in the debentures. We will use the net proceeds we receive from the
sale of the debentures, which we estimate to be approximately $     , for debt
repayment, general corporate purposes (including investments in the bank to support growth and to finance possible new branch openings) and for working capital. Upon completion of the offering, it is our intent to inject into the bank sufficient capital so that the bank will be categorized as "well-capitalized" as that term is defined under applicable federal banking regulations. Approximately $2.78 million of the net proceeds will constitute Tier 1 capital as defined under applicable regulatory definitions.

     As noted above, a portion of the proceeds will be used to satisfy certain outstanding obligations, such as payment of existing debt with an aggregate balance at March 31, 2000 of $3,712,000, including:

     - a revolving line of credit with a balance at March 31, 2000 of $2,270,000 and a maximum draw amount of $2,700,000 payable to Bankers' Bank, bearing interest at the prime rate and maturing on October 5, 2000; and

     - term loans payable to certain of our stockholders in the aggregate principal amount of $1,442,000 bearing interest at the prime rate and maturing at various times within the next three years, to the extent such stockholders agree to prepayment of these loans. In the event a stockholder does not agree to prepayment, the loan from that stockholder will be paid at its maturity. Four of these loans are payable to certain of our directors, their immediate family members or their related interests as described in "Interests of Management and Others in Certain Transactions."

                              ACCOUNTING TREATMENT

     The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The trust preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Subordinated Debentures," and appropriate disclosures about the trust preferred securities, the guarantee and the debentures will be included in the notes to consolidated financial statements. For financial reporting purposes, we will record distributions payable on the trust preferred securities as interest expense in our Consolidated Statements of Income.

     Our future reports filed under the Securities Exchange Act of 1934, as amended, will include a footnote to the consolidated financial statements stating that:

     - the trust is wholly owned;

     - the sole assets of the trust are the debentures and specifying the debentures' principal amount, interest rate and maturity date; and

     - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the trust preferred securities.

                                 CAPITALIZATION

     The following table sets forth our indebtedness and capitalization (including deposits) at March 31, 2000 on a historical basis and as adjusted to give effect to the issuance of the trust preferred securities in this offering and the use of estimated net proceeds. This data should be read in conjunction with the "Selected Consolidated Financial Data" and the consolidated financial statements and notes thereto, included elsewhere in this prospectus.

                                                                  MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Deposits....................................................  $149,640     $149,640
                                                              ========     ========

Federal funds purchased.....................................  $  5,775     $  5,775
Other borrowed funds
  Advances from the Federal Home Loan Bank..................    18,210       18,210
  Notes payable.............................................     3,712           --
                                                              --------     --------
          Total other borrowed funds........................  $ 21,922     $ 18,210
                                                              ========     ========
Company obligated mandatory redeemable preferred securities
  of subsidiary trust holding solely subordinated
  debentures(1).............................................  $     --     $ 15,000
Stockholders' equity:
  Preferred stock, $.001 par value, 100,000,000 shares
     authorized, 10,500 shares issued and outstanding.......        --           --
  Common stock, no par value, 200,000,000 shares authorized,
     1,327,744 shares issued and outstanding................         1            1
  Capital surplus...........................................     4,616        4,616
  Retained earnings.........................................     3,859        3,859
  Unrealized (loss) gain on securities available for sale,
     net of taxes...........................................      (667)        (667)
                                                              --------     --------
          Total stockholders' equity........................  $  7,809     $  7,809
                                                              ========     ========
Consolidated regulatory capital ratios:
  Total risk-based capital..................................      6.22%       17.51%
  Tier 1 capital(2).........................................      5.28         7.04
  Leverage ratio(2).........................................      4.73         5.95

---------------

(1) Front Range Capital Trust I, our wholly owned subsidiary, will hold, as its sole asset, $15,000,000 in principal amount of subordinated debentures.

(2) The trust preferred securities have been structured to qualify as Tier 1 capital. However, Federal Reserve guidelines limit the aggregate amount of trust preferred securities which can be included in Tier 1 capital to 25% of our total Tier 1 capital. As adjusted for this offering, our Tier 1 capital as of March 31, 2000 would have been $11.1 million, of which $2.78 million would have been attributable to the trust preferred securities. Any future increases in other elements of our Tier 1 capital, including retained earnings, would allow us to include greater portions of the trust preferred securities in Tier 1 capital.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for, and as of the end of, each of the years in the three year period ended December 31, 1999 are derived from our consolidated financial statements. The consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the two year period ended December 31, 1999, and the report thereon of Fortner, Bayens, Levkulich and Co., P.C., are included elsewhere in this prospectus. The consolidated financial data as of and for each of the three months ended March 31, 2000 and 1999 are derived from unaudited consolidated financial statements included elsewhere in this prospectus, and, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly our financial position and results of operations as of such dates and for such periods. The results of operations for past periods and the three months ended March 31, 2000 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2000 or for any future periods.

                                   AS OF AND FOR THE THREE       AS OF AND FOR THE YEAR ENDED
                                   MONTHS ENDED MARCH 31,                DECEMBER 31,
                                   -----------------------   ------------------------------------
                                      2000         1999         1999         1998         1997
                                   ----------   ----------   ----------   ----------   ----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
  Interest income................  $    3,951   $    2,889   $   13,228   $    9,512   $    7,246
  Interest expense...............       1,641        1,105        5,088        3,783        2,815
                                   ----------   ----------   ----------   ----------   ----------
     Net interest income.........       2,310        1,784        8,140        5,729        4,431
  Provision for loan losses......          72          121          402          421          318
                                   ----------   ----------   ----------   ----------   ----------
     Net interest income after
       provision for loan
       losses....................       2,238        1,663        7,738        5,308        4,113
  Noninterest income.............         270          207          969          811          477
  Noninterest expense............       2,044        1,604        6,772        5,450        3,520
                                   ----------   ----------   ----------   ----------   ----------
     Income before income
       taxes.....................         464          266        1,935          669        1,070
  Income tax expense.............         142           77          573          155          405
                                   ----------   ----------   ----------   ----------   ----------
     Net income..................  $      322   $      189   $    1,362   $      514   $      665
                                   ==========   ==========   ==========   ==========   ==========
COMMON SHARE DATA:
  Earnings per common share
     (basic).....................  $     0.24   $     0.14   $     1.03   $     0.42   $     0.06
  Earnings per common share
     (diluted)...................        0.24         0.14         1.02         0.42         0.06
  Book value per common share....        5.88         5.22         5.62         5.18         0.39
  Tangible book value per common
     share.......................        5.78         5.12         5.52         5.07         0.38
  Cash dividends per common
     share.......................        0.00         0.00         0.00         0.00         0.00
  Weighted average common shares
     outstanding (basic).........   1,327,744    1,325,744    1,326,906    1,225,391    1,178,619
  Weighted average common shares
     outstanding (diluted).......   1,338,244    1,336,244    1,337,406    1,235,891    1,189,119
  End of period common shares
     outstanding.................   1,327,744    1,325,744    1,327,744    1,325,744    1,186,477

                                           AS OF AND FOR THE THREE   AS OF AND FOR THE YEAR ENDED
                                           MONTHS ENDED MARCH 31,            DECEMBER 31,
                                           -----------------------   -----------------------------
                                              2000         1999        1999       1998      1997
                                           ----------   ----------   --------   --------   -------
                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD END):
  Total assets...........................   $186,608     $140,204    $172,690   $131,745   $90,739
  Investment securities..................     25,451       24,580      22,193     23,236    12,184
  Loans, net of unearned income..........    138,724      101,818     130,708     91,793    59,284
  Allowance for loan losses..............      1,484        1,207       1,411      1,097       754
  Deposits...............................    149,640      118,166     141,926    114,933    84,138
  Federal funds purchased................      5,775        3,500       9,200         --        --
  Borrowed funds.........................     21,922       10,275      12,627      8,937     1,122
  Stockholders' equity...................      7,809        6,925       7,462      6,861     4,636
PERFORMANCE RATIOS:
  Return on average assets...............       0.73%        0.57%       0.92%      0.49%     0.87%
  Return on average stockholders'
     equity..............................      17.57        11.55       22.22      10.24     15.90
  Net interest margin....................       6.04         6.08        6.30       6.16      6.59
  Operating efficiency ratio(1)..........      79.22        80.56       74.34      83.33     71.72
  Stockholders' equity to total assets...       4.18         4.94        4.32       5.21      5.11
  Loan to deposit ratio..................      91.71        85.57       91.10      78.91     69.56
ASSET QUALITY RATIOS(2):
  Nonperforming assets to total
     assets(3)...........................       0.08%        0.03%       0.10%      0.83%     0.65%
  Nonperforming loans to total
     loans(4)............................       0.02         0.05        0.05       0.93      0.96
  Net loan charge-offs to average total
     loans...............................       0.00         0.03        0.08       0.11      0.46
  Allowance for loan losses to total
     loans...............................       1.07         1.18        1.08       1.20      1.27
  Allowance for loan losses to
     nonperforming loans.................   6,183.33     2,463.27    2,391.53     128.76    132.51
CAPITAL RATIOS (AT PERIOD END)(5):
  Leverage ratio.........................       4.73%        4.65%       4.87%      7.06%     5.49%
  Tier 1 risk-based capital ratio........       5.28         5.55        5.47       8.22      6.29
  Total risk-based capital ratio.........       6.22         6.63        6.43       9.28      7.36

---------------

(1) Calculated by dividing total noninterest expenses, excluding intangible asset amortization, by net interest income plus noninterest income.

(2) At period end, except for net loan charge-offs to average total loans, which is for periods ended on such dates.

(3) Nonperforming assets consist of nonaccrual loans, loans past due 90 days or more, restructured loans and other real estate owned.

(4) Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more and restructured loans.

(5) The leverage and risk-based capital ratios are defined in "Supervision and Regulation."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's Discussion and Analysis of Financial Condition and Results of Operations analyzes the major elements of our balance sheets and statements of income. This section should be read in conjunction with our financial statements and accompanying notes and other detailed information appearing elsewhere in this prospectus.

RESULTS OF OPERATIONS

  Overview

     In the first three months of 2000, our net income increased $133,000 or 70.4% over the first three months of 1999. For this period, diluted earnings per share were $0.24 compared with $0.14 for the first three months of 1999. For the year ended December 31, 1999, we recorded net income of $1.4 million or $1.02 per share versus net income of $514,000 or $0.42 per share for the year ended December 31, 1998. Our earnings performance reflects positive growth trends in both total assets and loans and the income generated as a result of this growth offset our increased noninterest expenses, including additional staffing costs.

     We experienced significant asset growth in all comparison periods. During the first three months of 2000, our total assets increased $13.9 million or 8.1% over total assets at December 31, 1999. During 1999 and 1998, our total assets increased by 31.1% and 45.2%, respectively. As a result of increased loan demand, gross loans increased $38.9 million or 42.4% during 1999 and $32.5 million or 54.8% during 1998. Although deposits increased by 23.5% during 1999, additional borrowed funds were necessary to support loan growth. At December 31, 1999, total borrowed funds, including federal funds purchased, were $21.8 million, an increase of $12.9 million or 144.2% over total borrowed funds outstanding at December 31, 1998. Total borrowed funds at March 31, 2000 increased to $27.7 million or 26.9% from total borrowed funds at December 31, 1999.

     Our return on average stockholders' equity was 17.57% for the first three months of 2000 compared with 11.55% for the first three months of 1999. Our return on average total assets for the first three months of 2000 was 0.73% compared with 0.57% for the first three months of 1999. Our return on average stockholders' equity was 22.22% for 1999 compared with 10.24% for 1998 and our return on average total assets for 1999 was 0.92% compared with 0.49% for 1998.

  Net Interest Income

     Our primary source of operating income is net interest income, which is the difference between interest income and interest expense. Net interest margin is net interest income expressed as a percentage of average earning assets. Significant factors affecting net interest income include the amount of interest-earning assets and interest-bearing liabilities, the types of interest-earning assets and interest-bearing liabilities and their sensitivity to changes in interest rates. Net interest income, expressed as a percentage of average earning assets, was 6.04% (annualized) for the first three months ended March 31, 2000, 6.30% for the year ended December 31, 1999 and 6.16% for the year ended December 31, 1998.

  Interest Income

     Our total interest income was $4.0 million during the first three months of 2000, a $1.1 million or 36.8% increase compared with total interest income for the first three months of 1999. Total interest income in 1999 was $13.2 million, a 39.1% increase compared with total interest income of $9.5 million in 1998. While our principal sources of interest income are loans and investment securities, most of these increases resulted from growth in loans.

  Interest Expense

     Total interest expense was $1.6 million for the first three months of 2000 compared with $1.1 million for the first three months of 1999, an increase of 48.5%. The increase is attributable largely to increases in borrowed funds and certificates of deposit, and to increased interest rates on borrowed funds and interest-bearing demand accounts. Total interest expense was $5.1 million in 1999, an increase of $1.3 million or 34.5% compared with $3.8 million in 1998. The increase in interest expense from 1998 to 1999 was primarily due to increases in interest-bearing liabilities.

     The following table presents for the periods indicated the total dollar amount of average balances, interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Nonaccrual loans are included in the table as loans carrying a zero yield.

                                                 THREE MONTHS ENDED MARCH 31,                        YEAR ENDED DECEMBER 31,
                                ---------------------------------------------------------------   ------------------------------
                                             2000                             1999                             1999
                                ------------------------------   ------------------------------   ------------------------------
                                           INTEREST   AVERAGE               INTEREST   AVERAGE               INTEREST   AVERAGE
                                AVERAGE     EARNED    YIELD OR   AVERAGE     EARNED    YIELD OR   AVERAGE     EARNED    YIELD OR
                                BALANCE    OR PAID    RATE(3)    BALANCE    OR PAID    RATE(3)    BALANCE    OR PAID      RATE
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
                                                             ASSETS

Interest-earning assets:
 Federal funds sold...........  $     88    $   --        --%    $    830    $    3      1.54%    $    470   $     9      1.91%
 Investment securities
   Taxable....................    16,661       265      6.35       14,834       230      6.19       15,484       962      6.21
   Tax exempt(1)..............     8,387       150      7.14        8,913       147      6.60        8,846       607      6.86
 Loans(2).....................   132,447     3,587     10.83       97,186     2,560     10.54      109,015    11,856     10.88
Allowance for loan losses.....    (1,423)       --                 (1,133)       --                 (1,234)       --
                                --------    ------               --------    ------               --------   -------
       Total interest-earning
        assets................   156,160     4,002     10.25%     120,630     2,940      9.75%     132,581    13,434     10.13%
Noninterest-earning assets....    19,874                           12,803                           15,666
                                --------                         --------                         --------
       Total assets...........  $176,034                         $133,433                         $148,247
                                ========                         ========                         ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
 Interest-bearing deposits
   Demand, interest-bearing...  $ 62,241    $  618      3.97%    $ 46,773    $  370      3.16%    $ 53,137   $ 1,895      3.57%
   Savings....................     9,306        55      2.37        7,980        48      2.40        8,569       209      2.44
   Certificates of deposit....    42,823       563      5.26       37,580       504      5.36       39,902     2,120      5.31
                                --------    ------               --------    ------               --------   -------
       Total interest-bearing
        deposits..............   114,370     1,236      4.32       92,333       922      3.99      101,608     4,224      4.16
 Federal funds purchased......     8,253       125      6.06        2,985        39      5.25        3,827       207      5.41
 Other borrowed funds.........    17,833       280      6.29        9,882       145      5.86       11,435       657      5.75
                                --------    ------               --------    ------               --------   -------
       Total interest-bearing
        liabilities...........   140,456     1,641      4.67%     105,200     1,106      4.20%     116,870     5,088      4.35%
                                            ------                           ------                          -------
Noninterest-bearing
 liabilities..................    28,245                           21,689                           25,247
                                --------                         --------                         --------
       Total liabilities......   168,701                          126,889                          142,117
                                --------                         --------                         --------
Stockholders' equity..........     7,332                            6,544                            6,131
                                --------                         --------                         --------
       Total liabilities and
        stockholders'
        equity................  $176,033                         $133,433                         $148,248
                                ========                         ========                         ========
Net interest income...........              $2,361                           $1,834                          $ 8,346
                                            ======                           ======                          =======
Net interest margin...........                          6.04%                            6.08%                            6.30%
Net interest spread...........                          5.57                             5.55                             5.78
Ratio of average
 interest-earning assets to
 average interest-bearing
 liabilities..................    111.18%                          114.67%                          113.44%

                                   YEAR ENDED DECEMBER 31,
                                ------------------------------
                                             1998
                                ------------------------------
                                           INTEREST   AVERAGE
                                AVERAGE     EARNED    YIELD OR
                                BALANCE    OR PAID      RATE
                                --------   --------   --------
                                    (DOLLARS IN THOUSANDS)
                                            ASSETS
Interest-earning assets:
 Federal funds sold...........  $  3,020    $  122      4.04%
 Investment securities
   Taxable....................    14,906       951      6.38
   Tax exempt(1)..............     4,759       322      6.77
 Loans(2).....................    72,943     8,226     11.28
Allowance for loan losses.....      (888)       --
                                --------    ------
       Total interest-earning
        assets................    94,740     9,621     10.16%
Noninterest-earning assets....    11,186
                                --------
       Total assets...........  $105,926
                                ========
                                LIABILITIES AND STOCKHOLDERS'
                                            EQUITY
Interest-bearing liabilities:
 Interest-bearing deposits
   Demand, interest-bearing...  $ 39,377    $1,480      3.76%
   Savings....................     6,755       187      2.77
   Certificates of deposit....    32,441     1,877      5.79
                                --------    ------
       Total interest-bearing
        deposits..............    78,573     3,544      4.51
 Federal funds purchased......       636        37      5.82
 Other borrowed funds.........     3,025       202      6.68
                                --------    ------
       Total interest-bearing
        liabilities...........    82,234     3,783      4.67%
                                            ------
Noninterest-bearing
 liabilities..................    18,672
                                --------
       Total liabilities......   100,906
                                --------
Stockholders' equity..........     5,020
                                --------
       Total liabilities and
        stockholders'
        equity................  $105,926
                                ========
Net interest income...........              $5,838
                                            ======
Net interest margin...........                          6.16%
Net interest spread...........                          5.55
Ratio of average
 interest-earning assets to
 average interest-bearing
 liabilities..................    115.21%

---------------

(1) Yields are calculated using tax-equivalent rates.

(2) Loans are net of unearned discount. Nonaccrual loans are included in average loans outstanding.

(3) Annualized.

     The following table presents the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the increase (decrease) related to outstanding balances and the volatility of interest rates for the periods indicated. For purposes of this table, changes attributable to both rate and volume which cannot be segregated have been allocated to volume.

                                           THREE MONTHS ENDED           YEAR ENDED                YEAR ENDED
                                               MARCH 31,               DECEMBER 31,              DECEMBER 31,
                                         ----------------------   -----------------------   -----------------------
                                             2000 VS. 1999             1999 VS. 1998             1998 VS. 1997
                                         ----------------------   -----------------------   -----------------------
                                         CHANGE DUE TO            CHANGE DUE TO             CHANGE DUE TO
                                         -------------            --------------            --------------
                                         VOLUME   RATE   TOTAL    VOLUME   RATE    TOTAL    VOLUME   RATE    TOTAL
                                         ------   ----   ------   ------   -----   ------   ------   -----   ------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold...................   $ (3)   $ --   $   (3)  $(103)   $ (10)  $ (113)  $  33    $  (3)  $   30
  Investment securities
    Taxable............................     28       7       35      37      (26)      11     504      (13)     491
    Tax exempt.........................     (9)     12        3     277        8      285     179       (1)     178
  Loans................................    929      98    1,027   4,068     (438)   3,630   1,805     (178)   1,627
                                          ----    ----   ------   ------   -----   ------   ------   -----   ------
        Total increase (decrease) in
          interest income..............    945     117    1,062   4,279     (466)   3,813   2,521     (195)   2,326
                                          ----    ----   ------   ------   -----   ------   ------   -----   ------
Interest-bearing liabilities:
  Interest-bearing deposits
    Demand, interest-bearing...........    122     126      248     517     (102)     415     646      (94)     552
    Savings............................      8      (1)       7      50      (28)      22      33      (15)      18
    Certificates of deposit............     70     (11)      59     432     (189)     243     225       48      273
  Federal funds purchased..............     69      17       86     186      (16)     170      15        1       16
  Other borrowed funds.................    117      18      135     562     (107)     455     158      (49)     109
                                          ----    ----   ------   ------   -----   ------   ------   -----   ------
        Total increase (decrease) in
          interest expense.............    386     149      535   1,747     (442)   1,305   1,077     (109)     968
                                          ----    ----   ------   ------   -----   ------   ------   -----   ------
Increase (decrease) in net interest
  income...............................   $559    $(32)  $  527   $2,532   $ (24)  $2,508   $1,444   $ (86)  $1,358
                                          ====    ====   ======   ======   =====   ======   ======   =====   ======

     Average loans outstanding during the first three months of 2000 were $132.4 million compared with $97.2 million outstanding for the first three months of 1999, a 36.3% increase. At December 31, 1999, the average balance of loans outstanding was $109.0 million, 49.5% greater than the average at December 31, 1998. Average loans were 73.5% of average total assets in 1999, compared with 68.9% in 1998. The greater volume of loans outstanding during 1999 resulted in an increase of $4.0 million in interest income in 1999 over 1998. The average yield on loans in 1999 was 10.88% compared with 11.28% in 1998, which resulted in a decrease in loan interest income of $438,000. The net effect of these two factors was to increase interest income earned on loans by $3.6 million in 1999.

     The average amount of nonaccrual loans also affects the average yield earned on all outstanding loans. The average amount of nonaccrual loans for the first three months of 2000 and for the years ended December 31, 1999 and 1998 were minimal, and, therefore, did not have a significant effect on the average loan yield.

  Provision for Loan Losses

     Our provision for loan losses is established through charges to income in the form of the provision in order to bring the total allowance for loan losses to a level deemed appropriate by our management based on the factors discussed under "-- Financial Condition -- Allowance for Loan Losses." During the first three months of 2000, we made a provision for loan losses of $72,000, which was $49,000 less than the provision made for the first three months of 1999. We had net recoveries of $1,000 for the first three months of 2000, compared with net charge-offs of $11,000 for the same period in 1999. Although total loans increased during 1999 and the first three months of 2000, the overall improvement in the quality of our loan portfolio enabled us to decrease our provision, which management believes was appropriate given the current economic conditions in our market area.

     Because of overall improvement in the quality of our loan portfolio, we made a provision for loan losses of $402,000 during the year ended December 31, 1999, which was $19,000 less than the $421,000 provision made during the year ended December 31, 1998. Net charge-offs totaled $88,000 for the year ended December 31, 1999 compared with net charge-offs of $78,000 for the year ended December 31, 1998.

  Noninterest Income

     The following table sets forth our noninterest income for the periods indicated:

                                                           THREE MONTHS
                                                               ENDED        YEAR ENDED
                                                             MARCH 31,     DECEMBER 31,
                                                           -------------   -------------
                                                           2000    1999    1999    1998
                                                           -----   -----   -----   -----
                                                              (DOLLARS IN THOUSANDS)
Service charges..........................................  $ 45    $ 36    $150    $149
NSF and returned check charges...........................   154     126     582     421
(Loss) gain on sale of investment securities.............    --      (1)      7       8
Other....................................................    71      46     230     233
                                                           ----    ----    ----    ----
          Total noninterest income.......................  $270    $207    $969    $811
                                                           ====    ====    ====    ====

     Noninterest income generated for the three months ended March 31, 2000 increased $63,000 or 30.4% to $270,000 compared with $207,000 for the same period in 1999. Noninterest income for the year ended December 31, 1999 increased $158,000 or 19.5% to $969,000 compared with $811,000 in 1998. The increase in both periods was primarily due to an increase in NSF and returned check charges resulting from increased volume of account activity.

  Noninterest Expense

     The following table sets forth our noninterest expense for the periods indicated:

                                                    THREE MONTHS ENDED     YEAR ENDED
                                                        MARCH 31,         DECEMBER 31,
                                                    ------------------   ---------------
                                                     2000       1999      1999     1998
                                                    -------    -------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
Salaries and benefits.............................  $1,113     $  861    $3,663   $2,647
Occupancy.........................................     173        118       519      500
Furniture and equipment...........................     145        116       497      366
Supplies and printing.............................      68         55        20      179
Marketing and promotions..........................      78         43       208      202
Data processing...................................     110         87       389      288
Other.............................................     357        324     1,476    1,268
                                                    ------     ------    ------   ------
          Total noninterest expense...............  $2,044     $1,604    $6,772   $5,450
                                                    ======     ======    ======   ======

     Salary and benefits expense increased by $252,000 or 29.3% during the first three months of 2000 compared with the first three months of 1999. This increase reflects pay range adjustments and additional staff needed for our new branches. Salary and benefits expense increased by $1,016,000 or 38.4% for the year ended December 31, 1999 compared with the year ended December 31, 1998. This increase resulted from normal salary increases, a 33.0% increase in the cost of benefits and the addition of approximately 17 full-time equivalent employees.

     During the first three months of 2000, operating expenses other than salaries and benefits increased $188,000 or 25.3%. These increased costs were related in part to greater depreciation expenses, occupancy expenses and marketing expenses. For the year ended December 31, 1999, operating expenses other than salaries and benefits increased $306,000 or 10.9% compared with the year ended December 31, 1998.

  Provision for Income Taxes

     Total income tax expense was approximately $142,000 for the first three months of 2000 compared with $77,000 for the first three months of 1999, and $573,000 and $155,000 for the years ended December 31, 1999 and 1998, respectively. Our effective income tax rates for the first three months of 2000 and 1999 and the years ended December 31, 1999 and 1998 were 30.6%, 28.9%, 29.6% and 23.2%, respectively.

  Return on Average Assets and Stockholders' Equity

     The following table sets forth certain ratios for the first three months of 2000 and 1999 and the years ended December 31, 1999 and 1998 (using average balance sheet data):

                                                      THREE MONTHS ENDED    YEAR ENDED
                                                          MARCH 31,        DECEMBER 31,
                                                      ------------------   -------------
                                                       2000        1999    1999    1998
                                                      ------      ------   -----   -----
Return on average assets............................   0.73%       0.57%    0.92%   0.49%
Return on average stockholders' equity..............  17.57       11.55    22.22   10.24
Stockholders' equity to average assets..............   4.18        4.94     4.32    5.21
Stockholders' dividend payout ratio.................     --          --       --      --

     Return on average assets increased 16 basis points to 0.73% for the first three months of 2000 compared with the 0.57% return recorded for the first three months of 1999. Return on average assets increased 43 basis points to 0.92% in 1999 compared with the 0.49% recorded in 1998.

     Return on average stockholders' equity increased to 17.57% in the first three months of 2000 compared with the 11.55% recorded for the first three months of 1999. Return on average stockholders' equity for the year ended December 31, 1999 was 22.22%, up 117.0% from 10.24% in 1998.

FINANCIAL CONDITION

  Loan Portfolio

     Total loans were $138.7 million at March 31, 2000, an increase of $8.0 million or 6.1% since December 31, 1999. Loan growth occurred primarily in real estate-construction loans. Total loans at December 31, 1999 were $130.7 million, an increase of $38.9 million or 42.4% compared with total loans at December 31, 1998. Loan growth during this period occurred primarily in commercial and residential real estate loans.

     The following table summarizes our loan portfolio by type of loan at the dates indicated:

                                                                 DECEMBER 31,
                                                    ---------------------------------------
                                MARCH 31, 2000             1999                 1998
                              ------------------    ------------------    -----------------
                               AMOUNT    PERCENT     AMOUNT    PERCENT    AMOUNT    PERCENT
                              --------   -------    --------   -------    -------   -------
                                                 (DOLLARS IN THOUSANDS)
Real
  estate -- construction....  $ 33,545     24.1%    $ 29,684     22.6%    $22,853     24.8%
Real estate -- commercial...    37,347     26.8       36,203     27.6      20,068     21.8
Real
  estate -- residential.....    37,460     26.9       35,804     27.3      23,137     25.1
Commercial..................    25,278     18.0       24,110     18.3      20,975     22.6
Consumer....................     5,833      4.2        5,525      4.2       5,217      5.7
                              --------    -----     --------    -----     -------    -----
                              $139,463    100.0%    $131,326    100.0%    $92,250    100.0%
                                          =====                 =====                =====
  Less unearned income......      (739)                 (618)                (457)
                              --------              --------              -------
  Net Loans.................  $138,724              $130,708              $91,793
                              ========              ========              =======

     We concentrate our lending activities in five principal areas: commercial, real estate-construction, real estate-commercial, real estate-residential and consumer loans. The interest rates charged for the loans we make vary with the perceived degree of risk (both credit risk and interest rate risk), the size and maturity of the loans and the borrower's relationship with us.

     Our underwriting standards are set forth by our board of directors in our loan policy. The board reviews the loan policy at least annually to ensure that standard banking practices are being utilized. All underwriting decisions examine (1) the purpose for the loan, (2) the character of the borrower, (3) the sources of repayment of the loan (with emphasis on historical and projected cash flows), (4) the collateral for the loan and (5) the potential borrower's credit history. We do not employ a specific formula for our underwriting standards, but rather evaluate the merits of each loan request individually based on the above criteria.

     The majority of our loans are direct loans made to individuals and small to medium-sized businesses. We rely substantially on local promotional activities and personal contact by officers, directors and employees to compete with other financial institutions. We make loans to borrowers whose applications include a sound purpose, a viable repayment source and a plan of repayment established at inception and are generally backed by a secondary source of repayment.

     Our management is charged with accepting and processing creditworthy loan applications. Upon approval of a loan, we utilize an automated loan system that standardizes the loan product for all commercial and consumer loans, and assists in ensuring that we remain in compliance with all applicable state and federal laws and regulations.

     Commercial loans are generally secured and are structured as credit lines, term loans, or occasionally as time notes. Credit lines and time notes are usually secured by general business assets and mature in one year or less. Term loans are usually secured by equipment and/or real property and mature in one to seven years. The primary emphasis in underwriting commercial loans is on cash flow and collateral values while personal guarantees are of secondary importance. Although recent losses have been minimal, these loans have a relatively higher risk profile in that they are generally for large amounts and repayment depends largely upon the business success of the borrower. Our loan policy limits equipment and commercial real property loans to 80% of the lesser of cost or market value of the collateral, subject to compensating factors. The amounts and terms of loans secured by accounts receivable and inventory are determined according to a formula which values the collateral based on currency and/or degree of completion.

     Consumer loans may be secured or unsecured, but the largest growth in our consumer loan portfolio is in loans secured by automobiles, boats and recreational vehicles. Most consumer loans mature in four years, although our loan policy permits consumer loans that mature in five years and home improvement loans secured by second mortgages on real property that mature in ten years. Most of these loans are made by individual loan officers within their assigned lending limits. Historically, net charge-offs for our consumer loans have generally been quite modest and there are no discernible negative trends.

     Residential mortgage loans are generally made in accordance with the standards required by the secondary market. The loans mature in up to 30 years, and may have either fixed or adjustable interest rates. We generally sell those residential mortgages that mature in 15 or more years. Residential real estate loans which we intend to retain in our portfolio generally have adjustable rates and/or maturities of five years or less.

     The loan portfolio in general is subject to the risk of an economic downturn, although a downturn would likely have a more adverse effect on the commercial portfolio than on any of the other portfolios. In addition, rising interest rates have a stronger negative effect on the commercial portfolio than on the other portfolios because commercial loans frequently have variable interest rates and as the cost of credit increases, the risk of default also increases. Loans secured by real estate are subject to a greater risk of a decline in real estate values than are unsecured loans and loans secured by personal property. Consumer loans are subject to the risks of consumer bankruptcies and other personal circumstances.

     Our loan policy permits the sale of loans by participation for purposes of asset/liability and liquidity management, diversification of risk and prevention of overlines. The loan policy also allows us to purchase loans by participation for purposes of asset/liability management and diversification of risk. Such loans must be of high quality and meet our own underwriting criteria. We analyze the suitability of all institutions with which we participate in loans, whether by sale or purchase.

     The following tables present the maturities and sensitivity to changes in interest rates of loans at March 31, 2000 and December 31, 1999. Variable rate loans comprised 44.0% of our loan portfolio at March 31, 2000 and 43.0% at December 31, 1999.

                                                             MARCH 31, 2000
                                      -------------------------------------------------------------
                                                   OVER ONE YEAR
                                                 THROUGH FIVE YEARS    OVER FIVE YEARS
                                                 ------------------   ------------------
                                      ONE YEAR    FIXED    FLOATING    FIXED    FLOATING
                                      OR LESS     RATE       RATE      RATE       RATE      TOTAL
                                      --------   -------   --------   -------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Real estate -- construction.........  $24,740    $ 1,666   $ 5,158    $ 1,905    $   76    $ 33,545
Real estate -- commercial...........    4,817      5,249     5,641     20,305     1,335      37,347
Real estate -- residential..........   13,759      6,613     3,378     13,030       680      37,460
Commercial..........................   14,658      4,135     5,366         88     1,031      25,278
Consumer............................      716      4,596        --        521        --       5,833
                                      -------    -------   -------    -------    ------    --------
          Total loans(1)............  $58,690    $22,259   $19,543    $35,849    $3,122    $139,463
                                      =======    =======   =======    =======    ======    ========

---------------

(1) Total loans excludes $739,000 of unearned loan income. Net of unearned loan income, total loans equaled $138.7 million.

                                                            DECEMBER 31, 1999
                                      -------------------------------------------------------------
                                                   OVER ONE YEAR
                                                 THROUGH FIVE YEARS    OVER FIVE YEARS
                                                 ------------------   ------------------
                                      ONE YEAR    FIXED    FLOATING    FIXED    FLOATING
                                      OR LESS     RATE       RATE      RATE       RATE      TOTAL
                                      --------   -------   --------   -------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Real estate -- construction.........  $26,263    $   764   $ 1,539    $ 1,038    $   80    $ 29,684
Real estate -- commercial...........    4,209      6,825     5,570     17,883     1,716      36,203
Real estate -- residential..........   12,723      6,278     2,881     12,788     1,134      35,804
Commercial..........................   14,836      3,929     4,371         55       919      24,110
Consumer............................    2,187      2,848        --        490        --       5,525
                                      -------    -------   -------    -------    ------    --------
          Total loans(1)............  $60,218    $20,644   $14,361    $32,254    $3,849    $131,326
                                      =======    =======   =======    =======    ======    ========

---------------

(1) Total loans excludes $618,000 of unearned loan income. Net of unearned loan income, total loans equaled $130.7 million.

  Nonperforming Assets

     Nonperforming loans, defined as nonaccrual loans, accruing loans 90 days or more past due and restructured loans, totaled $24,000 at March 31, 2000, a 59.3% decrease since December 31, 1999. Nonperforming loans decreased $793,000 or 93.1% from December 31,1998 to December 31, 1999. The significant difference in total nonperforming loans for 1998 and 1999 was primarily due to three nonperforming loans in 1998, which were repaid or otherwise resolved in 1999.

     We generally place a loan on nonaccrual status and cease accruing interest when, in management's opinion, there is an indication the borrower may be unable to make payments when they become due. Although interest income is not accrued on loans reclassified to nonaccrual status, interest income may be recognized on a cash basis if management expects collection in full of principal and interest. When a loan is placed on nonaccrual status, any previously accrued but unpaid interest is reversed. Loans for which the accrual of interest has been discontinued amounted to $24,000 at March 31, 2000, and $35,000 and $393,000 at December 31, 1999 and 1998, respectively. Of the amount of nonaccrual loans at December 31, 1998, $390,000 was related to three borrowers.

     Nonperforming assets include nonperforming loans and other real estate owned ("OREO"). Delinquent real estate loans are not reclassified as OREO until we take title to the property, either through foreclosure or upon receipt of a deed in lieu of foreclosure. In such situations, the secured loan is reclassified on the balance sheet as OREO at the lesser of the fair value of the underlying collateral less estimated selling costs, or the recorded amount of the loan.

     Management considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual and charged-off loans. Alternatives for collection that are considered include foreclosure, collecting on guarantees, restructuring the loan or filing suit.

     The following table sets forth the amount of our nonperforming assets as of the dates indicated:

                                                                          DECEMBER 31,
                                                             MARCH 31,   --------------
                                                               2000      1999     1998
                                                             ---------   -----   ------
                                                               (DOLLARS IN THOUSANDS)
Nonaccrual loans...........................................    $  24     $  35   $  393
Other loans 90 days or more past due.......................       --        24      459
Other real estate..........................................      121       118      243
                                                               -----     -----   ------
          Total nonperforming assets.......................    $ 145     $ 177   $1,095
                                                               =====     =====   ======
Nonperforming and other loans 90 days or more past due to
  total loans..............................................     0.02%     0.05%    0.93%
Nonperforming assets to total loans plus other real
  estate...................................................     0.10      0.14     1.19
Nonperforming assets to total assets.......................     0.08      0.10     0.83

     At March 31, 2000, the OREO balance of $121,000 was attributable to one commercial property located in Montana.

  Allowance for Loan Losses

     The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses which it believes is adequate for estimated losses inherent in our loan portfolio. Based on an evaluation of the loan portfolio, management presents a review of the allowance for loan losses to the bank's board of directors, indicating any change in the allowance since the last review and any recommendations as to adjustments in the allowance. In making its evaluation, management considers factors such as our historical loan loss experience, the amount of nonperforming loans and related collateral, volume, growth and composition of the loan portfolio, current economic conditions that may affect the borrower's ability to pay and the value of collateral, the evaluation of our loan portfolio through our internal loan review process and other relevant factors. Charge-offs occur when management deems that loans are uncollectible in whole or in part.

     During the first three months of 2000, we increased our allowance for loan losses by $72,000, plus net recoveries of $1,000, for a balance at March 31, 2000 of $1.5 million. The total allowance for loan losses was $1.4 million at December 31, 1999, an increase of $314,000 from December 31, 1998. Management believes the increase in the allowance for loan losses is necessary to the overall growth in the loan portfolio.

     We follow a loan review program whereby we grade each loan and assign to it a risk grade. We subsequently regrade such loan if necessary when new information becomes available. Our grading procedure is based on six classifications, ranging from Grade 1 (representing no significant risk) up to Grade 6 (representing an anticipated 100% loss). Grading guidelines can be influenced by many factors, including the quality of the collateral and evaluation of key financial information of the borrower.

     We maintain a classified loan list which includes Grade 3 through Grade 6 loans. Loans graded as "substandard" loans (Grade 4) are characterized by the borrower's likely inability to meet present payment terms, increased operating losses or reduced cash flows. "Doubtful" loans (Grade 5) are similar to substandard loans and have deficient collateral. "Loss" loans (Grade 6) are loans in the process of being charged-off. We also grade some loans as "specially mentioned" (Grade 3). While specially mentioned do not have all the characteristics of a substandard or doubtful loan, they include sufficient weakness to warrant special attention. Classified loans require more frequent monitoring than non-classified loans. Based on the above factors, specific allowances are provided for classified loans. For example, Grade 3 loans are allocated a 3% allowance, Grade 4 loans are allocated a 15% allowance, Grade 5 loans are allocated a 50% allowance and Grade 6 loans are allocated a 100% allowance.

     The following table summarizes, for the periods indicated, the activity in the allowance for loan losses and other related data:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                 THREE MONTHS ENDED   -------------------
                                                   MARCH 31, 2000       1999       1998
                                                 ------------------   ---------   -------
                                                          (DOLLARS IN THOUSANDS)
Average loans outstanding......................       $132,447        $ 109,015   $72,943
                                                      ========        =========   =======
Total loans outstanding at end of period.......       $138,724        $ 130,708   $91,793
                                                      ========        =========   =======
Allowance for loan losses at beginning of
  period.......................................       $  1,411        $   1,097   $   754
Charge-offs:
  Commercial...................................             --               33        32
  Real estate -- construction..................             --               --        --
  Real estate -- commercial....................             --               --        --
  Real estate -- residential...................             --               24        29
  Consumer.....................................              3               35        24
                                                      --------        ---------   -------
          Total charge-offs....................              3               92        85
Recoveries:
  Commercial...................................             --                1         1
  Real estate -- construction..................             --               --        --
  Real estate -- commercial....................             --               --        --
  Real estate -- residential...................             --               --        --
  Consumer.....................................              4                3         6
                                                      --------        ---------   -------
          Total recoveries.....................              4                4         7
Net (recoveries) charge-offs...................             (1)              88        78
Provision for loan losses......................             72              402       421
                                                      --------        ---------   -------
Allowance for loan losses at end of period.....       $  1,484        $   1,411   $ 1,097
                                                      ========        =========   =======
Ratio of net charge-offs (recoveries) to
  average loans................................           0.00%            0.08%     0.11%
Ratio of allowance to end of period total
  loans........................................           1.07             1.08      1.20
Ratio of allowance to end of period
  nonperforming loans..........................       6,183.33         2,391.53    128.76

     The following table summarizes, for the periods indicated, the allocation of the allowance for loan losses among various categories of loans and certain other information at March 31, 2000 and December 31, 1999 and 1998. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                          DECEMBER 31,
                                                         -----------------------------------------------
                                    MARCH 31, 2000                1999                     1998
                                ----------------------   ----------------------   ----------------------
                                            PERCENTAGE               PERCENTAGE               PERCENTAGE
                                             OF LOANS                 OF LOANS                 OF LOANS
                                AMOUNT OF    TO TOTAL    AMOUNT OF    TO TOTAL    AMOUNT OF    TO TOTAL
                                ALLOWANCE     LOANS      ALLOWANCE     LOANS      ALLOWANCE     LOANS
                                ---------   ----------   ---------   ----------   ---------   ----------
                                                         (DOLLARS IN THOUSANDS)
Balance of allowance for loan
  losses applicable to:
  Commercial..................   $  366        17.7%      $  407        21.5%      $  369        18.0%
  Real
     estate -- construction...      328        24.2          298        23.3          201        22.7
  Real estate -- commercial...      366        26.9          275        21.5          246        27.7
  Real
     estate -- residential....      367        27.0          364        28.5          243        27.4
  Consumer....................       57         4.2           67         5.2           38         4.2
                                 ------       -----       ------       -----       ------       -----
          Total allowance for
            loan losses.......   $1,484      100.0%       $1,411      100.0%       $1,097      100.0%
                                 ======       =====       ======       =====       ======       =====

     Management believes that the allowance for loan losses at March 31, 2000 is adequate to cover losses inherent in the loan portfolio at such date. No assurance can be given, however, that adverse economic conditions or other circumstances will not result in increased losses in the portfolio.

  Investment Portfolio

     Our investment policy is designed to ensure liquidity for cash flow requirements, to help manage interest rate risk, to ensure collateral is available for public deposits, to manage asset quality diversification and to maximize yield. Investments are managed centrally to maximize compliance and effectiveness of overall investing activities. Ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs and other matters related to investing activities is performed by the Executive Committee and Asset Liability Committee and reviewed by our board of directors.

     The following table summarizes the amortized cost and the distributions of our securities held as of the dates indicated:

                                                                          DECEMBER 31,
                                              MARCH 31,       -------------------------------------
                                                2000                1999                1998
                                          -----------------   -----------------   -----------------
                                          AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                                          -------   -------   -------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Available for sale securities
  U.S. Treasury securities..............  $   499      1.9%   $ 1,099      4.7%   $ 2,804     12.1%
  U.S. government agency securities.....    7,629     28.8      6,679     28.7      6,515     28.2
  State and municipal securities........   10,024     37.8      9,012     38.7      8,856     38.4
  Mortgage-backed securities............    6,772     25.5      4,928     21.2      3,371     14.6
  Corporate securities..................    1,170      4.4      1,172      5.0      1,178      5.1
  Equity securities.....................      421      1.6        407      1.7        364      1.6
                                          -------    -----    -------    -----    -------    -----
          Total.........................  $26,515    100.0%   $23,297    100.0%   $23,088    100.0%
                                          =======    =====    =======    =====    =======    =====

     As of March 31, 2000, the entire investment portfolio is designated "available for sale." As of March 31, 2000, the amortized cost of our total investment portfolio was $26.5 million, an increase of 13.8% from December 31, 1999. The amortized cost of the total investment portfolio was $23.3 million at December 31, 1999, an increase of $209,000 from December 31, 1998.

     The following table summarizes the contractual maturity of investment securities and their weighted average yields at March 31, 2000:

                                             AFTER ONE BUT    AFTER FIVE BUT
                              WITHIN ONE      WITHIN FIVE       WITHIN TEN
                                 YEAR            YEARS            YEARS        AFTER TEN YEARS        TOTAL
                            --------------   --------------   --------------   ---------------   ---------------
                            AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT   YIELD   AMOUNT    YIELD   AMOUNT    YIELD
                            ------   -----   ------   -----   ------   -----   -------   -----   -------   -----
                                                           (DOLLARS IN THOUSANDS)
U.S. Treasury
  securities..............   $ --      --%   $ 499    5.28%   $  --      --%   $    --     --%   $   499   5.28%
U.S. government agency
  securities..............     --      --    6,352    6.08    1,277    6.24         --     --      7,629   6.12
State and municipal
  securities..............    415    6.27      459    6.71    1,640    6.30      7,510   6.83     10,024   6.72
Mortgage-backed
  securities..............     --      --      353    5.78      391    5.66      6,028   6.54      6,772   6.45
Corporate securities......     --      --      625    5.14      545    6.10         --     --      1,170   5.59
Equity securities(1)......     --      --       --      --       --      --        421   6.00        421   6.00
                             ----            ------           ------           -------           -------
         Total available
           for sale
           securities.....   $415    6.27%   $8,288   5.99%   $3,853   6.18%   $13,959   6.68%   $26,515   6.38%
                             ====            ======           ======           =======           =======

---------------

(1) Equity securities do not have stated maturities.

     Interest on investment securities increased during the first three months of 2000 as existing lower-yielding investments were repriced at current higher rates. The tax equivalent average yield for the first three months of 2000 was 6.63% compared with 6.35% for the first three months of 1999. Interest on investment securities increased by $296,000 or 23.3% in 1999 compared with 1998. Because the average balance of securities increased by $4.7 million in 1999 over 1998, and the average rate declined from 6.47% to 6.45%, we enjoyed higher interest income in 1999.

     We have adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. At the date of purchase, we are required to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held to maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading and measured at fair value in the financial statements with unrealized gains and losses included in earnings. Investments not classified as either held to maturity or trading are classified as available for sale and measured at fair value in the financial statement with unrealized gains and losses reported, net of tax, in a separate component of stockholders' equity until realized.

  Deposits

     Our primary source of funds has historically been customer deposits. Total deposits increased to $149.6 million at March 31, 2000 from $141.9 million at December 31, 1999 and $114.9 million at December 31, 1998. These increases are primarily a result of the opening of two branches in February 2000, one branch in 1999, three branches in 1998 and one branch in 1997.

     Noninterest-bearing deposits of $27.5 million at March 31, 2000 represented an increase of $921,000 or 3.5% from $26.6 million at December 31, 1999. Noninterest-bearing deposits at December 31, 1999 increased $4.1 million or 18.5% from $22.4 million at December 31, 1998. Interest-bearing deposits at March 31, 2000 were $122.2 million, an increase of $6.8 million or 5.9% from $115.4 million at December 31, 1999. Interest-bearing deposits were $115.4 million at December 31, 1999, an increase of $22.8 million or 24.7% from $92.5 million at December 31, 1998.

     The following table sets forth the distribution of our deposits by type as of the date indicated:

                                                                         DECEMBER 31,
                                           MARCH 31,        ---------------------------------------
                                              2000                 1999                 1998
                                       ------------------   ------------------   ------------------
                                        AMOUNT    PERCENT    AMOUNT    PERCENT    AMOUNT    PERCENT
                                       --------   -------   --------   -------   --------   -------
                                                          (DOLLARS IN THOUSANDS)
Demand, noninterest-bearing
  deposits...........................  $ 27,487     18.3%   $ 26,566     18.7%   $ 22,419     19.4%
Demand, interest-bearing deposits....    68,829     46.0      62,962     44.4      48,120     41.9
Savings..............................     9,513      6.4       9,398      6.6       7,759      6.8
Time, $100,000 and over..............    20,001     13.4      19,352     13.6      13,110     11.4
Other time...........................    23,810     15.9      23,648     16.7      23,525     20.5
                                       --------    -----    --------    -----    --------    -----
          Total deposits.............  $149,640    100.0%   $141,926    100.0%   $114,933    100.0%
                                       ========    =====    ========    =====    ========    =====

     The following table presents the daily average balances for each major category of deposits and the weighted average interest rate paid on interest-bearing deposits for each of the periods indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                        THREE MONTHS ENDED   --------------------------------------
                                          MARCH 31, 2000            1999                1998
                                        ------------------   ------------------   -----------------
                                         AMOUNT     RATE      AMOUNT     RATE     AMOUNT     RATE
                                        --------   -------   --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Demand, interest-bearing deposits.....  $ 62,241    3.97%    $ 53,137    3.57%    $39,377    3.76%
Savings...............................     9,306    2.37        8,569    2.44       6,755    2.77
Time, $100,000 and over...............    19,195    5.34       15,883    5.32      11,444    5.81
Other Time............................    23,628    5.17       24,019    5.30      20,997    5.77
                                        --------             --------             -------
          Total interest-bearing
            deposits..................   114,370    4.32      101,608    4.16      78,573    4.51
Noninterest-bearing deposits..........    26,765               23,733              17,320
                                        --------             --------             -------
          Total deposits..............  $141,135    3.50%    $125,341    3.37%    $95,893    3.70%
                                        ========             ========             =======

     The following table sets forth the amounts and maturity of certificates of deposit that had balances of $100,000 or more at March 31, 2000:

                                                                MARCH 31, 2000
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
Remaining maturity
  Less than three months..................................         $ 7,410
  Three months up to six months...........................           7,476
  Six months up to twelve months..........................           4,379
  Twelve months and over..................................             736
                                                                   -------
          Total...........................................         $20,001
                                                                   =======

  Federal Funds Purchased and Other Borrowed Funds

     Federal funds purchased averaged $8.3 million during the first three months of 2000 compared with $3.0 million during the first three months of 1999. This 176.7% increase was necessary to meet increased loan demand. Federal funds purchased averaged $3.8 million in 1999, a 501.7% increase over 1998. The average rate paid on federal funds decreased to 5.41% in 1999 compared with 5.82% in 1998. Total interest paid on short-term borrowed funds increased by $170,000 or 459.5% in 1999 compared with 1998 as the result of the increase in federal funds purchased and the decrease in average rates. Leveraging the balance sheet through the use of borrowed funds during the past several years has had a significantly favorable effect on our net interest income as a result of the positive spread between the yield on earning assets and cost of borrowed funds.

     During the three months ended March 31, 2000, we began to utilize short-term advances from the Federal Home Loan Bank as an additional source of funds. At March 31, 2000, we had $10.0 million of these advances outstanding.

     Long-term borrowed funds include fixed rate Federal Home Loan Bank advances, a note payable to an unaffiliated bank and unsecured loans from stockholders. Long-term debt averaged $17.8 million during the first three months of 2000 compared with $9.9 million during the first three months of 1999. This 79.8% increase was necessary to meet loan demand and to provide the bank with additional capital. Long-term debt averaged $11.4 million in 1999, a 278.0% increase over 1998, and the average rate paid decreased to 5.75% in 1999 compared with 6.68% in 1998. Based on these factors, interest expense on long-term debt increased by $455,000 or 225.2% in 1999 compared with 1998.

     The following table sets forth certain information regarding total borrowed funds for the dates indicated:

                                                             AT OR FOR THE PERIOD ENDED
                                                            ----------------------------
                                                                          DECEMBER 31,
                                                            MARCH 31,   ----------------
                                                              2000       1999      1998
                                                            ---------   -------   ------
                                                               (DOLLARS IN THOUSANDS)
Average balance outstanding...............................   $26,086    $15,262   $3,661
Maximum amount outstanding at any month-end during the
  period..................................................    27,697     21,827    8,937
Balance outstanding at end of period......................    27,697     21,827    8,937
Weighted average interest rate during the period..........      6.21%      5.66%    6.53%

  Liquidity

     Our liquidity policy provides management with guidelines to ensure that funds are available as needed to support asset growth or to reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis. Due to the potential for unexpected fluctuation in deposits and loans, active management of our liquidity is critical. In order to respond to these circumstances, sources of both on and off-balance sheet funding are in place.

     Traditionally, we have relied on such sources as cash on hand and loan and investment maturities to fund liquidity needs. Within the past two years, we have chosen to expand our sources to include lines of credit and advances with the Federal Home Loan Bank and other correspondent banks.

     To enhance our ability to manage liquidity, and in accordance with SFAS No. 115, Accounting for Certain Investment and Debt and Equity Securities, all investments are accounted for as available for sale. At March 31, 2000, these securities plus cash and due from banks totaled $34.8 million, which was 18.7% of total assets.

     Generally, investment securities which mature within one year can be converted to cash for liquidity needs at amounts which approximate their book value. Securities with maturities greater than one year are more sensitive to changes in interest rates and, therefore, their liquidation value would tend to be more volatile relative to their book value.

  Capital Resources

     Stockholders' equity increased to $7.8 million at March 31, 2000 from $7.5 million at December 31, 1999, an increase of $347,000 or 4.7%. This increase was primarily the result of net income for the period. During the year ended December 31, 1999, stockholders' equity increased by $601,000 or 8.8% from $6.9 million at December 31, 1998. This increase was due to net income of $1.4 million, offset by an unrealized loss on available for sale securities of $800,000.

     The following table provides a comparison of the leverage and risk weighted capital ratios of us and the bank as of March 31, 2000 and December 31, 1999 to the minimum and well-capitalized regulatory standards:

                                                    TO BE WELL
                                  MINIMUM           CAPITALIZED
                                REQUIRED FOR       UNDER PROMPT
                              CAPITAL ADEQUACY   CORRECTIVE ACTION   ACTUAL RATIO AT    ACTUAL RATIO AT
                                  PURPOSES          PROVISIONS       MARCH 31, 2000    DECEMBER 31, 1999
                              ----------------   -----------------   ---------------   -----------------
Front Range Capital
  Corporation
  Leverage ratio............        4.00%(1)             N/A             4.73%              4.87%
  Tier 1 risk-based capital
     ratio..................        4.00                 N/A              5.28               5.47
  Risk-based capital
     ratio..................        8.00                 N/A              6.22               6.43
Heritage Bank
  Leverage ratio............        4.00%(1)            5.00%             6.80%              6.91%
  Tier 1 risk-based capital
     ratio..................        4.00                6.00              7.67               7.77
  Risk-based capital
     ratio..................        8.00               10.00              8.62               8.73

---------------

(1) The Federal Reserve may require us and/or the bank to maintain a leverage ratio of up to 100 basis points above the required minimum.

  Interest Rate Sensitivity

     Our asset liability management policy provides management with the necessary guidelines for managing the volume and mix of our assets and other funding sources and we have established a system for monitoring our net interest rate sensitivity position.

     Interest rate is managed by the bank's Asset Liability Committee ("ALCO"), which is comprised of our senior officers, in accordance with policies approved by our board of directors. The ALCO formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the ALCO considers the impact on earnings, capital levels and general economic conditions.

     Interest rate risk management involves the maintenance of an appropriate balance between interest sensitive assets and interest sensitive liabilities to reduce interest rate risk exposure while also providing liquidity to satisfy the cash flow requirements of operations and to meet customers' fluctuating demands for funds, either in terms of loan requests or deposit withdrawals.

     Interest-earning assets and interest-bearing liabilities are those which have yields or rates which are subject to change within a future time period due to maturity of the instrument or changes in the rate environment. "GAP" refers to the difference between interest-earning assets and interest-bearing liabilities repricing within given time frames. As a result, major fluctuations in net interest income and net earnings could occur due to imbalances between the amounts of interest-earning assets and interest-bearing liabilities, as well as different repricing characteristics. GAP management seeks to protect earnings by maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities in order to minimize fluctuations in the net interest margin and net earnings in periods of volatile interest rates.

     We use a net interest income simulation model to estimate near-term (next twelve months) risk due to changes in interest rates. The model, which is updated quarterly, incorporates substantially all of our assets and liabilities together with forecasted changes in the balance sheet and assumptions that reflect the current interest rate environment. Balance sheet changes are based on expected prepayments of loans and securities. ALCO uses the model to simulate the effect of immediate and sustained parallel shifts in the yield curve of 100 and 200 basis points. The results from the simulation are reviewed by ALCO quarterly and are used to guide ALCO's asset liability strategy. ALCO guidelines approved by our board of directors generally limit the estimated change in net interest margin over the succeeding 12 months to 25 basis points of the forecasted net interest margin given a 200 basis points change in interest rates. At March 31, 2000, the estimated effect of an immediate 200 basis point increase in rate was a decrease in forecasted net interest margin for 12 months of 28 basis points, which would result in a decrease in net interest income of $529,000. The estimated effect of an immediate 200 basis point decrease in rate was an increase in forecasted net interest margin for 12 months of 18 basis points, which would result in an increase in net interest income of $328,000.

     The following table summarizes our interest rate sensitivity analysis at March 31, 2000:

                                               VOLUMES SUBJECT TO REPRICING WITHIN
                                    ----------------------------------------------------------
                                               OVER THREE    OVER ONE
                                     THREE       MONTHS        YEAR
                                     MONTHS     THROUGH      THROUGH        OVER
                                    OR LESS     ONE YEAR    FIVE YEARS   FIVE YEARS    TOTAL
                                    --------   ----------   ----------   ----------   --------
                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Federal funds sold..............  $     --    $     --     $     --     $    --     $     --
  Investment securities...........        --         415        8,643      16,393       25,451
  Loans...........................    70,686       9,930       22,259      35,849      138,724
                                    --------    --------     --------     -------     --------
          Total interest-earning
            assets................    70,686      10,345       30,902      52,242      164,175
                                    --------    --------     --------     -------     --------
Interest-bearing liabilities:
  Deposits
     Demand, interest-bearing.....    68,829          --           --          --       68,829
     Savings......................     9,513          --           --          --        9,513
     Certificates of deposit......    12,661      27,375        3,775          --       43,811
  Federal funds purchased.........     5,775          --           --          --        5,775
  Other short-term borrowings.....    10,000          --           --          --       10,000
  Long-term debt..................        --       3,016        4,527       4,379       11,922
                                    --------    --------     --------     -------     --------
          Total interest-bearing
            liabilities...........  $106,778    $ 30,391     $  8,302     $ 4,379     $149,850
                                    ========    ========     ========     =======     ========
Period gap........................  $(36,092)   $(20,046)    $ 22,600     $47,863     $ 14,325
                                    ========    ========     ========     =======     ========
Cumulative period gap.............  $(36,092)   $(56,138)    $(33,538)    $14,325
                                    ========    ========     ========     =======
Cumulative period gap to total
  assets..........................    (19.34)%    (30.08)%     (17.97)%      7.68%

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

  Availability of Dividends

     Our principal cash requirement at the holding company level is the repayment of debt. We are dependent upon the payment of cash dividends by the bank to service such commitments.

     We, as the sole stockholder of the bank, are entitled to the dividends when and as declared by the bank's board of directors, out of funds legally available therefor, subject to the restrictions imposed by banking regulations. Generally, a Colorado-chartered banking corporation which is a member of the Federal Reserve may make quarterly distributions provided they do not exceed the lesser of: (1) the bank's retained earnings or (2) the bank's net income for the last three fiscal years (including the current year), less the amount of any distributions made by the bank to its stockholders during such period. The regulators may order a bank to refrain from making a proposed distribution when, in the regulators' opinions, the payment of such would be an unsafe or unsound practice. As of March 31, 2000, and subject to the limitations and restrictions under applicable law, the bank had $2.5 million available for dividends.

     We expect that the cash dividends paid by the bank to us will be sufficient to meet our cash requirements, although there is no assurance that dividends will be paid at any time in any amount.

                                    BUSINESS

GENERAL

     We are a bank holding company headquartered in Louisville, Colorado, which is located southeast of Boulder along the Denver-Boulder business corridor. We derive substantially all of our income from, and our principal asset is, all of the common stock of the bank. We have 11 full-service branches in the Denver-Boulder metropolitan area.

     We operate under a community banking philosophy. We develop broad customer relationships based on responsive, individualized service provided by our experienced officers and staff. We offer our customers, including local residents and small to medium-sized businesses, a variety of traditional loan and deposit products from our attractive, convenient locations.

HISTORY OF THE COMPANY

     In March of 1985, we acquired our wholly owned subsidiary, Heritage Bank, then operating under the name Lafayette First Industrial Bank. After the acquisition, we converted Lafayette First into a state-chartered commercial bank named Bank VII. In 1990, Robert L. and Claudia A. Beauprez acquired a significant ownership interest in us and thereupon instituted significant changes in order to enable us to more effectively serve the needs of local small to medium-sized business and individual customers. To reflect these changes, the name of the bank was changed in 1991 to Lafayette State Bank. Since 1990, the bank has enjoyed steady growth in deposits and in commercial and consumer loans.

     The bank began its geographic expansion in 1995, with the establishment of branches in Boulder and Louisville (which subsequently became our main banking office). We then opened branches in Erie (1997); Broomfield, Denver and Louisville (Main Street) (1998); Longmont (1999); and downtown Boulder, Lafayette (95th Street) and Niwot (2000). This geographic expansion gives us a significant presence throughout the diverse and growing economic and population base in the Denver-Boulder metropolitan area. On June 1, 1998, the bank again changed its name to Heritage Bank to better reflect its expanding geographic presence.

BUSINESS STRATEGIES

     The Denver-Boulder metropolitan area in which we operate enjoys strong economic growth, an expanding population and an array of diverse industries. Our principal objective is to serve the individual and business needs of our market while achieving an acceptable rate of return for our stockholders. To achieve this objective, we have focused on the following strategies:

     Emphasizing community banking relationships and a strong customer service culture. We enjoy an excellent reputation in our market area for our strong service culture. Starting with our Chairman of the Board and President, Robert
L. Beauprez, who has lived and worked in our market area all of his life, and his wife, Claudia, who has lived in Colorado since 1964, our officers and staff are dedicated to providing responsive, individualized service to our business and individual customers. We encourage our board members, branch presidents, branch managers and officers to become actively involved in civic and public service affairs in their communities. As a result of this community interaction, we are better able to understand the specific needs of local customers and provide the responsiveness to local concerns expected of a community bank. Our management team is talented, deep and stable. We have experienced very little management turnover, which promotes a continuity of service to our customers. Several of our branch presidents formerly ran other banking organizations and have chosen to join us and be a part of our service-oriented team. We believe our banking offices are conveniently located in our market areas. Most of our locations are designed to make the customer feel "at home" and resemble a family home atmosphere more than a corporate office. All of our locations, such as our branches in the "LODO" section of downtown Denver and in downtown Boulder, are designed to fit in aesthetically with their surroundings. This combination of service-oriented management and staff and attractive, accessible locations enables us to provide outstanding service to our customers.

     Expanding market share and increasing efficiency through internal growth. We have grown significantly through our branching activities. We believe that our current locations provide us with the necessary platform to expand our services within our existing market area and that we have the infrastructure and systems in place to accommodate substantial additional market penetration. We believe that as we continue to expand our business from our current locations, we can absorb many of the overhead costs incurred in the creation of our branch network. As a result, our efficiency ratio should decrease and our net earnings should increase. We will continue to look for appropriate opportunities to grow by opening additional branches within our existing markets or in new markets offering growth potential.

     Enhancing use of technology to provide competitive products and services. We provide a wide range of the usual and customary commercial and consumer banking products and services in all of the communities in which we serve. Our use of advanced technology also allows us to offer our customers the ability to bank through their personal computer from their home or business. These services allow customers the flexibility of monitoring their loan and account activity and conducting banking transactions 24 hours a day. Telephone access enables customers to receive real-time account balances, deposit status, checks paid, withdrawals made, loan status, loan payments due and other specifics related to services we provide. In addition, our customers can access their accounts at our ATM locations and at ATM locations worldwide through agreements with other banks and ATM networks.

     Maintaining strong asset quality. As a result of our strong credit underwriting and loan administration, we have maintained excellent asset quality despite the rapid expansion of our loan portfolio. Our total assets have grown from $5.6 million at December 31, 1990 to $186.6 million at March 31, 2000. Over this same period, total loans increased from $3.7 million to $138.7 million and total deposits have risen from $4.9 million to $149.6 million. Over the past two calendar years, total assets have grown from $90.7 million at December 31, 1997 to $172.7 million at December 31, 1999, total loans have increased from $59.3 million to $130.7 million and total deposits have risen from $84.1 million to $141.9 million. Despite this growth, our ratio of nonperforming assets to total assets at March 31, 2000 was 0.08%. We intend to continue to maintain our sound asset quality and adhere to the policies and practices that contribute to this result.

COMPETITION

     The banking business is highly competitive, and our profitability depends principally upon our ability to compete in the markets in which our branch operations are located. Consolidation in the financial services industry has reduced the number of independent banks. We compete with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, asset-based non-bank lenders and certain other nonfinancial institutions, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than we offer. Some of our competitors enjoy significant financial resources, are well-recognized and have more offices than we do, and in some cases, are not subject to the same regulations and restrictions that we are subject to.

     Nevertheless, we have been able to effectively compete by emphasizing customer service, technology and responsive decision-making by establishing long-term customer relationships and building customer loyalty as well as by providing products and services designed to meet the specific needs of our customers. We believe our competitive strengths, including our reputation for developing and continuing banking relationships, responsiveness to customer needs, individualized customer service and maintenance of skilled and resourceful personnel, will enable us to continue to successfully compete in the communities we serve.

     Although we consider our principal competition to be those banks and other financial institutions with offices in our current market area, under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. These financial holding companies will be able to offer banking, insurance and securities brokerage products to their customers. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which we operate. In addition, other federal legislation has had the effect of easing membership limits on credit unions and increasing the ability of credit unions to compete with us for deposits and loans in the communities we serve.

FACILITIES AND PROPERTIES

     We conduct business at 11 full-service branch locations, including branches in Boulder, Longmont, Lafayette, Louisville, Broomfield, Denver, Erie and Niwot, Colorado. We own five of the facilities that house our branches and lease the remaining facilities under various terms.

     The following table sets forth certain information regarding our facilities:

                                                            OWNED/LEASED AND       IN OPERATION    DEPOSITS AS OF
LOCATION                            ADDRESS                  LEASE TERMS(1)            SINCE       MARCH 31, 2000
--------                            -------                 ----------------       ------------    --------------
Boulder -- Pearl Street    2775 Pearl Street,          Leased: 5 year term ending  February 1995    $30,392,110
                           Boulder,                    September 30, 2004
                           Colorado 80302
Boulder -- West End        1900 Ninth Street,          Leased: 5 year term ending  February 2000    $   967,434
                           Boulder,                    July 31, 2004
                           Colorado 80302
Broomfield                 5720 W. 120th Avenue,       Owned                       January 1998     $11,059,457
                           Broomfield, Colorado 80020
Denver -- LODO             1543 Wazee Street, Denver,  Owned                       October 1998     $ 4,315,434
                           Colorado 80202
Erie                       785 Cheesman, Erie,         Owned                       June 1997        $11,287,791
                           Colorado 80516
Lafayette                  811 S. Public Road,         Owned                       April 1987       $47,697,113
                           Lafayette, Colorado 80026
Lafayette -- 95th Street   2695 North Park Drive,      Leased: 5 year term ending  February 2000    $ 7,276,927
                           Suite 101, Lafayette,       January 14, 2005
                           Colorado 80026
Longmont                   2333 N. Main Street, Suite  Leased: 62 month term       March 1999       $ 5,261,281
                           E, Longmont, Colorado       ending March 21, 2004
                           80501
Louisville                 1020 Century Drive, Suite   Owned                       July 1995        $24,703,571
                           202, Louisville,
                           Colorado 80027
Louisville -- Main         801 Main Street, Suite      Leased: 5 year term ending  August 1998      $ 6,696,998
Street                     130, Louisville, Colorado   March 31, 2003
                           80027
Niwot(2)                   6800 N. 79th Street,        Leased: 5 year term ending  (2)                       --
                           Niwot, Colorado 80503       February 28, 2005

---------------

(1) The lease terms do not include renewal option periods which may be available.

(2) Expected to open for business on July 1, 2000.

EMPLOYEES

     As of March 31, 2000, we employ 92 persons on a full-time or equivalent basis. We are not a party to any collective bargaining agreement and we have good relations with our employees. We provide customary insurance benefits to our employees. None of our officers is employed pursuant to an employment contract.

LEGAL PROCEEDINGS

     We are periodically party to or otherwise involved in legal proceedings arising in the normal course of our business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to our business. Management does not believe that there is any pending or threatened proceeding against us which, if determined adversely, would have a material effect on our business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to our executive officers and directors and the executive officers and directors of the bank:

                                  POSITION WITH FRONT RANGE
NAME                    AGE          CAPITAL CORPORATION            POSITION WITH HERITAGE BANK
----                    ---       -------------------------         ---------------------------
Robert L. Beauprez....  51    Chairman of the Board; President   Chairman of the Board; Chief
                                                                 Executive Officer and President
Claudia A. Beauprez...  50    Director; Secretary and Treasurer  Director; Secretary
Alice M. Bier.........  47    Chief Financial Officer            Chief Operating Officer
Victor Fruehauf.......  64    Director                           Director
Larry W. Gibson.......  60    Director                           Director; Senior Vice President
William G. Hofgard....  68    Director                           Director
Donald E. Imel........  68    Director                           Director
W. Bruce Joss.........  50    Director                           Director
Robert W. Lathrop.....  61    Director                           Director
William A. Mitchell...  41    Vice President                     Executive Vice President

     The eight directors that serve on our board of directors also comprise the board of directors of the bank. Each of our executive officers and each executive officer of the bank serves at the discretion of the respective board of directors. All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified or until their death, resignation or removal. Officers are appointed by the board of directors and hold office until their successors are duly elected or qualified or until their death, resignation or removal.

     Robert and Claudia Beauprez are husband and wife. There are no family relationships among any other of our directors and executive officers or those of the bank.

     Robert L. Beauprez has been the President and a director of the company since 1990. He was elected Chairman of the Board in July 1993. He has served as Chief Executive Officer of the bank since 1995. Prior to that, he was an operating partner in his family's dairy farming operations in Lafayette, Colorado. He also served as a director for Affiliated National Bank of Louisville (now known as Bank One-Louisville Center) for 13 years prior to 1990.

     Mr. Beauprez presently serves as Chairman for the Colorado Republican Party and previously served as chairman of his county party and congressional district. He currently serves on the Boulder Community Hospital Foundation Finance Committee and the Boulder Community Hospital Association Board. He has also served as Chairman of the Board of the Independent Bankers of Colorado and as vice chairman of the Independent Bankers of America Policy Development Committee. Mr. Beauprez' other community activities include work with the St. Louis Church Finance Committee, Long's Peak Council Boy Scouts of America, Student Venture, Boulder County Advisory Council, St. Louis School Board and several other community organizations.

     Claudia A. Beauprez has been Secretary, Treasurer and a director of the company since 1991 and a director of the bank since 1990. She is a part-time employee of the bank, serving as an administrative assistant. Mrs. Beauprez also is a licensed real estate agent and was active in the family dairy farming business in Lafayette, Colorado prior to joining the company.

     Alice M. Bier became Chief Financial Officer of the company in 2000, Chief Operating Officer of the bank in 1997 and vice president and cashier of the bank in 1996. Prior to her tenure at the bank, she served for several years as an employee and officer in several operations and lending capacities at The Bank of

Louisville, including director from 1984 to 1996, president from 1995 to 1996, executive vice president and cashier from early in 1994 to August 1995, and vice president and cashier for ten years prior to 1994. She also served as corporate secretary of Financial Holdings, Inc., the holding company for The Bank of Louisville from 1984 to 1995. Ms. Bier has worked in the banking industry since 1971. Ms. Bier has been an active member in several community organizations, including Coal Creek Rotary, Louisville Chamber of Commerce, Louisville Downtown Business Association, Leadership Louisville Program, Lafayette Chamber of Commerce and the Louisville Labor Day Parade Committee. She is also a board member of the Independent Bankers' Network.

     Victor Fruehauf has been a director of the company since 1995 and a director of the bank since 1994. He is the Chief Executive Officer and a director of Fruehauf Plant and Garden Center, a privately-owned company in Boulder, Colorado that sells plants, flowers, giftware, outdoor furniture, nursery stock and other related products. Mr. Fruehauf also is the general partner of a family limited partnership that develops, owns and operates a small shopping mall in Boulder, Colorado. Prior to his experience with Fruehauf Plant and Garden Center, Mr. Fruehauf served in various personnel and labor relations capacities with Dow Chemical Company. He previously served for seven years on the board of directors of Colorado National Bank - Boulder. Four of those years, he served as Chairman of the Board.

     Larry W. Gibson has been a director of the company and the bank since 1992. He served as vice president of the bank from 1990 to 1997 and currently serves as Senior Vice President. Mr. Gibson has served in lending officer positions at various financial institutions for more than 30 years.

     William G. Hofgard has been a director of the company since 1995 and a director of the bank since 1994. For over forty years, he has been Chairman of the Board of Hofgard & Company, Inc., a privately owned employee benefits consulting and insurance brokerage firm in Boulder, Colorado. He also served as President of Hofgard & Company, Inc. for over 25 years until 1997. Mr. Hofgard is a chartered life underwriter and a chartered financial consultant.

     Donald E. Imel was a founder of Lafayette First Industrial Bank, the predecessor to the bank. He has served as a director of both the company and the bank, or its predecessors, since 1987, serving as Chairman of the Board of the company from 1987 to 1993. Mr. Imel was a principal in a family-owned business for 37 years. He also manages various commercial and residential real estate investments in local communities.

     W. Bruce Joss has been a director of the company and the bank since 1991. He is a stockholder in the Louisville law firm of Rautenstraus and Joss, P.C., specializing in commercial law. He has maintained a private practice since 1974 and has previously served as Louisville City Attorney and Prosecutor. Mr. Joss previously served as a director of Affiliated First National Bank in Louisville (now known as Bank One-Louisville Center). Mr. Joss' law firm currently serves as legal counsel for the company and the bank.

     Robert W. Lathrop was elected to the board of directors of the company and the bank in 1993. Mr. Lathrop was the owner, President and Chief Executive Officer of Rental Center of Louisville, Inc., from 1986 until 1998. He served on the Louisville city council for eight years and the Louisville planning commission for two years. Mr. Lathrop served as a director of Affiliated First National Bank in Louisville from 1989 to 1990.

     William A. Mitchell became Vice President of the company in 2000 and Executive Vice President of the bank in 1998. He manages the bank's loan and investment functions as well as the branch presidents and branch managers. Prior to joining the bank, Mr. Mitchell served as President and a director of First Community Industrial Bank, a Washington Mutual company in Denver, managing a $275 million banking organization with 11 branch locations in three states. In addition, he supervised a $200 million home equity company based in California for Washington Mutual. Prior to that, he worked for six years as a branch manager for Chrysler First Financial Services in Aurora, Colorado, where he managed a $50 million branch consumer finance institution. Mr. Mitchell has served as director of the Colorado State Banking Board and currently serves as a director of Independent Bankers of Colorado (IBC). He also serves as a director of the Boulder Adopt a School program and of Colorado Microcredit, Inc., a part of the Colorado Alliance for Micro-Enterprise Initiative, both nonprofit organizations.

OPERATION OF OUR BOARD OF DIRECTORS

     Our board of directors has established a compensation committee and the bank has established an audit committee. The purpose of the bank's audit committee is to review the general scope of the audit conducted by our independent auditors and matters relating to our internal control systems. In performing this function, the audit committee reviews reports from our independent auditors and meets separately with representatives of senior management. The audit committee is comprised of Messrs. Joss, Lathrop and Hofgard, each of whom is an outside director. The compensation committee has the limited role of making recommendations to the board of directors with respect to the compensation of our executive officers, particularly our president. The compensation committee is comprised of Messrs. Fruehauf, Lathrop and Imel, each of whom is an outside director.

INDEMNIFICATION, INSURANCE AND LIMITATION OF LIABILITY

     In accordance with our articles of incorporation and bylaws, we have provided for indemnification, to the maximum extent permitted by law, of any person who is or was a director, officer, agent, fiduciary or employee of the company or the bank against any claim, liability or expense arising against him or her because he or she is or was a director, officer, agent fiduciary or employee or was serving another entity as a director, officer, partner, trustee, employee or fiduciary at the bank's or the company's request. We also maintain director and officer insurance on behalf of any individual who is or was a director, officer, employee, fiduciary or agent against any claims or liability asserted against him or her arising out of his or her capacity or status as such. We have also provided for the limitation of personal liability of any director for breach of fiduciary duty unless the director (1) breaches his duty of loyalty; (2) engages in intentional misconduct or knowing violation of law;
(3) votes for a distribution in violation of Colorado law if the director did not perform his or her duties in compliance with Colorado law or (4) engages in any transaction from which the director directly or indirectly derives an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company or the trust pursuant to the foregoing provisions, or otherwise, the company and the trust have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company or the trust of expenses incurred or paid by a director, officer, or controlling person of the company or the trust in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the company and the trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EMPLOYMENT AGREEMENTS

     We have not entered into any employment agreements with any executive officers or directors of the company or the bank.

DIRECTOR COMPENSATION

     Our directors receive no compensation for their services. However, directors of the bank, who are not also officers, receive $600 per month ($7,200 annually) for their service on the board and attendance at board meetings. No additional compensation is paid for serving on a committee. Directors of the bank, who are also officers, receive no additional compensation for their role as directors. Mr. Imel receives additional compensation for inspecting and verifying the value of collateral that secures loans.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation we paid to or accrued on behalf of our President and our other executive officers of the bank who earned more than $100,000 in salary and bonuses for the fiscal year 1999:

NAME AND PRINCIPAL POSITION             YEAR    SALARY     BONUS    ALL OTHER COMPENSATION
---------------------------             ----   --------   -------   ----------------------
Robert L. Beauprez....................  1999   $125,000   $28,000          $21,098(1)
  President of the company; Chief
  Executive Officer and President of
  the bank
William A. Mitchell...................  1999   $ 87,500   $17,500          $ 5,961(2)
  Executive Vice President of the bank

---------------

(1) Consists of contributions by us of $3,750 to our 401(k) plan, $17,087 to our Non-qualifying Employee Retirement Plan ("NQERP") and $260 reportable as income for income tax purposes paid pursuant to our Split Dollar Life Insurance Plan.

(2) Consists of contributions by us of $5,819 to our NQERP and $142 reportable as income for income tax purposes paid pursuant to our Split Dollar Life Insurance Plan.

STOCK OPTION PLANS

     We have no stock option plans for any of our officers, directors or other employees at this time, although management may consider submitting such a plan to a vote of our stockholders in the future.

BENEFIT PLAN

     In 1995 we established a contributory pension benefit plan pursuant to
Section 401(k) of the Internal Revenue Code covering all eligible employees. A participating employee may contribute up to 20% of total compensation in a given year and may make rollover contributions from other qualified plans. We match our employees' contributions up to 3% of such employee's total compensation. The benefit plan includes a "safe harbor" which allows us to make a voluntary contribution of up to 3% of our eligible employees' compensation, even if the employee does not also make a contribution. Benefits are payable upon retirement and participants are subject to vesting requirements. The benefit plan files Form 5500-C with the Internal Revenue Service. The bank contributed $46,000 and $34,000 into the plan in 1999 and 1998, respectively.

NON-QUALIFYING EMPLOYEE RETIREMENT PLAN

     The bank has established an Executive Retirement Plan and an Index Plan for certain employees who are selected to participate by a committee whose sole function is to select those officers to be given the opportunity to become participants under either or both of the plans.

     Executive Retirement Plan. The bank maintains an Executive Retirement Plan for certain executive officers. Pursuant to the retirement plan, Robert Beauprez will receive $4,750 per month for a period of 180 months upon retirement, unless Mr. Beauprez' benefits have not fully vested, in which case a certain percentage of the benefits will be nonforfeitable in accordance with Mr. Beauprez' years of service. Mr. Beauprez' benefits will be fully vested after ten years of service. There are currently five participants in the retirement plan including Mr. Beauprez. The benefits payable to the five participants will aggregate $16,362 per month. The benefits payable to any given participant will be paid for a period of 180 months following such participant's retirement.

     Indexed Salary Continuation Plan. The bank established an Indexed Salary Continuation Plan in 1998. The index plan provides supplemental retirement benefits to certain of the bank's executive officers, including Messrs. Beauprez, Mitchell and Gibson and Ms. Bier. Pursuant to the terms of the index plan and a related Split Dollar Plan, the bank purchased life insurance policies for the benefit of each participant and excess earnings from such policies are paid to the respective participant over the ten year period following such person's retirement from the bank.

           INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

     The bank leases the Pearl Street branch in Boulder from Fruehauf Investments, Ltd., in which Victor Fruehauf, a director of the company and the bank, is a principal. The lease is for a ten-year term beginning on October 1, 1994, with one five-year extension option. The monthly rent for the year 2000 is $9,843, subject to annual increases.

     We employ the law firm of Rautenstraus and Joss, P.C. from time to time. W. Bruce Joss, a director of the company and the bank, is a principal of Rautenstraus and Joss.

     Further, some of our directors, executive officers and principal stockholders (i.e., those who own 10% or more of the common stock) and their associates, which include corporations, partnerships and other organizations in which they are officers or partners or in which they or their immediate families have at least a 5% interest, are our customers. During 1999 and the three months ended March 31, 2000, we made loans in the ordinary course of business to many of our directors, executive officers and principal stockholders and their associates, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with us and did not involve more than the normal risk of collectability or present other unfavorable features. Loans to our directors, executive officers and principal stockholders are subject to limitations contained in the Federal Reserve Act, the principal effect of which is to require that extensions of credit by us to executive officers, directors and principal stockholders satisfy the foregoing standards. We expect to have such transactions or transactions on a similar basis with our directors, executive officers and principal stockholders and their associates in the future.

     In addition, we have borrowed money from several of our directors or their immediate family members. Specifically, we are indebted to (1) Robert W. and Carol D. Lathrop in the amount of $100,000, maturing December 31, 2000; (2) Carol Ann Imel, the wife of Donald Imel, in the amounts of $100,000 and $85,000, maturing December 31, 2000 and 2001, respectively; (3) Joe C. and Marie Beauprez, parents of Robert L. Beauprez, in the amount of $132,000, maturing December 31, 2000; (4) the Estate of Nyle Barlow, a deceased director of the company and the bank, in the amount of $100,000, maturing December 31, 2000. We pay interest on these loans quarterly at the prime rate.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2000, by (i) each of our directors and executive officers, (ii) each stockholder whom we know to own beneficially 5% or more of the common stock and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such stockholders, management believes that each person has sole voting and dispositive power over their shares and the address of each stockholder is the same as our address. There are no arrangements which upon operation at a subsequent date would result in a change of control of the company or the bank.

                                                                 SHARES        PERCENTAGE
                                                              BENEFICIALLY    BENEFICIALLY
NAME                                                            OWNED(1)        OWNED(1)
----                                                          ------------    ------------
Robert L. Beauprez..........................................    312,376(2)        23.5%
Claudia A. Beauprez.........................................    170,399(3)        12.8%
Alice M. Bier...............................................      1,500          *
Estate of Nyle E. Barlow....................................    125,795(4)         9.4%
Victor Fruehauf.............................................     20,000            1.5%
Larry W. Gibson.............................................     25,760            1.9%
William G. Hofgard..........................................     26,667(5)         2.0%
Donald Imel.................................................    109,960(6)         8.3%
W. Bruce Joss...............................................      6,000(7)       *
Robert W. Lathrop...........................................      6,000(8)       *
William A. Mitchell.........................................      5,000(9)       *
Directors and executive officers as a group (11 persons)....    642,823           48.1%

---------------

 *  Indicates ownership which does not exceed 1.0%.

(1) The percentage beneficially owned was calculated based on 1,327,744 shares of common stock issued and outstanding. However, with respect to each stockholder who holds shares of preferred stock and the directors and executive officers as a group, this percentage assumes the conversion by such stockholder or group of all shares of preferred stock which are convertible into shares of common stock within 60 days at a rate of one-for-one.

(2) Includes 166,634 shares held of record jointly by Robert L. Beauprez and his wife. This total does not include 3,765 shares owned solely by Claudia A. Beauprez, to which Mr. Beauprez disclaims any beneficial ownership. This total also does not include 121,379 shares of common stock and 4,416 shares of preferred stock held of record by the Estate of Nyle E. Barlow to which Robert and Claudia Beauprez jointly have an option to purchase. There are no contingencies related to the exercise of the option, however, the beneficiary of the Estate of Nyle E. Barlow has challenged the enforceability of the exercise price. In the event Robert and Claudia Beauprez acquire such shares, they would own or control 441,936 shares or 33.2% of the total issued and outstanding shares of common stock. In the event Robert and Claudia Beauprez do not acquire the shares, we have the option to acquire the shares upon substantially similar terms.

(3) Includes 166,634 shares held jointly by Robert and Claudia Beauprez. This total does not include 145,742 shares owned solely by Mr. Beauprez to which Mrs. Beauprez disclaims any beneficial ownership.

(4) Includes 4,416 shares of preferred stock, which are convertible into shares of common stock on a one-to-one basis within 60 days.

(5) Includes 16,667 shares held of record by Resources Trust Co. for the benefit of William G. Hofgard.

(6) Includes 6,500 shares held of record by the Imel Family LLC, of which Mr. Imel is a principal and 4,417 shares of preferred stock, which are convertible into shares of common stock on a one-to-one basis within 60 days.

(7) Consists of 5,500 shares held of record jointly by Mr. Joss and his wife and 500 shares held of record by Mr. Joss' wife.

(8) Includes 3,000 shares held of record by Smith Barney Shearson as IRA Custodian for the benefit of Robert W. Lathrop. Also includes 1,000 shares held of record by Edward Jones as Custodian for the benefit of Mr. Lathrop's wife.

(9) These shares are held of record jointly by Mr. Mitchell and his wife, Leigh Ann Mitchell.

                           SUPERVISION AND REGULATION

     The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the bank holding company stockholders or creditors. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

     The following description summarizes some of the laws to which we and the bank are subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to the statutes and regulations themselves. We believe that we are in compliance in all material respects with these laws and regulations.

FRONT RANGE CAPITAL CORPORATION

     We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"), and are therefore subject to supervision, regulation and examination by the Federal Reserve.

     Restrictions on Dividends. It is the policy of the Federal Reserve that bank holding companies pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     Source of Strength. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve policy, a holding company may not be inclined to provide it. As discussed below, a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     Bankruptcy. In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.

     Holding Company Activities and Financial Modernization. The BHCA prohibits a bank holding company, with certain limited exceptions, from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or from engaging in any activities other than those of banking, managing or controlling banks and certain other subsidiaries, or furnishing services to or performing services for its subsidiaries. One principal exception to these prohibitions allows the acquisition of interests in companies whose activities are found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks, as to be a proper incident thereto. Some of the activities that have been determined by regulation to be closely related to banking are making or servicing loans, performing certain data processing services, acting as an investment or financial advisor to certain investment trusts and investment companies, and providing securities brokerage services. Other activities approved by the Federal Reserve include consumer financial counseling, tax planning and tax preparation, futures and options advisory services, check guaranty services, collection agency and credit bureau services, and personal property appraisals.

     However, on November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act that eliminated the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. The Gramm-Leach-Bliley Act, effective March 11, 2000, permits bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve.

     Under the Gramm-Leach-Bliley Act, a bank holding company may become a financial holding company if each of its subsidiary banks is well-capitalized under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act of 1977 ("CRA") by filing a declaration that the bank holding company wishes to become a financial holding company. The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities and activities that the Federal Reserve has determined to be closely related to banking, as described in the preceding paragraph. Subsidiary banks of a financial holding company must remain well-capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company may not acquire a company that is engaged in activities that are financial in nature unless each of its subsidiary banks has a CRA rating of satisfactory or better.

     While the Federal Reserve will serve as the "umbrella" regulator for financial holding companies and has the power to examine banking organizations engaged in new activities, regulation and supervision of activities which are financial in nature or determined to be incidental to such financial activities will be handled along functional lines. Accordingly, activities of subsidiaries of a financial holding company will be regulated by the agency or authorities with the most experience regulating that activity as it is conducted in a financial holding company.

     Safe and Sound Banking Practices. Bank holding companies are not permitted to engage in unsafe and unsound banking practices. The Federal Reserve's Regulation Y, for example, generally requires a holding company to give the Federal Reserve prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with the consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of its consolidated net worth. The Federal Reserve may oppose the transaction if it believes that the transaction would constitute an unsafe or unsound practice or would violate any law or regulation. Depending upon the circumstances, the Federal Reserve could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

     The Federal Reserve has broad authority to prohibit activities of bank holding companies and their nonbanking subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, and can assess civil money penalties for certain activities conducted on a knowing and reckless basis, if those activities caused a substantial loss to a depository institution. The penalties can be as high as $1.0 million for each day the activity continues.

     Anti-Tying Restrictions. Bank holding companies and their affiliates are prohibited from tying the provision of certain services, such as extensions of credit, to other nonbanking services offered by a holding company or its affiliates.

     Capital Adequacy Requirements. The Federal Reserve has adopted a system using risk-based capital guidelines to evaluate the capital adequacy of bank holding companies. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. The capital adequacy standards include consideration of interest rate risk in the overall determination of the capital ratio, thus institutions with greater interest rate risk must maintain greater capital. Under the guidelines, specific categories of assets are assigned different risk weights, based generally on the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances to determine a "risk-weighted" asset base. The guidelines require a minimum total risk-based capital ratio of 8.0%, of which at least 4.0% is required to consist of Tier 1 capital elements. Tier 1 capital generally consists of common equity, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock, including the trust preferred securities up to certain limits, less intangibles, but does not include unrecognized gains and losses on securities. Tier 2 capital, also known as supplementary capital, includes allowance for loan losses (so long as the allowance does not exceed 1.25% of weighted risk assets); certain perpetual preferred stock and subordinated non-convertible debt and some intermediate perpetual preferred stock. Total capital is the sum of Tier 1 and Tier 2 capital. As of March 31, 2000, our ratio of Tier 1 capital to total risk-weighted assets was 5.28% and our ratio of total capital to total risk-weighted assets was 6.22%.

     In addition to the risk-based capital guidelines, the Federal Reserve uses a leverage ratio as an additional tool to evaluate the capital adequacy of bank holding companies. The leverage ratio is a company's Tier 1 capital divided by its average total consolidated assets. Certain highly-rated bank holding companies that are not experiencing substantial growth may maintain a minimum leverage ratio of 3.0%, but other bank holding companies are required to maintain a leverage ratio of at least 4.0%. As of March 31, 2000, our leverage ratio was 4.73%.

     The federal banking agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     Imposition of Liability for Undercapitalized Subsidiaries. Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," as that term is defined in the regulations, it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

     The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." The bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

     Acquisitions by Bank Holding Companies. The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities other than activities so closely related to banking as to be a proper incident thereto. In approving bank acquisitions by bank holding companies, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

     Control Acquisitions. The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, would, under the circumstances set forth in the presumption, constitute acquisition of control.

     In addition, any entity is required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of our outstanding common stock, or otherwise obtaining control or a "controlling influence" over us.

HERITAGE BANK

     The bank is a Colorado-chartered banking corporation, the deposits of which are insured by the Bank Insurance Fund ("BIF") of the FDIC. The bank is a member of the Federal Reserve and the FDIC and accordingly is subject to supervision and regulation by the Federal Reserve, the FDIC and the Colorado Division of Banking ("CDB"). These regulations subject the bank to special restrictions, requirements, potential enforcement actions and periodic examination by the Federal Reserve and the CDB.

     In addition to federal regulation, the bank must also register with the and file periodic information with the CDB. The CDB requires information with respect to, among other matters, the financial condition, operations, management and intercompany relationships of us and our subsidiaries. The CDB may also require such other information as is necessary to assess whether we are in compliance with the provisions of Colorado law and the regulations, rules and orders promulgated or issued thereunder. The CDB may also conduct examinations of us and our subsidiaries.

     Equivalence to National Bank Powers. In general, a Colorado-chartered bank has the same rights and privileges that are or may be granted to national banks domiciled in Colorado. The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") has limited the extent to which Colorado law and regulations may allow state-chartered banks to engage in a broader range of activities than national banks. FDICIA provides that no state bank or subsidiary thereof may engage as principal in any activity not permitted for national banks, unless the institution complies with applicable capital requirements and the FDIC determines that the activity poses no significant risk to the insurance fund. In general, statutory restrictions on the activities of banks are aimed at protecting the safety and soundness of depository institutions.

     Financial Modernization. Under the Gramm-Leach-Bliley Act, a national bank may establish a financial subsidiary and engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, real estate investment, annuity issuance and merchant banking activities. To do so, a bank must be well-capitalized, well-managed and have a CRA rating of satisfactory or better. National banks with financial subsidiaries must remain well-capitalized and well-managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a bank may not acquire a company that is engaged in activities that are financial in nature unless the bank has a CRA rating of satisfactory or better.

     Although the powers of state-chartered banks are not specifically addressed in the Gramm-Leach-Bliley Act, a Colorado chartered bank will have the same powers as national banks through the parity provisions contained in Colorado's banking laws.

     Branching. Colorado law provides that a Colorado-chartered bank can establish a branch anywhere in Colorado provided that the branch is approved in advance by the CDB. The branch must also be approved by the Federal Reserve, which will consider a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

     Restrictions on Transactions with Affiliates and Insiders. Transactions between the bank and its nonbanking affiliates, including us and any of our nonbanking subsidiaries, are subject to Section 23A of the Federal Reserve Act, which limits the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by our securities or obligations or the securities or obligations of any of our nonbanking subsidiaries.

     Section 23B of the Federal Reserve Act also generally requires that certain transactions between the bank and its affiliates be on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal stockholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Federal Reserve Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the Federal Reserve may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     Restrictions on Distribution of Subsidiary Bank Dividends and Assets. Most, if not all, of our revenues are derived from dividends paid to us by the bank and for the foreseeable future it is anticipated that such dividends will continue to be our principal source of operating funds, including funds used to pay dividends on the trust preferred securities. Certain statutory and regulatory requirements apply to the bank's payment of dividends. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the bank. Under federal law, the bank cannot pay a dividend if, after paying the dividend, the bank will be "undercapitalized." The Federal Reserve may declare a dividend payment to be unsafe and unsound even though the bank would continue to meet its capital requirements after the dividend. Approval by the Federal Reserve and CDB is required if the total of all dividends declared by a state bank exceeds the total of its net profits for the year combined with its retained net profits of the preceding two years.

     Because we are a legal entity separate and distinct from our subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its stockholders, including any depository institution holding company (such as us) or any stockholder or creditor thereof.

     Examinations. The Federal Reserve periodically examines and evaluates the bank. Based on such an evaluation, the Federal Reserve may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the Federal Reserve-determined value and the book value of such assets. The CDB also conducts examinations of state banks but may accept the results of a federal examination in lieu of conducting an independent examination.

     Capital Adequacy Requirements. A state-chartered bank is subject to the same capital adequacy requirements as a bank holding company is subject to, including the requirement of a total risk-based capital ratio of 8.0%, 4.0% of which is required to consist of Tier 1 capital elements. See "-- Front Range Capital Corporation -- Capital Adequacy Requirements." To be categorized as "well-capitalized" under prompt corrective action regulations, Tier 1 capital to risk-based assets must be 6%; total capital to risk-based assets must be 10%; and the leverage ratio must be 3%. Please see the discussion of capital adequacy
requirements set forth on page   . However, in the event a bank does not meet or
maintain capital adequacy requirements, it may be subject to "prompt corrective action" measures as set forth below.

     Corrective Measures for Capital Deficiencies. The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well-capitalized," "adequately-capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A "well-capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately-capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well-capitalized bank. A bank is "undercapitalized" if it fails to meet any one of the ratios required to be adequately capitalized. A bank is "significantly undercapitalized" if it has a total risk-based capital ratio of under 6.0%, a Tier 1 risk-based ratio of under 3.0% and a leverage ratio of under 3.0%. A "critically undercapitalized" institution has a leverage ratio of 2.0% or less.

     In addition to requiring undercapitalized institutions to submit a capital restoration plan, agency regulations contain broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be undercapitalized after any such distribution or payment.

     As an institution's capital decreases, the Federal Reserve's enforcement powers become more severe. A significantly undercapitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions. The Federal Reserve has only very limited discretion in dealing with a critically undercapitalized institution and is virtually required to appoint a receiver or conservator.

     Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

     The bank currently is classified as "adequately capitalized" for purposes of the Federal Reserve's prompt corrective action regulations. At March 31, 2000, the bank's Tier 1 capital to risk-based assets ratio was 7.67%, total capital to risk-based assets ratio was 8.62% and its leverage ratio was 6.8%.

     Deposit Insurance Assessments. The bank must pay assessments to the FDIC for federal deposit insurance protection. The FDIC has adopted a risk-based assessment system as required by FDICIA. Under this system, FDIC-insured depository institutions pay insurance premiums at rates based on their risk classification. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. An institution's risk classification is assigned based on its capital levels and the level of supervisory concern the institution poses to the regulators. In addition, the FDIC can impose special assessments in certain instances. The current range of BIF assessments is between 0% for healthy banks and 0.27% of deposits for he riskiest banks.

     The FDIC established a process for raising or lowering all rates for insured institutions semi-annually if conditions warrant a change. Under this system, the FDIC has the flexibility to adjust the assessment rate schedule twice a year without seeking prior public comment, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule can be made by the FDIC only after a full rulemaking with opportunity for public comment.

     On September 30, 1996, President Clinton signed into law an act that contained a comprehensive approach to recapitalizing the Savings Association Insurance Fund ("SAIF") and to assure the payment of the Financing Corporation's ("FICO") bond obligations. Under this new act, banks insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate was required to equal one-fifth of the SAIF rate through year-end 1999, or until the insurance funds are merged, whichever occurred first. Thereafter BIF and SAIF payers will be assessed pro rata for the FICO bond obligations. With regard to the assessment for the FICO obligation, for the first quarter of 2000, both the BIF and SAIF rate was .02120% of deposits.

     Enforcement Powers. The FDIC and the other federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject us or our banking subsidiaries, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. The appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan;

or materially fails to implement an accepted capital restoration plan. The Federal Reserve and the CDB also have broad enforcement powers over the bank, including the power to impose orders, remove officers and directors, impose fines and appoint supervisors and conservators.

     Community Reinvestment Act. The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") requires federal banking agencies to make public a rating of a bank's performance under the CRA. In the case of a bank holding company, the CRA performance record of the banks involved in the transaction are reviewed in connection with the filing of an application to acquire ownership or control of shares or assets of a bank or to merge with any other bank holding company. An unsatisfactory record can substantially delay or block the transaction.

     Consumer Laws and Regulations. In addition to the laws and regulations discussed herein, the bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

INSTABILITY AND REGULATORY STRUCTURE

     Various legislation, such as the Gramm-Leach-Bliley Act, which expanded the powers of financial institutions, and proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the environment in which we and the bank operate in substantial and unpredictable ways. We cannot predict the ultimate effect that the Gramm-Leach-Bliley Act will have or that potential legislation, if enacted, or implementing regulations with respect thereto, would have upon ours or the bank's financial condition or results of operations.

EXPANDING ENFORCEMENT AUTHORITY

     One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.

EFFECT ON ECONOMIC ENVIRONMENT

     The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

     Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including future monetary policies, the impact of such policies on our and our subsidiaries' business and earnings cannot be predicted.

                            DESCRIPTION OF THE TRUST

     The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees named therein, and a certificate of trust filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the trust preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

     Upon issuance of the trust preferred securities, the holders thereof will own all of the issued and outstanding trust preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will own, directly or indirectly, all of the issued and outstanding common securities (together with the trust preferred securities, the "trust securities"). The trust exists for the purposes of:

     - issuing the trust preferred securities to the public for cash;

     - issuing its common securities to us in exchange for our capitalization of the trust;

     - investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

     - engaging in other activities that are incidental to those listed above.

     The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, we have agreed to pay for all debts and obligations and all costs and expenses of the trust and the offering of the trust preferred securities, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

     Pursuant to the amended and restated trust agreement, the number of trustees of the trust will initially be five. Three of the trustees will be persons who are our employees or officers or who are affiliated with us (the "administrative trustees"). The fourth trustee will be Wilmington Trust Company, a Delaware banking corporation ("Wilmington Trust") unaffiliated with us, with its principal place of business in the State of Delaware (the "Delaware trustee"). Wilmington Trust will also serve as property trustee under the trust agreement, for the purposes of compliance with the provisions of the Trust Indenture Act (the "property trustee"), and the Delaware Trustee for purposes of compliance with the Delaware Business Trust Act. For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington Trust will also act as guarantee trustee under the guarantee agreement and indenture trustee under the indenture. We, as holder of all of the common securities, will have the right to appoint, remove or replace any trustee unless an event of default under the indenture shall have occurred and be continuing, in which case only the holders of the trust preferred securities may remove the indenture trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

     The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "property account" to hold all payments made in respect of the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities. The administrative trustees shall be authorized to exercise all rights powers and privileges on behalf of the trust as are set forth in the trust agreement.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued pursuant to the trust agreement, which will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust will act as property trustee for the trust preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the trust preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities and the trust agreement. A form of the trust agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the trust preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the trust preferred securities will be entitled to a preference upon an event of default with respect to distributions and amounts payable on redemption or liquidation over the common securities. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

     The trust preferred securities will rank equally, and payments on the trust preferred securities will be made proportionally, with the common securities, except as described under "Subordination of Common Securities" below.

     The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

     Source of Distributions. The funds of the trust available for distribution to holders of the trust preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, who will hold the amounts received from our interest payments on the debentures in the property account for the benefit of the holders of the trust preferred securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

     Payment of Distributions. Distributions on the trust preferred securities
will be payable at the annual rate of   % of the $25 stated liquidation amount,
payable quarterly on March 31, June 30, September 30, and December 31 of each year, to the holders of the trust preferred securities on the relevant record dates. The record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the trust preferred securities will be September 30, 2000.

     Distributions will accumulate from the date of issuance, and the amount payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. The term "business day" means any day other than a Saturday, a Sunday, a day on which banking institutions in Wilmington, Delaware are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

     Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive
quarters. However, no extension period may extend beyond             , 2030 or
end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the trust preferred securities will also be deferred during any such extension period. Any deferred distributions under the trust preferred
securities will accumulate additional amounts at the annual rate of   %,
compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

     During an extension period, we may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

     - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

     - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

     - redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

     After the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period, subject to the above requirements.

     We have no current intention of exercising our right to defer distributions on the trust preferred securities by extending the interest payment period on the debentures.

REDEMPTION OR EXCHANGE

     Subject to the prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

     - in whole at any time, or in part from time to time, on or after
                   , 2005;

     - in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event as defined below; or

     - at any time, to the extent the trust repurchases any trust preferred securities.

     Mandatory Redemption. Upon our repayment or redemption, in whole or in
part, of any debentures, whether on             , 2030 or earlier, the property
trustee will apply the proceeds to redeem a like amount of the trust securities, upon not less than 30 days nor more than 60 days notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions and Additional Interest (as defined below) to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of the trust preferred securities and the common securities proportionally.

     "Additional Interest" means the additional amounts as may be necessary to be paid by us in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

     Distribution of Debentures. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "Liquidation Distribution Upon Termination."

     After the liquidation date fixed for any distribution of debentures in exchange for trust preferred securities:

     - those trust preferred securities will no longer be deemed to be outstanding; and

     - any certificates representing trust preferred securities will be deemed to represent debentures with a principal amount equal to the liquidation amount of those trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the trust preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur. The trust preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

     Redemption Upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined below) occurs, we have the right to redeem the debentures in whole and thereby cause a mandatory redemption of the trust securities in whole at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the trust preferred securities will remain outstanding and Additional Interest may be payable on the debentures. See "Description of Debentures -- Redemption or Exchange."

     "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that there is more than an insubstantial risk that:

     - interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

     - the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

     - the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

     "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation.

     "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

     For all of the events described above, we or the trust must request and receive an opinion of counsel with regard to the event within a reasonable period of time after we became aware of the possible occurrence of an event of this kind.

REDEMPTION PROCEDURES

     Trust preferred securities may be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each date of redemption only to the extent that the trust has funds available for the payment of the redemption price. See
"-- Subordination of Common Securities."

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accrue on those debentures called for redemption on and after the redemption date.

     If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent it actually has received and holds such funds, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust securities. See "Book-Entry Issuance." If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent it actually has received and holds such funds, will deposit with the designated paying agent for such trust preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

     If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

     If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

     Payment of the redemption price on the trust preferred securities and any distribution of debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date. The record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

     If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately between the common securities and the trust preferred securities based upon the relative liquidation amounts. The particular trust preferred securities to be redeemed will be selected by the property trustee from the outstanding trust preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the trust preferred securities. The property trustee will promptly notify the registrar for the trust preferred securities in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

     Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding trust preferred securities.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the trust preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made. Further, no payments may be made on the common securities unless payment in full in cash of all accumulated and unpaid distributions (including Additional Interest, if any is required) on all of the outstanding trust preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, has been made or provided. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions (including Additional Interest, if any is required) on, or the redemption price of, the trust preferred securities then due and payable.

     In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on our behalf, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the trust preferred securities. This right is subject, however, to our receiving approval of the Federal Reserve, if required.

     In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

     - our bankruptcy, dissolution or liquidation;

     - the distribution of a like amount of the debentures to the holders of the trust securities, if we have given written direction to the property trustee to terminate the trust;

     - redemption of all of the trust preferred securities as described under "Redemption or Exchange -- Mandatory Redemption;" or

     - the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

     With the exception of a redemption as described under "Redemption or Exchange -- Mandatory Redemption," if an early termination occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities debentures:

     - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

     - with an interest rate identical to the distribution rate on the trust securities; and

     - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

     However, if the property trustee determines that the distribution is not practical, then the holders will be entitled to receive a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid to us, as the holder of the common securities, and the holders of the trust preferred securities on a proportional basis based on liquidation amounts. However, if an event of default under the indenture has occurred and is continuing, the trust preferred securities will have a priority over the common securities. See "Subordination of Common Securities."

     Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the trust preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the trust preferred securities. See "Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust." If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the trust preferred securities, the trust preferred securities will remain outstanding until the repayment of the debentures.

     If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the trust preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures -- General."

LIQUIDATION VALUE

     The amount of the liquidation distribution payable on the trust preferred securities in the event of any liquidation of the trust is $25 per trust preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "Liquidation Distribution Upon Termination."

EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an event of default under the trust agreement with respect to the trust preferred securities:

     - the occurrence of an event of default under the indenture (see "Description of the Debentures -- Debenture Events of Default");

     - a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

     - a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

     - a default in the performance, or breach, in any material respect, of any covenant or warranty of the trust in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding trust preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

     - the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days following our receipt of written notice of or an administrative trustee's actual knowledge of such events of bankruptcy or insolvency.

     Within five business days after the property trustee has actual knowledge of the occurrence of any event of default, the property trustee will transmit notice of the event of default to the holders of the trust preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we are each in compliance with all the conditions and covenants applicable to us and the administrative trustees, respectively, under the trust agreement.

     If an event of default under the indenture has occurred and is continuing, the trust preferred securities will have preference over the common securities upon termination of the trust. See "Subordination of Common Securities" and "Liquidation Distribution Upon Termination." The existence of an event of default under the trust agreement does not entitle the holders of trust preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

     Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove the property trustee or the Delaware trustee. The holders of the trust preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee, we will appoint, one or more persons or entities either (i) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (ii) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

     Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the trust preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

     - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the trust preferred securities, or (b) substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the trust preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

     - the successor securities are listed or will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed, if any;

     - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

     - the successor entity has a purpose substantially identical to that of the trust;

     - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the effect that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

     - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

     Notwithstanding the foregoing, the trust may not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, enter into any transaction of this kind or permit any other person to consolidate, amalgamate, merge with or into, or replace the trust if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the trust preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the trust preferred securities, in the following circumstances:

     - with respect to acceptance of appointment by a successor trustee;

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

     - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

     With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (i) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (ii) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

     As long as the property trustee holds any debentures, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

     - waive any past default that is waivable under the indenture;

     - exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

     - consent to any amendment, modification or termination of the indenture or the debentures, where the consent is required, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust securities. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the trust securities.

     The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust securities except by subsequent vote of the holders of the trust securities. The property trustee will notify each holder of record of trust securities of any notice of default it receives with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the trust securities, prior to taking any of the foregoing actions the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

     Any required approval of holders of trust securities may be given at a meeting of holders of the trust securities convened for the purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

     No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

     Notwithstanding the fact that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the trustees or any affiliate of us or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     The trust preferred securities will be represented by one or more global trust preferred securities registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. A global trust preferred security is a security representing interests of more than one beneficial holder. Beneficial interests in the global trust preferred securities will be shown on, and transfers will be effected only through, records maintained by participants. Participants are brokers, dealers, or others with accounts with DTC. Except as described below, trust preferred securities in definitive form will not be issued in exchange for the global trust preferred securities. See "Book-Entry Issuance."

     No global trust preferred security may be exchanged for trust preferred securities registered in the names of persons other than DTC or its nominee unless:

     - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global trust preferred security and we are unable to locate a qualified successor depositary;

     - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

     - there shall have occurred and be continuing an event of default under the indenture.

     Any global trust preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global trust preferred security. If trust preferred securities are issued in definitive form, the trust preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global trust preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

     Payments on global trust preferred securities will be made to DTC, as the depositary for the global trust preferred securities. If the trust preferred securities are issued in definitive form, distributions will be payable, the transfer of the trust preferred securities will be registrable, and trust preferred securities will be exchangeable, for trust preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. However, payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of record of the persons entitled to the distribution or by wire transfer. In addition, with respect to trust preferred securities that are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of one or more global trust preferred securities, and the deposit of the global trust preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual trust preferred securities represented by the global trust preferred security to the accounts of persons that have accounts with DTC. These accounts shall be designated by the dealers, underwriters or agents with respect to the trust preferred securities. Ownership of beneficial interests in a global trust preferred security will be limited to persons or entities with an account with DTC or who may hold interest through any person or entity with an account that may hold interests through participants. With respect to interests of any person or entity with an account with DTC, ownership of beneficial interests in a global trust preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee. With respect to persons or entities who hold an interest in a global trust preferred security through a participant, the interest and any transfer of the interest will be shown on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of these securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global trust preferred security.

     So long as DTC or another depositary, or its nominee, is the registered owner of the global trust preferred security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by the global trust preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global trust preferred security will not be entitled to have any of the individual trust preferred securities represented by the global trust preferred security registered in their names, will not receive or be entitled to receive physical delivery of any of the trust preferred securities in definitive form and will not be considered the owners or holders of the trust preferred securities under the trust agreement.

     None of us, the property trustee, any paying agent or the securities registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global trust preferred security representing the trust preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global trust preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global trust preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global trust preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

PAYMENT AND PAYING AGENCY

     Payments in respect of the trust preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the trust preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the trust preferred securities. The paying agent for the trust preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the trust preferred securities may resign as paying agent upon 30 days written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the trust preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as the registrar and the transfer agent for the trust preferred securities. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of trust preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, until the occurrence and continuance of an event of default under the trust agreement, undertakes to perform only the duties set forth in the trust agreement. After an event of default under the trust agreement, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

     - the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

     - the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

     - the debentures will be treated as our indebtedness for federal income tax purposes.

     In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

     Holders of the trust preferred securities have no preemptive or similar rights to subscribe for additional trust preferred securities. The trust agreement and the trust preferred securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

     Concurrently with the issuance of the trust preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust, as trustee (the "indenture trustee"). The indenture will be qualified under the Trust Indenture Act.

     The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     The debentures will be limited in aggregate principal amount to $15,000,000, this amount being the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual
rate of      % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2000, to the person in whose name each debenture is registered at the close of business on the business day immediately preceding the day interest is due. It is anticipated that, until the liquidation of the Trust, if any, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of the interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due
at the annual rate of      %, compounded quarterly. The term "interest,"
includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date and additional interest, as applicable.

     The debentures will mature on             , 2030, the stated maturity date.
We may shorten this date once at any time to any date not earlier than
            , 2005, subject to the prior approval of the Federal Reserve, if required.

     We will give notice to the indenture trustee and the holders of the debentures no more than 180 days and no less than 90 days prior to the effectiveness of any change in the stated maturity date. We will not have the
right to redeem the debentures from the trust until after             , 2005,
except if a Tax Event, an Investment Company Event or a Capital Treatment Event has occurred, or to the extent the Trust has repurchased trust preferred securities.

     The debentures will be unsecured and will rank junior to all of our senior and subordinate indebtedness. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See
"-- Subordination."

     The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and
unpaid, together with interest thereon at the annual rate of      % compounded
quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of trust preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences -- Interest Payment Period and Original Issue Discount."

     During an extension period, we may not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

     - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debentures or allow any of our subsidiaries to do the same;

     - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

     - redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

     Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We have no present intention of exercising our right to defer payments of interest on the debentures.

     We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (i) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (ii) the date we are required to give notice of the record date, or the date the distributions are payable, to the American Stock Exchange, or other applicable self-regulatory organization, or to holders of the trust preferred securities, but in any event at least one business day prior to the record date.

     Subject to the foregoing, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

     If the trust is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional amounts on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties or other governmental charges not been imposed.

REDEMPTION OR EXCHANGE

     Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

     - in whole at any time, or in part from time to time, on or after
                   , 2005;

     - in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

     - at any time, to the extent of any trust preferred securities the trust repurchases.

     In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the debentures.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures shall be effected proportionately, by lot or in any other manner deemed to be fair by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest shall cease to accrue on the debentures or portions thereof called for redemption.

     The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Trust Preferred
Securities -- Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the trust preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the American Stock Exchange or other stock exchange or national quotation service, on which the trust preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of trust preferred securities.

RESTRICTIONS ON PAYMENTS

     We are restricted from making certain payments (as described below) if at that time:

     - an event of default is continuing under the indenture;

     - we are in default with respect to our obligations under the guarantee; or

     - we have given notice of our election to extend an interest payment period with respect to the debentures and the notice has not been rescinded or the extension period is continuing.

     If any of the above events have occurred, we will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

     - make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures or allow any of our subsidiaries to do the same;

     - make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures other than payments under the guarantee; or

     - redeem, purchase or acquire less than all of the debentures or any of the trust preferred securities.

SUBORDINATION

     Under the indenture, the debentures are subordinated and junior in right of payment to all of our senior and subordinated debt. Upon any payment or distribution of assets to our creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of Front Range Capital Corporation, the holders of senior and subordinated debt will first be entitled to receive payment in full of principal (and premium, if any) and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

     In the event of the acceleration of the maturity of any debentures, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the debentures.

     No payments of principal or interest in respect of the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the debentures, or if any judicial proceeding is pending with respect to any default.

     The term "debt" means, with respect to any entity, whether recourse is to all or a portion of the assets of an entity and whether or not contingent:

     - every obligation of the entity for money borrowed;

     - every obligation of the entity evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of the entity with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the entity;

     - every obligation of the entity issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     - every capital lease obligation of the entity; and

     - every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the entity has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     The term "senior debt" means, with respect to us, the principal of and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-petition interest is allowed in the proceeding, on debt, whether incurred on or prior to the date of the indenture or incurred after the date. Senior debt also includes all indebtedness, whether incurred on or prior to the date of the indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements. However, senior debt will be deemed not to include:

     - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

     - any of our debt that when incurred and without respect to any election under the federal bankruptcy laws was without recourse to us;

     - any debt of ours to any of our subsidiaries;

     - any debt to any of our employees;

     - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

     - debt which constitutes subordinated debt.

     The term "subordinated debt" means, with respect to us, the principal of, premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not the claim for post-petition interest is allowed in the proceeding, on debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will be deemed not to include:

     - any of our debt which when incurred and without respect to any election under the federal bankruptcy laws, was without recourse to us;

     - any debt of ours to any of our subsidiaries;

     - any debt to any of our employees;

     - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

     - debt which constitutes senior debt; and

     - any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment.

     We expect from time to time to incur additional indebtedness, and there is no limitation on the amount we may incur. At March 31, 2000, we had consolidated senior debt and subordinated debt of approximately $3,710,000.

PAYMENT AND PAYING AGENTS

     Generally, payment of principal of and any interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (i) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (ii) transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. We may at any time designate additional paying agents for the debentures or rescind the designation of any paying agent for the debentures. However, we will at all times be required to maintain a paying agent in Wilmington, Delaware, and each place of payment for the debentures.

     Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on May 31 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

     The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

     In the event of any redemption, neither we nor the indenture trustee will be required to (i) issue, register the transfer of or exchange debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

     We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

     - extend the fixed maturity of the debentures;

     - reduce the principal amount or the rate or extend the time of payment of interest; or

     - reduce the percentage of principal amount of debentures required to amend the indenture.

     As long as any of the trust preferred securities remain outstanding, no modification may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the trust preferred securities.

DEBENTURE EVENTS OF DEFAULT

     The indenture provides that any one or more of the following described events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

     - failure for 30 days to pay any interest on the debentures when due, subject to deferral of any due date in the case of an extension period;

     - failure to pay any principal on the debentures when due whether at maturity, upon redemption by declaration or otherwise;

     - failure to observe or perform in any material respect other covenants contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

     - our bankruptcy, insolvency or reorganization or dissolution of the trust.

     The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have this right.

     If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debentures.

     We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE TRUST PREFERRED SECURITIES

     If an event of default under the indenture has occurred and is continuing and the event is attributable to our failure to pay interest on or principal of the debentures on the payment date on which the payment is due and payable, then a holder of trust preferred securities may initiate a direct action against us. In connection with a direct action, we will have a right to counter the amount of the direct action to the extent of any payment made by us to the holder of trust preferred securities with respect to the direct action. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the trust preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Trust Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

     - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, or substitutes securities having substantially similar terms;

     - immediately after giving effect, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

     - other conditions as prescribed in the indenture are met.

SATISFACTION AND DISCHARGE

     The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

     - have become due and payable, or

     - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

     We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

     The indenture and the debentures will be governed by and construed in accordance with the laws of the State of Colorado.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     We have agreed, pursuant to the indenture, for so long as trust preferred securities remain outstanding:

     - to maintain directly or indirectly 100% ownership of the common securities of the trust except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

     - not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

     - to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

     - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.

                              BOOK-ENTRY ISSUANCE

GENERAL

     DTC will act as securities depositary for the trust preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of trust preferred securities. Except as described, the trust preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global trust preferred securities will be issued for the trust preferred securities and will be deposited with DTC or held by a custodian for DTC.

     DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of trust preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the trust preferred securities on DTC's records. The ownership interest of each actual purchaser of each trust preferred security ("beneficial owner") is in turn to be recorded on the direct and indirect participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased trust preferred securities. Transfers of ownership interests in the trust preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in trust preferred securities, except if use of the book-entry system for the trust preferred securities is discontinued.

     DTC will have no knowledge of the actual beneficial owners of the trust preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the trust preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the trust preferred securities. If less than all of the trust preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

     Although voting with respect to the trust preferred securities is limited to the holders of record of the trust preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to trust preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the trust preferred securities are credited on the record date.

DISTRIBUTION FUNDS

     The property trustee will make distribution payments on the trust preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITORIES AND TERMINATION OF BOOK-ENTRY SYSTEM

     DTC may discontinue providing its services with respect to any of the trust preferred securities at any time by giving reasonable notice to the property trustee and us. If no successor securities depositary is obtained, definitive trust preferred securities representing the trust preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of trust preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the trust preferred securities will be printed and delivered.

                          DESCRIPTION OF THE GUARANTEE

     The trust preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the trust preferred securities for the benefit of the holders of the trust preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust, the trust preferred guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the trust preferred securities. Prospective investors are urged to read the form of the trust preferred securities guarantee agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part.

GENERAL

     We agree to pay in full on a subordinated basis, to the extent described in the trust preferred securities guarantee agreement, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense or counterclaim that the trust may have or assert other than the defense of payment.

     The following payments with respect to the trust preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

     - any accumulated and unpaid distributions required to be paid on the trust preferred securities;

     - with respect to any trust preferred securities called for redemption, the redemption price; and

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with the distribution of debentures to the holders of trust preferred securities or a redemption of all of the trust preferred securities), the lesser of:

         (a) the amount of the liquidation distribution; or

         (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

     We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the trust preferred securities or by causing the trust to pay the amounts to the holders.

     The trust preferred securities guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the trust preferred securities.

STATUS OF THE GUARANTEE

     The guarantee constitutes our unsecured obligation that ranks junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

     The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of trust preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the trust preferred securities. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding trust preferred securities. However, any amendments to the guarantee that affect the rights of the trust preferred guarantee trustee must be approved by the trust preferred guarantee trustee. See "Description of the Trust Preferred Securities -- Voting Rights; Amendment of Trust Agreement."

EVENTS OF DEFAULT; REMEDIES

     An event of default under the trust preferred guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the trust preferred guarantee trustee under the trust preferred securities guarantee agreement.

     Any holder of trust preferred securities may initiate a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the trust preferred guarantee trustee or any other person or entity.

     We are required to provide to the trust preferred guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the trust preferred securities guarantee agreement.

TERMINATION OF THE GUARANTEE

     The guarantee will terminate and be of no further force and effect upon:

     - full payment of the redemption price of the trust preferred securities;

     - full payment of the amounts payable upon liquidation of the trust; or

     - distribution of the debentures to the holders of the trust preferred securities.

     If at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE TRUST PREFERRED GUARANTEE TRUSTEE

     The trust preferred guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the trust preferred guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the trust preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

EXPENSE AGREEMENT

     We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the trust preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the trust preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

     The guarantee will be governed by the laws of the State of Colorado.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                        THE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the trust preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the trust preferred securities.

     If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of trust preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinate and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities; and

     - the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF TRUST PREFERRED SECURITIES

     A holder of any trust preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

     The trust preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a trust preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Trust Preferred Securities -- Liquidation Distribution Upon Termination."

     Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the trust preferred securities the amounts due to the holders pursuant to the terms of the trust preferred securities, the positions of a holder of the trust preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of the material federal income tax considerations that may be relevant to the purchasers of trust preferred securities represents the opinion of Rothgerber, Johnson & Lyons LLP, counsel to us and the trust insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of trust preferred securities may differ from the treatment described below. In rendering its opinion, Rothgerber, Johnson & Lyons LLP has not sought a ruling from the Internal Revenue Service as to any tax consequences, and its opinion is not binding on the Internal Revenue Service.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of trust preferred securities. Moreover, the discussion generally focuses on holders of trust preferred securities who are individual citizens or residents of the United States and who acquire trust preferred securities on their original issue at their offering price and hold trust preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the trust preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to stockholders, partners or beneficiaries of a holder of trust preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the trust preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of trust preferred securities.

CLASSIFICATION OF THE DEBENTURES

     In accordance with the opinion of Rothgerber, Johnson & Lyons, LLP, we intend to take the position that the debentures will be classified for federal income tax purposes as our indebtedness under current law, and, by acceptance of a trust preferred security, each holder covenants to treat the debentures as indebtedness and the trust preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as our indebtedness.

CLASSIFICATION OF THE TRUST

     With respect to the trust preferred securities, Rothgerber, Johnson & Lyons, LLP has rendered its opinion generally to the effect that, assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of trust preferred securities generally will be treated as owning an undivided beneficial interest in the debentures, and each holder will be required to include in its gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting. If the debentures were determined to be subject to the original issue discount ("OID") rules, each holder would instead be required to include in its gross income any OID accrued with respect to its allocable share of the debentures whether or not cash were actually distributed to the holder.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     United States persons (including cash basis taxpayers) that hold debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. Debt instruments such as the debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote.

     If the option to defer any payment of interest was determined not to be "remote" or if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a United States person's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such person's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of trust preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

     Because income on the trust preferred securities will constitute interest, corporate holders of trust preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of trust preferred securities other than holders who purchased the trust preferred securities upon original issuance may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the trust preferred securities.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under the circumstances described under "Description of the Trust Preferred Securities -- Redemption or Exchange" and "Liquidation Distribution Upon Termination," the debentures may be distributed to holders of trust preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the trust preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the trust preferred securities.

     If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the trust preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their trust preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed trust preferred securities, and a holder for federal income tax purposes, should recognize gain or loss as if the holder sold the trust preferred securities for cash.

DISPOSITION OF TRUST PREFERRED SECURITIES

     A holder that sells trust preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the trust preferred securities and the holder's adjusted tax basis in the trust preferred securities. A holder's adjusted tax basis in the trust preferred securities generally will be its initial purchase price increased by OID previously includable in the holder's gross income to the date of disposition and decreased by payments received on the trust preferred securities to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the trust preferred securities have been held for more than one year at the time of sale.

     The trust preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its trust preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. The adjusted basis would include, in the form of OID, all accrued but unpaid interest. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

     Congress and the Clinton Administration have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a

Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve if then required, to cause a redemption of the trust preferred securities before, as well as after, November 17, 2004. See "Description of the Debentures -- Redemption or Exchange" and "Description of the Trust Preferred Securities -- Redemption or Exchange -- Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event."

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of qualified stated interest, or, if applicable, OID, accrued on the trust preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the trust preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF TRUST PREFERRED SECURITIES. HOLDERS OF TRUST PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase trust preferred securities, subject to the investing fiduciary's determination that the investment in trust preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

     In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of trust preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire trust preferred securities unless the trust preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or
Section 4975 of the Internal Revenue Code proposing to acquire trust preferred securities should consult with their own counsel.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among us, the trust and the underwriters listed in the table below for whom Hoefer & Arnett, Incorporated is acting as representative, the underwriters have severally agreed to purchase from the trust an aggregate of 600,000 trust preferred securities in the amounts set forth opposite their respective names.

UNDERWRITERS                                                   NUMBER OF TRUST PREFERRED SECURITIES
------------                                                   ------------------------------------
Hoefer & Arnett, Incorporated...............................
          Total.............................................                 600,000

     The underwriting agreement requires the underwriters to accept and pay for all of the trust preferred securities, if any are taken. In addition, the underwriting agreement sets forth customary conditions that we and the trust must satisfy before the underwriters are obligated to purchase the trust preferred securities. These conditions include the accuracy of specific representations and warranties and the receipt of opinions of counsel and reports from accountants as to our status and the status of the trust and the trust preferred securities.

     The table below shows the price and proceeds on a per security and aggregate basis:

                                                              PER TRUST
                                                              PREFERRED
                                                              SECURITY       TOTAL
                                                              ---------   -----------
Public offering price.......................................   $25.00     $15,000,000
Underwriting fees to be paid by Front Range Capital
  Corporation...............................................    0.875     $   525,000
Proceeds to the trust.......................................   $25.00     $15,000,000

     The proceeds we will receive as shown in the table above do not reflect estimated expenses of $ payable by us.

     All of the proceeds to the trust will be used to purchase the debentures from us. We have agreed to pay the underwriters 3.5% of the public offering price per trust preferred security for an aggregate of $525,000, for arranging the sale of the trust preferred securities and the subsequent investment in the debentures.

     The underwriters propose to offer the trust preferred securities in part directly to the public at the initial public offering price set forth above, and in part to securities dealers at this price less a concession not in excess of
$     per trust preferred security. The underwriters may allow, and the dealers
may reallow, a concession not in excess of $     per trust preferred security to
brokers and dealers. After the trust preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

     We and the trust have agreed to indemnify the underwriters against several liabilities, including liabilities under the Securities Act of 1933. Generally, the indemnification provisions in the underwriting agreement provide for full indemnification of the underwriters in actions related to the disclosure in this prospectus unless such disclosure was provided by the underwriters specifically for use in this prospectus.

     In connection with the offering, the underwriters may purchase and sell the trust preferred securities in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the trust preferred securities; and syndicate short positions involve the sale by the underwriters of a greater number of securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their own account may be reclaimed by the syndicate if the trust preferred securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the trust preferred securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The underwriters have advised the trust that they do not intend to confirm any sales of trust preferred securities to any discretionary accounts. In connection with the offer and sale of the trust preferred securities, the underwriters will comply with Rule 2810 under the NASD Conduct Rules.

                                 LEGAL MATTERS

     Certain legal matters, including matters relating to federal income tax considerations, for us and the trust will be passed upon by Rothgerber Johnson & Lyons LLP, counsel to us and the trust. Certain legal matters will be passed upon for the underwriters by Bracewell & Patterson, L.L.P., Houston, Texas. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of us and the trust by Morris, James, Hitchens & Williams, LLP, special Delaware counsel to the trust and us.

                                    EXPERTS

     The consolidated financial statements of the company as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, included in this prospectus, have been audited by Fortner, Bayens, Levkulich and Co., P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given upon their authority as experts in accounting and auditing. No expert or counsel is receiving any interest in our stock or other securities in connection with this offering.

     We have not had any significant disagreement or difference of opinion with our independent accountants in the past two years, and such independent accountants have not resigned, declined to stand for re-election or been dismissed.

                         WHERE YOU CAN FIND INFORMATION

     This prospectus is a part of a Registration Statement on Form SB-2 filed by us and the trust with the Securities and Exchange Commission under the Securities Act, with respect to the trust preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the Registration Statement, including the exhibits to the Registration Statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     As a result of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC. Our filings will be available to the public over the Internet at the SEC's web site. The address of that site is http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

     The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and although the trust will become subject to such requirements upon the effectiveness of the Registration Statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act of 1934.

     We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of trust preferred securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the trust preferred securities to the extent described in this prospectus.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report on the Consolidated Financial
  Statements................................................  F-2
Consolidated Balance Sheets as of March 31, 2000 (Unaudited)
  and December 31, 1999.....................................  F-3
Consolidated Statements of Income for the Three Months Ended
  March 31, 2000 and 1999 (Unaudited) and the Years Ended
  December 31, 1999 and 1998................................  F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1999 and 1998 and the Three
  Months Ended March 31, 2000 (Unaudited)...................  F-5
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2000 and 1999 (Unaudited) and the Years
  Ended December 31, 1999 and 1998..........................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Front Range Capital Corporation and Subsidiary
Louisville, Colorado

     We have audited the accompanying consolidated balance sheet of Front Range Capital Corporation and Subsidiary as of December 31, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Front Range Capital Corporation and Subsidiary at December 31, 1999 and the consolidated results of their operations and consolidated cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

Denver, Colorado
February 15, 2000

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

Cash and due from banks.....................................    $  9,263      $  7,782
Interest-bearing deposits in banks..........................         127            99
                                                                --------      --------
  Cash and cash equivalents.................................       9,390         7,881
Securities available for sale...............................      25,451        22,193
Federal Home Loan Bank stock, at cost.......................       1,186           724
Loans, net of unearned income...............................     138,724       130,708
Less allowance for loan losses..............................      (1,484)       (1,411)
                                                                --------      --------
  Net loans.................................................     137,240       129,297
Premises and equipment, net.................................       7,740         7,092
Accrued interest receivable.................................       1,014           871
Deferred income taxes.......................................         589         1,001
Other assets................................................       3,998         3,631
                                                                --------      --------
                                                                $186,608      $172,690
                                                                ========      ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits
     Noninterest-bearing....................................    $ 27,487      $ 26,566
     Interest-bearing.......................................     122,153       115,360
                                                                --------      --------
          Total deposits....................................     149,640       141,926
  Federal funds purchased...................................       5,775         9,200
  Other short-term funds borrowed...........................      10,000            --
  Income taxes payable......................................         215           135
  Long-term debt............................................      11,922        12,627
  Accrued interest payable..................................         299           396
  Other liabilities.........................................         948           944
                                                                --------      --------
          Total liabilities.................................     178,799       165,228
Commitments and contingencies (notes H, J and K)
Stockholders' equity
  Preferred stock, authorized 100,000,000 shares of $.001
     par value; issued 10,500 shares........................          --            --
  Common stock, authorized 200,000,000 shares of $.001 par
     value; 1,327,744 shares issued and outstanding.........           1             1
  Capital surplus...........................................       4,616         4,616
  Retained earnings.........................................       3,859         3,537
  Accumulated other comprehensive loss......................        (667)         (692)
                                                                --------      --------
                                                                   7,809         7,462
                                                                --------      --------
                                                                $186,608      $172,690
                                                                ========      ========

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED      YEARS ENDED
                                                                 MARCH 31,          DECEMBER 31,
                                                            -------------------   ----------------
                                                              2000       1999      1999      1998
                                                            --------   --------   -------   ------
                                                                (UNAUDITED)
Interest
  Interest and fees on loans..............................   $3,588     $2,559    $11,856   $8,226
  Interest on investment securities
     Taxable..............................................      264        230        962      951
     Exempt from federal income tax.......................       99         97        401      213
  Other interest income...................................       --          3          9      122
                                                             ------     ------    -------   ------
          Total interest income...........................    3,951      2,889     13,228    9,512
Interest expense
  Interest on deposits....................................    1,236        921      4,224    3,544
  Federal funds purchased.................................      125         39        207       37
  Other short-term funds borrowed.........................       77         --         --       --
  Long-term debt..........................................      203        145        657      202
                                                             ------     ------    -------   ------
          Total interest expense..........................    1,641      1,105      5,088    3,783
                                                             ------     ------    -------   ------
Net interest income.......................................    2,310      1,784      8,140    5,729
Provision for loan losses.................................       72        121        402      421
                                                             ------     ------    -------   ------
Net interest income after provision for loan losses.......    2,238      1,663      7,738    5,308
Noninterest income
  Service charges on deposit accounts.....................      199        162        732      570
  Gain (loss) on sale of investment securities............       --         (1)         7        8
  Other...................................................       71         46        230      233
                                                             ------     ------    -------   ------
          Total noninterest income........................      270        207        969      811
Noninterest expense
  Salaries and benefits...................................    1,113        861      3,663    2,647
  Occupancy expense.......................................      173        118        519      500
  Furniture and equipment.................................      145        116        497      366
  Data processing.........................................      110         87        389      288
  Other...................................................      503        422      1,704    1,649
                                                             ------     ------    -------   ------
          Total noninterest expense.......................    2,044      1,604      6,772    5,450
                                                             ------     ------    -------   ------
Income before income taxes................................      464        266      1,935      669
Income tax expense........................................      142         77        573      155
                                                             ------     ------    -------   ------
NET INCOME................................................   $  322     $  189    $ 1,362   $  514
                                                             ======     ======    =======   ======
EARNINGS PER SHARE
  Basic...................................................   $ 0.24     $ 0.14    $  1.03   $ 0.42
                                                             ======     ======    =======   ======
  Diluted.................................................   $ 0.24     $ 0.14    $  1.02   $ 0.42
                                                             ======     ======    =======   ======

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
               AND THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)

                                                                               ACCUMULATED
                                                                                  OTHER
                                    PREFERRED   COMMON   CAPITAL   RETAINED   COMPREHENSIVE
                                      STOCK     STOCK    SURPLUS   EARNINGS   INCOME (LOSS)   TOTAL
                                    ---------   ------   -------   --------   -------------   ------
                                             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE AT JANUARY 1, 1998........   $   --     $   1    $2,927     $1,661        $  47       $4,636
Sale of common stock..............       --        --     1,665         --           --        1,665
Comprehensive income
  Net income......................       --        --        --        514           --          514
  Change in net unrealized gain
     (loss) on securities
     available for sale, net of
     taxes........................       --        --        --         --           47           47
                                                                                              ------
          Total comprehensive
            income................                                                               561
                                     ------     ------   ------     ------        -----       ------
BALANCE AT DECEMBER 31, 1998......       --         1     4,592      2,175           94        6,862
Sale of common stock..............       --        --        24         --           --           24
Comprehensive income
  Net income......................       --        --        --      1,362           --        1,362
  Change in net unrealized gain
     (loss) on securities
     available for sale, net of
     taxes........................       --        --        --         --         (786)        (786)
                                                                                              ------
          Total comprehensive
            income................                                                               576
                                     ------     ------   ------     ------        -----       ------
BALANCE AT DECEMBER 31, 1999......       --         1     4,616      3,537         (692)       7,462
Comprehensive income
  Net income (unaudited)..........       --        --        --        322           --          322
  Change in net unrealized gain
     (loss) on securities
     available for sale, net of
     taxes (unaudited)............       --        --        --         --           25           25
                                                                                              ------
          Total comprehensive
            income (unaudited)....                                                               347
                                     ------     ------   ------     ------        -----       ------
BALANCE AT MARCH 31, 2000
  (UNAUDITED).....................   $   --     $   1    $4,616     $3,859        $(667)      $7,809
                                     ======     ======   ======     ======        =====       ======

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                      THREE MONTHS ENDED        YEARS ENDED
                                                           MARCH 31,           DECEMBER 31,
                                                      -------------------   -------------------
                                                        2000       1999       1999       1998
                                                      --------   --------   --------   --------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..........................................  $    322   $    189   $  1,362   $    514
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................       144        122        564        426
  Net amortization of securities....................        11         16         36         26
  Stock dividends received..........................      (476)       (70)       (97)       (21)
  Provision for loan losses.........................        72        121        402        421
  Deferred income taxes.............................       397        250       (130)      (170)
  (Gain) Loss on sales of securities, net...........        --          1         (7)        (8)
  Loss on sale of foreclosed assets.................        --         --         --         45
  (Gain) loss on disposal of equipment..............        (6)        --         --         17
  Changes in deferrals and accruals:
     Accrued interest receivable....................      (143)      (123)      (127)      (191)
     Other assets...................................      (367)      (573)    (1,621)    (1,025)
     Income taxes payable...........................        80       (128)       134       (132)
     Accrued interest payable.......................       (97)       (12)       121         51
     Other liabilities..............................         4        464        207        166
                                                      --------   --------   --------   --------
          NET CASH (USED IN) PROVIDED BY OPERATING
            ACTIVITIES..............................       (59)       257        844        119
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from the sale of securities available for
  sale..............................................        --        360      3,200      7,725
Proceeds from the maturities of securities available
  for sale..........................................       789        512      3,034      5,004
Purchase of securities available for sale...........    (4,004)    (2,414)    (6,752)   (23,769)
Increase in loans...................................    (8,016)   (10,037)   (39,120)   (32,804)
Purchase of premises and equipment, net.............      (785)      (163)    (2,684)    (1,057)
Proceeds from sale of foreclosed assets.............        --         --        243         --
                                                      --------   --------   --------   --------
          NET CASH USED IN INVESTING ACTIVITIES.....   (12,016)   (11,742)   (42,079)   (44,901)
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by (used in)
  Deposits..........................................     7,714      3,233     26,992     30,795
  Federal funds purchased...........................    (3,425)     3,500      9,200         --
  Short-term borrowings.............................    10,000         --         --         --
Proceeds from long-term borrowings..................       310      1,338      4,335      9,450
Payments on long-term borrowings....................    (1,015)        --       (645)    (1,550)
Sales of common stock...............................        --         --         24      1,665
                                                      --------   --------   --------   --------
          NET CASH PROVIDED BY FINANCING
            ACTIVITIES..............................    13,584      8,071     39,906     40,360
                                                      --------   --------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................     1,509     (3,414)    (1,329)    (4,422)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD....     7,881      9,210      9,210     13,632
                                                      --------   --------   --------   --------
CASH AND CASH EQUIVALENTS -- END OF PERIOD..........  $  9,390   $  5,796   $  7,881   $  9,210
                                                      ========   ========   ========   ========
Supplemental disclosures of cash flow information
  Cash paid during the period for:
     Interest.......................................  $  1,738   $  1,117   $  4,968   $  3,732
     Income taxes...................................        90         --        600        456

        The accompanying notes are an integral part of these statements.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 IS UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     Front Range Capital Corporation (the "Company") was incorporated for the purpose of owning shares of and acting as parent holding company for Heritage Bank (the "Bank"). The Bank provides a full range of banking and mortgage services to individual and corporate customers principally in the Denver-Boulder metropolitan area. A majority of the Bank's loans are related to real estate and commercial activities. Borrowers' abilities to honor their loans are dependent upon the continued economic viability of the area. The Bank is subject to competition from other financial institutions for loans and deposit accounts. The Company and the Bank are also subject to regulation by certain governmental agencies and undergo periodic examinations by those regulatory agencies.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

  Basis of Financial Statement Presentation

     The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties and assesses estimated future cash flows from borrowers' operations and the liquidation of loan collateral.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and foreclosed assets, changes in economic conditions may necessitate revisions in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and valuation of foreclosed real estate. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination.

  Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

  Investment Securities

     Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. The Company has designated all securities as available for sale.

     Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY on the sale of securities are recorded on the trade date and are determined using the specific identification method.

  Loans

     Loans are reported net of unearned income. Interest income is accrued on the unpaid principal balances as earned. Loan and commitment fees are deferred and recognized over the life of the loan and/or commitment period as yield adjustments.

     The Company grants real estate, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and commercial loans throughout the Denver-Boulder metropolitan area. The ability of the Company's borrowers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

     The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

     The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

  Premises and Equipment

     Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed generally on the straight-line method over the assets useful lives. Land is carried at cost.

  Foreclosed Assets

     Foreclosed assets, which are included in other assets, are assets acquired through, or in lieu of, loan foreclosure and are held for sale. These assets are initially recorded at the lower of cost basis or fair value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

  Goodwill

     Goodwill is amortized on a straight-line basis over twenty-five years. Other assets include goodwill of $136,000 at December 31, 1999.

  Income Taxes

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

  Preferred Stock

     Preferred stock consists of 5,000 shares of 1987 Series A 8% non-cumulative convertible preferred stock of the Company ("1987 Preferred Stock") outstanding, and 5,500 shares of 1988 Series A 8% non-cumulative convertible non-voting preferred stock of the Company ("1988 Preferred Stock") outstanding. The Company has no other classes of capital stock. Each share of the 1987 Preferred Stock and each share of the 1988 Preferred Stock is convertible into one share of common stock.

  Comprehensive Income

     The Company has adopted SFAS No. 130, Reporting Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Company's net income or stockholders' equity.

     The Company discloses comprehensive income in the Statement of Stockholders' Equity.

  Earnings per Share

     The Company computes earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share is based on the weighted average number of common shares outstanding during each period. Diluted earnings per share is computed by dividing net income by the weighted average number of

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY common shares outstanding during the period plus dilutive securities. Common shares used in the determination of basic and diluted earnings per share follow:

                                              THREE MONTHS ENDED          YEARS ENDED
                                                   MARCH 31,             DECEMBER 31,
                                             ---------------------   ---------------------
                                               2000        1999        1999        1998
                                             ---------   ---------   ---------   ---------
                                                  (UNAUDITED)
Basic
  Weighted average common shares
     outstanding...........................  1,327,744   1,325,744   1,326,906   1,225,391
  Effect of dilutive securities convertible
     preferred stock.......................     10,500      10,500      10,500      10,500
                                             ---------   ---------   ---------   ---------
Diluted....................................  1,338,244   1,336,244   1,337,406   1,235,891
                                             =========   =========   =========   =========

  Recently Issued Accounting Standards

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement is effective for periods beginning after June 15, 2000. Management believes the implementation of this pronouncement will not have a material effect on the Company's financial statements.

  Interim Financial Information (Unaudited)

     The unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles and include all adjustments which are, in the opinion of management, normal and recurring in nature and necessary to a fair presentation of the interim periods presented. Results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

NOTE B -- CASH AND DUE FROM BANKS

     The Bank is required by the Federal Reserve Bank to maintain an average reserve balance. "Cash and due from banks" in the consolidated balance sheet at December 31, 1999 includes amounts so restricted of approximately $1,049,000.

NOTE C -- INVESTMENT SECURITIES

     At December 31, 1999, the Company had securities with the following amortized cost and estimated fair market values (in thousands):

                                                            GROSS        GROSS      ESTIMATED
                                              AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                                COST        GAINS        LOSSES       VALUE
                                              ---------   ----------   ----------   ---------
Securities available for sale
U.S. Treasury securities....................   $ 1,099       $--        $    (5)     $ 1,094
U.S. government agency securities...........     6,679        11           (125)       6,565
Mortgage-backed securities..................     4,928        --           (251)       4,677
State and municipal securities..............     9,012         1           (664)       8,349
Corporate securities........................     1,172        --            (41)       1,131
Equity securities...........................       407        --            (30)         377
                                               -------       ---        -------      -------
          Total.............................   $23,297       $12        $(1,116)     $22,193
                                               =======       ===        =======      =======

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     The amortized cost and estimated market value of debt securities at December 31, 1999 by contractual maturity are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                                                           ESTIMATED
                                                              AMORTIZED     MARKET
                                                                COST         VALUE
                                                              ---------    ---------
Due in one year or less.....................................   $ 1,016      $ 1,017
Due after one year through five years.......................     7,257        7,150
Due after five years through ten years......................     2,938        2,805
Due after ten years.........................................     7,158        6,544
                                                               -------      -------
                                                                18,369       17,516
Mortgage-backed securities..................................     4,928        4,677
                                                               -------      -------
                                                               $23,297      $22,193
                                                               =======      =======

     Securities with carrying amount of approximately $9,447,000 at December 31, 1999 were pledged as collateral for public deposits and for other purposes as required or permitted by law.

     Available for sale securities were sold in 1999 for a gross gain $7,690. Gross realized losses amounted to $1,144.

NOTE D -- LOANS AND ALLOWANCE FOR LOAN LOSSES

     The components of the loan portfolio are summarized as follows (in thousands):

                                                               MARCH 31,     DECEMBER 31,
                                                                 2000            1999
                                                              -----------    ------------
                                                              (UNAUDITED)
Real estate -- construction.................................   $ 33,545        $ 29,684
Real estate -- commercial...................................     37,347          36,203
Real estate -- residential..................................     37,460          35,804
Commercial..................................................     25,278          24,110
Consumer....................................................      5,833           5,525
                                                               --------        --------
                                                                139,463         131,326
Less unearned income........................................       (739)           (618)
                                                               --------        --------
                                                               $138,724        $130,708
                                                               ========        ========

     Transactions in the allowance for loan losses are as follows (in thousands):

                                                                           YEARS ENDED
                                                    THREE MONTHS ENDED    DECEMBER 31,
                                                        MARCH 31,        ---------------
                                                           2000           1999     1998
                                                    ------------------   ------   ------
                                                       (UNAUDITED)
Balance at beginning of year......................        $1,411         $1,097   $  754
Provision for loan losses.........................            72            402      421
Loans charged off.................................            (3)           (92)     (85)
Recoveries........................................             4              4        7
                                                          ------         ------   ------
Balance at end of period..........................        $1,484         $1,411   $1,097
                                                          ======         ======   ======

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     The following is a summary of information pertaining to impaired loans (in thousands):

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                              -----   -----
Total impaired loans........................................  $ 35    $393
Valuation allowance related to impaired loans...............   402     421
Average investment in impaired loans........................   251     314

     Interest income on impaired loans was not significant.

NOTE E -- PREMISES AND EQUIPMENT

     At December 31, 1999, premises and equipment, less accumulated depreciation and amortization, consisted of the following (in thousands):

Land........................................................  $1,008
Buildings...................................................   3,577
Furniture and equipment.....................................   1,876
Construction in progress....................................   2,191
                                                              ------
                                                               8,652
Less accumulated depreciation and amortization..............  (1,560)
                                                              ------
                                                              $7,092
                                                              ======

NOTE F -- TIME DEPOSITS

     At December 31, 1999, the aggregate amount of time deposits of $100,000 or more was $19,352,000. Interest expense on these deposits was $845,000 for the year ended December 31, 1999.

     At December 31, 1999, the scheduled maturities of time deposits (in thousands) are as follows:

2000......................................................   $39,033
2001......................................................     3,947
2002......................................................        --
2003......................................................        20
                                                             -------
                                                             $43,000
                                                             =======

NOTE G -- LONG-TERM DEBT

     Long-term debt (debt with original maturities of more than one year) at December 31, 1999 consisted of the following (in thousands):

FRONT RANGE CAPITAL CORPORATION
Note payable to bank......................................   $ 1,960
Loans from stockholders (unsecured).......................     1,442
                                                             -------
                                                               3,402
HERITAGE BANK
Federal Home Loan Bank fixed-rate advances................     9,225
                                                             -------
                                                             $12,627
                                                             =======

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     The note payable to bank is a secured note due October 5, 2000 and is collateralized by the common stock of Heritage Bank. The available line of credit on this note is $3,000,000 and the interest rate is adjustable to prime which was 8.5% at December 31, 1999. The loans to stockholders are all unsecured notes payable with interest adjustable to prime and various maturity dates.

     The Federal Home Loan Bank fixed-rate advances are secured by investment securities and loans. At December 31, 1999 the interest rates ranged from 5.27% to 7.42%.

     Maturities of long-term debt outstanding at December 31, 1999 were as follows (in thousands):

                                                                             PARENT
                                                              CONSOLIDATED   COMPANY
                                                              ------------   -------
2000........................................................    $ 3,722      $2,392
2001........................................................      1,039         710
2002........................................................      1,329          --
2003........................................................      1,829         300
2004........................................................        329          --
Thereafter..................................................      4,379          --
                                                                -------      ------
          Total.............................................    $12,627      $3,402
                                                                =======      ======

NOTE H -- COMMITMENTS

     At December 31, 1999, four of the Company's facilities were leased under operating leases which expire at various dates through the year 2005.

     The total future minimum rental commitments at December 31, 1999 are as follows (in thousands):

2000.......................................................   $  370
2001.......................................................      385
2002.......................................................      377
2003.......................................................      377
2004.......................................................      284
Thereafter.................................................       19
                                                              ------
                                                              $1,812
                                                              ======

     Rental expense was $224,000 and $155,000 in 1999 and 1998, respectively, and includes certain contingent rental amounts such as increases in property taxes.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

NOTE I -- INCOME TAXES

     Following is an analysis of income taxes included in the statements of income as of December 31 (in thousands):

                                                              1999   1998
                                                              ----   ----
Current
  Federal...................................................  $633   $310
  State.....................................................    70     15
                                                              ----   ----
                                                               703    325
Deferred
  Federal...................................................  (113)  (147)
  State.....................................................   (17)   (23)
                                                              ----   ----
                                                              (130)  (170)
                                                              ----   ----
                                                              $573   $155
                                                              ====   ====

     The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
                                                              1999   1998
                                                              ----   -----
Statutory federal tax rate..................................  34.0%   34.0%
Increase (decrease) resulting from
  State taxes, net of federal tax benefit...................   2.4     1.5
  Tax exempt income.........................................  (7.0)  (10.5)
  Other, net................................................    .2    (1.5)
                                                              ----   -----
Effective tax rates.........................................  29.6%   23.5%
                                                              ====   =====

     A deferred tax asset or liability is recognized for the tax consequences of temporary differences in the recognition of revenue and expense for financial reporting and tax purposes.

     Listed below are the components of the net deferred income taxes at December 31, 1999 (in thousands):

Deferred tax assets
  Allowance for loan losses................................   $  447
  Net unrealized loss on securities available-for-sale.....      412
  Nonqualified employee retirement plan....................      159
  Depreciation.............................................       19
                                                              ------
          Total deferred tax assets........................    1,037
Deferred tax liabilities
  Federal Home Loan Bank stock dividends...................      (36)
                                                              ------
          Total deferred tax liabilities...................      (36)
                                                              ------
Net deferred tax asset.....................................   $1,001
                                                              ======

NOTE J -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and stand-by letters of credit.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     Those instruments involve, to a varying degree, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     The following financial instruments were outstanding whose contract amounts represent credit risk (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2000          1999
                                                              ---------   ------------
Commitments to extend credit................................   $41,905      $29,545
Stand-by letters of credit..................................     1,746        1,829

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

     Stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE K -- LEGAL CONTINGENCIES

     Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

NOTE L -- REGULATORY MATTERS

     The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

     As of December 31, 1999, the most recent notification from the Federal Reserve categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. Accordingly, the Bank is not permitted to accept brokered or high rate deposits, as defined, without prior regulatory approval. Whereas

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY the Bank has not relied on these funding sources in the past, this restriction is not anticipated to have an impact on the Bank's operations.

     At December 31, 1999, the Company's consolidated capital amounts and ratios were less than those required for capital adequacy purposes. The Company is considering various strategies for bringing the capital amounts and ratios into compliance with regulatory guidelines, including, but not limited to, the issuance of trust preferred securities.

     To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. Capital ratios as of December 31, 1999, are as follows:

                                                                            TO BE WELL
                                                                         CAPITALIZED UNDER
                                                        FOR CAPITAL      PROMPT CORRECTIVE
                                       ACTUAL        ADEQUACY PURPOSES   ACTION PROVISIONS
                                   ---------------   -----------------   -----------------
                                   AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT    RATIO
                                   -------   -----   --------   ------   --------   ------
                                                   (DOLLARS IN THOUSANDS)
Total capital to risk weighted
  assets
  Consolidated...................  $ 9,398   6.4%    $11,764     2/38.0%     N/A      N/A
  Bank...........................   12,756   8.7%     11,684     2/38.0% $14,605    10.0%
Tier 1 capital to risk weighted
  assets
  Consolidated...................    7,987   5.4%      5,882     2/34.0%     N/A      N/A
  Bank...........................   11,345   7.8%      5,842     2/34.0%   8,763     6.0%
Tier 1 capital to average assets
  Consolidated...................    7,987   4.9%      6,559     2/34.0%     N/A      N/A
  Bank...........................   11,345   6.9%      6,564     2/34.0%   8,205     5.0%

NOTE M -- EMPLOYEE BENEFIT PLAN

     The Company has established a defined contribution pension plan covering substantially all employees. The plan allows employees to make salary deferrals and allows the Company to make discretionary matching and profit sharing contributions. Salaries and benefits expense includes $46,000 and $34,000 for this plan in 1999 and 1998, respectively.

     The Company also has deferred compensation agreements with key employees. Vesting is based upon age and years of service. Life insurance contracts have been purchased which may be used to fund these agreements. The cash surrender value of the life insurance contracts totals $3,106,000 at December 31, 1999 and is included in other assets. The 1999 and 1998 expenses related to the life insurance policies were $105,000 and $102,000, respectively.

NOTE N -- RELATED PARTY TRANSACTIONS

     In the ordinary course of business, certain directors and executive officers of the Company and the Bank were borrowers of the Bank. All loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and did not involve more than the normal risk of collectibility. At December 31, 1999, these loans receivable aggregated $1,037,000.

NOTE O -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following summary presents the methodologies and assumptions used to estimate the fair value of the Company's financial instruments. The Company operates as a going concern and except for its investment portfolio, no active market exists for its financial instruments. Much of the information used to determine fair

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY value is highly subjective and judgmental in nature and, therefore, the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various financial instruments could be significantly different.

  Cash and Cash Equivalents

     For these short-term instruments, the carrying amount approximates fair value.

  Investments

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The carrying amount of accrued interest receivable approximates its fair value.

  Loans

     The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. For variable rate loans, the carrying amount is a reasonable estimate of fair value. For loans where collection of principal is in doubt, an allowance for losses has been estimated. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

  Deposits

     The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date (i.e. their carrying amount). The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

  Commitments to Extend Credit, Standby Letters of Credit and Lines of Credit

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparts. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparts at the reporting date. There is no material difference between the notional amount and the estimated fair value of loan commitments and letters of credit. In addition, fees collected from these arrangements are considered to be immaterial.

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

     The following table presents estimated fair values of the Company's financial instruments as of December 31, 1999:

                                                              CARRYING
                                                               AMOUNT    FAIR VALUE
                                                              --------   ----------
                                                                 (IN THOUSANDS)
Financial assets
  Cash and due from banks...................................  $  7,782    $  7,782
  Interest bearing deposits.................................        99          99
  Securities available for sale.............................    22,193      22,193
  Federal Home Loan Bank stock..............................       724         724
  Loans, less allowance for loan losses.....................   129,297     127,926
  Accrued interest receivable...............................       871         871
Financial liabilities
  Deposits..................................................   141,926     141,904
  Federal funds purchased...................................     9,200       9,200
  Long-term debt............................................    12,627      12,627
  Accrued interest payable..................................       396         396

NOTE P -- PARENT COMPANY FINANCIAL INFORMATION

     Following are summarized balance sheets and income statements of the Company on a parent company only basis at the periods indicated.

                        FRONT RANGE CAPITAL CORPORATION
                                 BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                               MARCH 31,    DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS

Cash........................................................    $    18       $    58
Investment in subsidiary bank...............................     11,322        10,684
Due from subsidiary.........................................         46            16
Goodwill, net of amortization...............................        135           136
                                                                -------       -------
                                                                $11,521       $10,894
                                                                =======       =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Accrued interest payable..................................    $    --       $    30
  Notes payable.............................................      3,712         3,402
                                                                -------       -------
          Total liabilities.................................      3,712         3,432
Stockholders' equity
  Preferred stock...........................................         --            --
  Common stock..............................................          1             1
  Capital surplus...........................................      4,616         4,616
  Retained earnings.........................................      3,859         3,537
  Accumulated other comprehensive loss......................       (667)         (692)
                                                                -------       -------
                                                                  7,809         7,462
                                                                -------       -------
                                                                $11,521       $10,894
                                                                =======       =======

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                        FRONT RANGE CAPITAL CORPORATION
                              STATEMENTS OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                         THREE MONTHS
                                                             ENDED        YEARS ENDED
                                                           MARCH 31,      DECEMBER 31,
                                                         -------------   --------------
                                                         2000    1999     1999    1998
                                                         -----   -----   ------   -----
                                                          (UNAUDITED)
Revenue
  Dividends from bank..................................  $ --    $ --    $   --   $  38
          Total revenue................................    --      --        --      38
Expenses
  Professional fees....................................     8      --        10       4
  Other................................................     2       2         8       7
  Interest.............................................    74      40       201     149
                                                         ----    ----    ------   -----
          Total operating expenses.....................    84      42       219     160
Net operating loss.....................................   (84)    (42)     (219)   (122)
Income tax benefit (expense)...........................    28      --        80      58
                                                         ----    ----    ------   -----
  Loss before equity in undistributed of subsidiary....   (56)    (42)     (139)    (64)
Equity in undistributed net income of subsidiary.......   378     231     1,501     578
                                                         ----    ----    ------   -----
  NET INCOME...........................................  $322    $189    $1,362   $ 514
                                                         ====    ====    ======   =====

                 FRONT RANGE CAPITAL CORPORATION AND SUBSIDIARY

                        FRONT RANGE CAPITAL CORPORATION
                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                      THREE MONTHS        YEARS ENDED
                                                     ENDED MARCH 31,     DECEMBER 31,
                                                     ---------------   -----------------
                                                      2000     1999     1999      1998
                                                     ------   ------   -------   -------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.........................................  $ 322    $ 189    $ 1,362   $   514
Adjustments to reconcile net income to net cash
  provided by operating activities
  Equity in undistributed earnings of
     subsidiaries..................................   (378)    (231)    (1,501)     (578)
  Amortization of goodwill.........................      1        2          6         5
  Changes in deferrals and accruals
       Accrued interest payable....................    (30)      --         30       (10)
       Amount due from subsidiaries................    (30)     105        115       (57)
                                                     -----    -----    -------   -------
          NET CASH (USED IN) PROVIDED BY OPERATING
            ACTIVITIES.............................   (115)      65         12      (126)
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in subsidiary bank......................   (235)    (351)    (1,300)   (2,513)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings.................    310      325      1,315     2,515
Payments on long-term borrowing....................     --       --         --    (1,550)
Sale of common stock...............................     --       --         24     1,665
                                                     -----    -----    -------   -------
          NET CASH PROVIDED BY FINANCING
            ACTIVITIES.............................    310      325      1,339     2,630
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS......................................    (40)      39         51        (9)
CASH AND CASH EQUIVALENTS -- BEGINNING OF PERIOD...     58        7          7        16
                                                     -----    -----    -------   -------
CASH AND CASH EQUIVALENTS -- END OF PERIOD.........  $  18    $  46    $    58   $     7
                                                     =====    =====    =======   =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       600,000 TRUST PREFERRED SECURITIES

                          FRONT RANGE CAPITAL TRUST I

                       % CUMULATIVE TRUST PREFERRED SECURITIES
             (LIQUIDATION AMOUNT $25 PER TRUST PREFERRED SECURITY)
              FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY

                        FRONT RANGE CAPITAL CORPORATION

                            ------------------------

                                HOEFER & ARNETT
                                  INCORPORATED

                            ------------------------

                                           , 2000
                            ------------------------

     UNTIL [25 DAYS AFTER THE DATE OF THIS PROSPECTUS], ALL DEALERS THAT EFFECT TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of Front Range Capital Corporation (the "company" or "Front Range") require it to its indemnify officers, directors, agents and fiduciaries to the fullest extent permitted under the Colorado Business Corporations Act from and against any claim, liability or expense arising against him or her because he or she is or was a director, officer, agent or fiduciary or was serving another entity as a director, officer, agent, trustee, employee or fiduciary at the company's or the bank's request. Under Colorado law, a corporation may indemnify a director if the director 1) conducted himself or herself in good faith; 2) reasonably believed that his or her conduct was in the best interests of the corporation or at least was not opposed to the best interests of the corporation and 3) in the case of a criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In addition, under Colorado law, unless limited by the articles of incorporation, a corporation must indemnify a director wholly successful on the merits or otherwise, in the defense of a proceeding to which the director was a party because he or she is or was a director, against reasonable expenses incurred by the director in connection with the proceeding.

     Front Range's Articles of Incorporation and Bylaws provide that none of its directors will be liable to the company for monetary damages for any act or omission in the director's capacity as a director, except to the extent not permitted by law. Colorado law does not permit exculpation of liability in the case of 1) a breach of the director's duty of loyalty to the company or its shareholders; 2) acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; 3) a transaction from which a director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or 4) an act related to an unlawful distribution of corporate assets.

     Pursuant to the Underwriting Agreement, a form of which is filed as Exhibit
1.1 to this Registration Statement, the Underwriter has agreed to indemnify the directors, officers and controlling persons of the company against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act.

     Front Range may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Front Range, whether or not Front Range would have the power to indemnify such person against such liability, as permitted by law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated fees and expenses incurred by the Registrants in connection with the sale and distribution of the securities being registered are as follows:

Securities and Exchange Commission registration fee.........   $  3,360
American Stock Exchange listing fee.........................   $ 15,000
National Association of Securities Dealers, Inc. filing
  fee.......................................................   $  2,000
Printing and mailing expenses...............................   $100,000
Legal fees and expenses of counsel for the Registrants......   $125,000
Accounting fees and expenses................................     30,000
Blue Sky filing fees and expenses (includes legal fees and
  expenses).................................................      1,000
Transfer Agent fees.........................................      5,000
Trustee fees and expenses...................................     15,000
Miscellaneous expenses......................................     18,640
                                                               --------
          Total.............................................    315,000
                                                               ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     In July of 1998, we issued 139,267 shares of our common stock to certain individuals at $12.00 per share in a private placement. Each sale was for cash and was made pursuant to the registration exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Act"), and Regulation D promulgated thereunder.

     On June 14, 1999, we issued 2,000 shares of our common stock to a single individual at $12.00 per share. This transaction was for cash and was made pursuant to the registration exemption provided by Section 4(2) of the Act.

ITEM 27. EXHIBITS

     The following documents are filed as exhibits to this Registration
Statement:

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1.1 *          -- Form of Underwriting Agreement for the Trust Preferred
                            Securities
          3.1            -- Articles of Incorporation of Front Range Capital
                            Corporation
          3.2            -- Bylaws of Front Range Capital Corporation
          4.1            -- Form of Indenture by and between Front Range Capital
                            Corporation and Wilmington Trust Company
          4.2            -- Form of Subordinated Debenture (included as an exhibit to
                            Exhibit 4.1)
          4.3            -- Certificate of Trust
          4.4            -- Trust Agreement
          4.5            -- Form of Amended and Restated Trust Agreement between
                            Front Range Capital Corporation and Wilmington Trust
                            Company
          4.6            -- Form of Trust Preferred Securities Certificate (included as an exhibit to Exhibit 4.5)
          4.7            -- Form of Trust Preferred Securities Guarantee Agreement
          4.8            -- Form of Agreement of Expenses and Liabilities (included as an exhibit to Exhibit 4.5)
          5.1 *          -- Opinion of Rothgerber, Johnson & Lyons LLP as to the
                            legality of the securities being offered
          5.2 *          -- Opinion of Morris, James, Hitchens & Williams LLP as to
                            matters of Delaware law
          8.1 *          -- Opinion of Rothgerber, Johnson & Lyons LLP as to certain tax matters
         10.1            -- Lease Agreement between Lafayette State Bank and Fruehauf
                            Investments Ltd.
         10.2            -- Lease Agreement between Heritage Bank and 901 Walnut
                            Street, LLC
         10.3            -- Loan Agreement between Front Range Capital Corporation
                            and Bankers' Bank of the West
         10.4            -- Promissory Note by Front Range Capital Corporation
                            payable to Robert W. and Carol D. Lathrop
         10.5            -- Promissory Note by Front Range Capital Corporation
                            payable to Bankers' Bank of the West
         10.6            -- Promissory Note by Front Range Capital Corporation
                            payable to Carol Ann Imel
         10.7 *          -- Executive Retirement Plan of Front Range Capital
                            Corporation
         10.8 *          -- Indexed Salary Continuation Plan of Heritage Bank
         10.9 *          -- Split Dollar Life Insurance Plan of Heritage Bank
         21.1            -- List of Subsidiaries of Front Range Capital Corporation
         23.1            -- Consent of Fortner, Bayens, Levkulich and Co., P.C.

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
         23.2 *          -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion to be filed as Exhibit 5.1 hereto)
         23.3 *          -- Consent of Morris, James, Hitchens & Williams LLP
                            (included in the opinion to be filed as Exhibit 5.2
                            hereto)
         23.4 *          -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion to be filed as Exhibit 8.1 hereto)
         24.1            -- Power of Attorney (included as part of Signature pages)
         25.1            -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            Trustee under the Trust Preferred Securities Guarantee
         25.2            -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee under the Indenture
         25.3            -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee for the Trust Preferred Securities

---------------

*  To be filed by amendment.

ITEM 28. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 403A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     (c) The undersigned Registrants hereby undertake to file and application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES

     Front Range Capital Corporation. Pursuant to the requirements of the Securities Act of 1933, as amended, Front Range Capital Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Colorado on the 23rd day of June, 2000.

                                            FRONT RANGE CAPITAL CORPORATION
                                            (Registrant)

                                            By:     /s/ ROBERT L. BEAUPREZ
                                              ----------------------------------
                                                      Robert L. Beauprez
                                                  Chairman of the Board and
                                                           President

     Front Range Capital Trust I. Pursuant to the requirements of the Securities Act of 1933, as amended, Front Range Capital Trust I has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Colorado on the 23rd day of June, 2000.

                                            FRONT RANGE CAPITAL TRUST I
                                                        (Registrant)

                                            By:     /s/ ROBERT L. BEAUPREZ
                                              ----------------------------------
                                                      Robert L. Beauprez
                                                           Trustee

                                            By:    /s/ WILLIAM A. MITCHELL
                                              ----------------------------------
                                                     William A. Mitchell
                                                           Trustee

                                            By:       /s/ ALICE M. BIER
                                              ----------------------------------
                                                        Alice M. Bier
                                                           Trustee

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Robert L. Beauprez, William A. Mitchell and Alice M. Bier, with full power to each of them to act without the other, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AND ON THE 23RD DAY OF JUNE, 2000.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

               /s/ ROBERT L. BEAUPREZ                  Chairman of the Board and President (principal
-----------------------------------------------------    executive officer)
                 Robert L. Beauprez

                  /s/ ALICE M. BIER                    Chief Financial Officer (principal financial
-----------------------------------------------------    officer)
                    Alice M. Bier

               /s/ CLAUDIA A. BEAUPREZ                 Director, Treasurer and Secretary
-----------------------------------------------------
                 Claudia A. Beauprez

                 /s/ LARRY W. GIBSON                   Director
-----------------------------------------------------
                   Larry W. Gibson

                 /s/ VICTOR FREUHAUF                   Director
-----------------------------------------------------
                   Victor Freuhauf

               /s/ WILLIAM G. HOFGARD                  Director
-----------------------------------------------------
                 William G. Hofgard

                 /s/ DONALD E. IMEL                    Director
-----------------------------------------------------
                   Donald E. Imel

                  /s/ W. BRUCE JOSS                    Director
-----------------------------------------------------
                    W. Bruce Joss

                /s/ ROBERT W. LATHROP                  Director
-----------------------------------------------------
                  Robert W. Lathrop

                                 EXHIBIT INDEX

      EXHIBIT NO.                                DESCRIPTION
      -----------                                -----------
          1.1 *          -- Form of Underwriting Agreement for the Trust Preferred
                            Securities
          3.1            -- Articles of Incorporation of Front Range Capital
                            Corporation
          3.2            -- Bylaws of Front Range Capital Corporation
          4.1            -- Form of Indenture by and between Front Range Capital
                            Corporation and Wilmington Trust Company
          4.2            -- Form of Subordinated Debenture (included as an exhibit to
                            Exhibit 4.1)
          4.3            -- Certificate of Trust
          4.4            -- Trust Agreement
          4.5            -- Form of Amended and Restated Trust Agreement between
                            Front Range Capital Corporation and Wilmington Trust
                            Company
          4.6            -- Form of Trust Preferred Securities Certificate (included as an exhibit to Exhibit 4.5)
          4.7            -- Form of Trust Preferred Securities Guarantee Agreement
          4.8            -- Form of Agreement of Expenses and Liabilities (included as an exhibit to Exhibit 4.5)
          5.1 *          -- Opinion of Rothgerber, Johnson & Lyons LLP as to the
                            legality of the securities being offered
          5.2 *          -- Opinion of Morris, James, Hitchens & Williams LLP as to
                            matters of Delaware law
          8.1 *          -- Opinion of Rothgerber, Johnson & Lyons LLP as to certain tax matters
         10.1            -- Lease Agreement between Lafayette State Bank and Fruehauf
                            Investments Ltd.
         10.2            -- Lease Agreement between Heritage Bank and 901 Walnut
                            Street, LLC
         10.3            -- Loan Agreement between Front Range Capital Corporation
                            and Bankers' Bank of the West
         10.4            -- Promissory Note by Front Range Capital Corporation
                            payable to Robert W. and Carol D. Lathrop
         10.5            -- Promissory Note by Front Range Capital Corporation
                            payable to Bankers' Bank of the West
         10.6            -- Promissory Note by Front Range Capital Corporation
                            payable to Carol Ann Imel
         10.7 *          -- Executive Retirement Plan of Front Range Capital
                            Corporation
         10.8 *          -- Indexed Salary Continuation Plan of Heritage Bank
         10.9 *          -- Split Dollar Life Insurance Plan of Heritage Bank
         21.1            -- List of Subsidiaries of Front Range Capital Corporation
         23.1            -- Consent of Fortner, Bayens, Levkulich and Co., P.C.
         23.2 *          -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion to be filed as Exhibit 5.1 hereto)
         23.3 *          -- Consent of Morris, James Hitchens & Williams LLP
                            (included in the opinion to be filed as Exhibit 5.2
                            hereto)
         23.4 *          -- Consent of Rothgerber, Johnson & Lyons LLP (included in the opinion to be filed as Exhibit 8.1 hereto)
         24.1            -- Power of Attorney (included as part of Signature pages)
         25.1            -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            Trustee under the Trust Preferred Securities Guarantee
         25.2            -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee under the Indenture
         25.3            -- T-1 Statement of Eligibility under the Trust Indenture
                            Act of 1939, as amended, of Wilmington Trust Company, as
                            trustee for the Trust Preferred Securities

---------------

*  To be filed by amendment.